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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------

           JCC HOLDING COMPANY                           DELAWARE                       62-1650470
(Exact name of registrant as specified in      (State or other jurisdiction          (I.R.S. Employer
               its charter)                                 of                    Identification Number)
                                              incorporation or organization)

       JAZZ CASINO COMPANY, L.L.C.                      LOUISIANA                       72-1429291
(Exact name of registrant as specified in      (State or other jurisdiction          (I.R.S. Employer
               its charter)                                 of                    Identification Number)
                                              incorporation or organization)

         ONE CANAL PLACE                                        70130
         365 CANAL STREET, SUITE 900                          (Zip code)
         NEW ORLEANS, LOUISIANA
         (Address of principal executive offices)

                                 (504) 533-6000
              (Registrant's telephone number, including area code)

                                   ----------

          COPIES OF NOTICES AND OTHER COMMUNICATIONS SHOULD BE SENT TO:

FREDERICK W. BURFORD                                 MARK W. COFFIN, ESQ.
PRESIDENT                                            ADAMS & REESE LLP
JCC HOLDING COMPANY                                  ONE HOUSTON CENTER
ONE CANAL PLACE                                      1221 MCKINNEY
365 CANAL STREET, SUITE 900                          HOUSTON, TEXAS 77010
NEW ORLEANS, LOUISIANA 70130                         (713) 652-5151
(504) 533-6000

       (Name, Address, Including Zip Code, and Telephone Number, Including
                  Area Code, of Registrants' Agent for Service)

                                   ----------

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS                            NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                            EACH CLASS IS TO BE REGISTERED
--------------------------------------------------------------------------------
     Common Stock, par value $0.01 per share          NASDAQ
     Senior Notes due 2008                            American Stock Exchange

     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: None

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                                TABLE OF CONTENTS


                                                                                                  Page No.
ITEMS 1 AND 3. BUSINESS AND PROPERTIES...................................................................1

   THE COMPANY...........................................................................................1
     General.............................................................................................1
     JCC Holding Company Bankruptcy Proceedings..........................................................1
     The Casino..........................................................................................2
     Description Of The Manager..........................................................................2
     Marketing Strategy..................................................................................3
     Competition.........................................................................................3
     Development Plans...................................................................................5
     1998 Reorganization and Corporate Structure.........................................................6
     Environmental Matters...............................................................................7
     Employees...........................................................................................7
     Title Insurance.....................................................................................8

   RISK FACTORS..........................................................................................8
     Uncertainty Regarding Gaming Regulation And Future Changes To The Law...............................8
     Non-Renewal Of Minimum Payment Guaranty............................................................11
     Lack Of Profitability; Ability To Operate Under New Revenue Share Payment Rate.....................11
     Substantial Leverage And Potential Inability To Meet Fixed Charges And Other Payment
     Obligations........................................................................................11
     Our Credit Documents May Limit Our Ability To Obtain Development Financing.........................12
     Availability Of Working Capital....................................................................12
     Certain Limitations On Corporate Control...........................................................13
     Anti-Takeover Considerations.......................................................................13
     Limits On Restaurants, Lodging, Retail Operations And Entertainment................................13
     Competition........................................................................................14
     Limited Remedies For Additional Land-Based Casinos.................................................16
     Cross Defaults.....................................................................................16
     No Prior Market For The Common Stock And Senior Notes..............................................16
     Common Stock Eligible For Future Sale..............................................................17
     Reliance On Single Location........................................................................17
     Taxation...........................................................................................17
     Environmental Matters..............................................................................18
     Restrictive Covenants..............................................................................18
     Conflicts Of Interest..............................................................................18
     Lack Of Experienced Personnel......................................................................18
     Repurchase Of Common Stock Relating To Gaming Matters..............................................18
     Certain Bankruptcy Considerations..................................................................19
     Open Access Program................................................................................19
     Dividend Policy....................................................................................20
     Deemed Liability For Acts Of Manager...............................................................20

   MATERIAL AGREEMENTS..................................................................................20
     Indenture..........................................................................................20
     Revolving Credit Agreement.........................................................................20
     Ground Lease.......................................................................................22
     Manager Subordination Agreement (Landlord).........................................................26
     Casino Operating Contract..........................................................................26
     Management Agreement...............................................................................34



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
     Second Floor Sublease..............................................................................38
     HET/JCC Agreement..................................................................................39
     Manager Subordination Agreement (Noteholders)......................................................41

   REGULATION...........................................................................................41
     Louisiana Gaming Act...............................................................................41
     Federal Regulation.................................................................................48
     Bank Secrecy Act...................................................................................48
     Zoning And Land Use................................................................................48

ITEM 2. FINANCIAL INFORMATION...........................................................................48

   SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA........................................48
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS................50

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................62


ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS................................................................63


ITEM 6. EXECUTIVE COMPENSATION..........................................................................65

   SUMMARY OF COMPENSATION..............................................................................65
   LONG-TERM INCENTIVE PLAN.............................................................................68

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................73


ITEM 8. LEGAL PROCEEDINGS...............................................................................74


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS.....................................................................................74

   COMMON STOCK PRICE...................................................................................74
   COMMON STOCK SUBJECT TO RULE 144.....................................................................74
   COMMON STOCK SUBJECT TO REGISTRATION RIGHTS AGREEMENT................................................74
   HOLDERS..............................................................................................75
   DIVIDEND POLICY......................................................................................75

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES........................................................75


ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED........................................76

   DESCRIPTION OF CAPITAL STOCK.........................................................................76
     Common Stock.......................................................................................76
     Redemption Provisions..............................................................................76
     Board Of Directors.................................................................................77
     Committees Of The Board............................................................................79
     Dividends..........................................................................................80
     Amendments To Certificate And Bylaws...............................................................80
     Stockholder Meetings...............................................................................80
     Agreements With Certain Stockholders...............................................................81
     Restrictions On Alienability Of Equity Transfers...................................................81
     Potential Effect Of Certain Provisions Upon An Attempt to Acquire Control Of JCC Holding...........82
     Transfer Agent.....................................................................................82

   DESCRIPTION OF DEBT SECURITIES.......................................................................82
     Senior Notes.......................................................................................82
     Restrictions On Payment Of Dividends...............................................................85
     Events Of Default..................................................................................85



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
     Rights Of Noteholders..............................................................................86
     Trustee............................................................................................88
     Agreements With Certain Holders Of Senior Notes....................................................88

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS......................................................88

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA....................................................89

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE...........95

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS..............................................................95



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ITEMS 1 AND 3. BUSINESS AND PROPERTIES

                                   THE COMPANY

GENERAL

         We are five affiliated companies, consisting of a holding company and four wholly owned subsidiary companies. We were organized to operate a land based casino in New Orleans, Louisiana (the "Casino"), and develop properties that are adjacent to or part of the Casino. The Casino is located in downtown New Orleans, Louisiana at the foot of Canal and Poydras Streets on the site of New Orleans' former Rivergate convention center ("Rivergate").

         The holding company, JCC Holding Company ("JCC Holding"), was incorporated on August 20, 1996, in anticipation of assuming the business formerly owned by Harrah's Jazz Company, which, as described below, had filed for bankruptcy in November 1995. JCC Holding conducts business through its wholly-owned subsidiaries, Jazz Casino Company, L.L.C., a Louisiana limited liability company, the operator of the Casino, ("Jazz Casino"); JCC Development Company, L.L.C., a Louisiana limited liability company, which was formed to develop the second floor of the building in which the Casino is located ("JCC Development"); JCC Canal Development, L.L.C., a Louisiana limited liability company, which owns property adjacent to the Casino on Canal Street ("Canal Development"); and JCC Fulton Development, L.L.C., a Louisiana limited liability company, which owns property adjacent to the Casino on Fulton Street ("Fulton Development"). Except as otherwise noted, the words "we," "us" and "our" refer to JCC Holding together with each of its subsidiaries. Our principal executive offices are located at One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130, and our telephone number is (504) 533-6000.

JCC HOLDING COMPANY BANKRUPTCY PROCEEDINGS

         In July 2000, we engaged the services of the investment banking firm of Jefferies & Company ("Jefferies") to assist us in evaluating ways to restructure our financial obligations as we realized that, based on our operating losses, we would need to reorganize in order to remain in business. In September 2000, the Mayor of the City of New Orleans appointed a Tax Advisory Committee to review the financial condition of the Casino and advise him concerning the financial viability of the Casino and its economic impact on the city. Based on Jefferies' advice, in November 2000 we presented a proposal for restructuring our financial obligations to the Tax Advisory Committee. The proposal recommended, among other things, a pre-negotiated bankruptcy proceeding to achieve a reorganization of our financial arrangements and existing capital structure.

         On January 4, 2001 (the "Petition Date"), we filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code to allow restructuring of our obligations to the State of Louisiana (the "State") and the City of New Orleans (the "City"), long-term debt, bank credit facilities and trade and other obligations. The filing was made in the U.S. Bankruptcy Court for the Eastern District of Louisiana in New Orleans (the "Bankruptcy Court"). After the Petition Date, we continued to operate as debtors-in-possession subject to the Bankruptcy Court's supervision and orders.

         Our plan of reorganization, filed with the Bankruptcy Court on February 8, 2001, ("Plan of Reorganization") set forth the means for satisfying claims, including reductions of our liabilities subject to compromise and cancellation of equity interests in our company. The Bankruptcy Court approved the Plan of Reorganization on March 19, 2001 and it was effective March 29, 2001. Consummation of this plan resulted in, among other things, elimination of all our common stock and debt securities existing prior to the effective date of the Plan of Reorganization and the issuance of new equity and debt securities to certain creditors. In accordance with the Plan of Reorganization, we issued, effective on March 29, 2001, 12,386,200 shares of new common stock ("Common Stock") and $124,519,758 of Senior Notes due 2008 ("Senior Notes") to certain of our creditors, including our affiliate Harrah's Entertainment Company, Inc. ("HET") in consideration of their consent to cancellation or reduction of claims against us. This



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

Registration Statement covers the Common Stock and Senior Notes issued on March 30, 2001, as a result of our Plan of Reorganization.

         Pursuant to Section 365 of the U.S. Bankruptcy Code, we had the right to assume or reject executory contracts or unexpired leases, and have done so in certain instances in connection with the Plan of Reorganization. We did not reject any executory contracts or unexpired leases material to our business operations.

         The full Plan of Reorganization and related Disclosure Statement were filed with the Securities and Exchange Commission ("SEC") on March 29, 2001 as part of a Form 8-K filing concerning the approval of the bankruptcy proceeding (which is incorporated herein by reference).

THE CASINO

         The Casino has 196,000 square feet on its first floor, 100,000 square feet of which is gaming space in five themed areas named The Jazz Court, The Mardi Gras Court, The Smuggler's Court, The Court of the Mansion and The Court of Good Fortune. The remaining space is used for a food service area with a 250 seat buffet, casino support facilities, and multi-function, special event and meeting-room space. The second floor of the Casino, which is subleased by Jazz Casino to JCC Development, has not yet been developed. Parking for approximately 400 cars and approximately 145,000 square feet of back-of-house and support areas are provided in the basement level of the Casino under the main gaming floor. Across Poydras Street and connected to the Casino by an underground tunnel are two parking facilities that contain approximately 1,550 parking spaces.

         We have approximately 2,900 slot machines and 120 table games in the Casino. Our table games include live poker, blackjack, craps, roulette and baccarat. The Casino is open 24 hours a day, 365 days a year and can extend credit, with no loss or wagering limits. Subject to approval by the Louisiana Gaming Control Board ("LGCB"), we may offer any banking or percentage game that is played with cards, dice or any electronic, electrical or mechanical device or machine for money, property or any thing of value. We may not offer lotteries, bingo, wagering on dog or horse races, sports betting or wagering on any type of sports contest or event.

         As funding and circumstances may permit, we also plan to develop approximately 130,000 square feet of multipurpose non-gaming entertainment space on the second floor of the Casino and develop various adjacent properties for entertainment uses supporting the Casino. We have not obtained financing to fund these developments and cannot assure that we will ever obtain such funding in light of our obligations as restructured under our Plan of Reorganization. See "--Development Plans" and "Material Agreements--Second Floor Sublease."

DESCRIPTION OF THE MANAGER

         On October 29, 1998, Jazz Casino and Harrah's New Orleans Management Company ("HNOMC" or the "Manager") entered into an agreement pursuant to which Jazz Casino engaged the Manager to manage the operations of the Casino. This agreement was amended pursuant to a Third Amended and Restated Management Agreement ("Management Agreement") as part of our Plan of Reorganization. The Manager is an indirect, wholly-owned subsidiary of HET, formed to act as the Manager of the Casino. HET's casino business began operations more than 60 years ago and, through its operating subsidiaries and other affiliates, HET currently operates casino entertainment facilities in 10 states under the Harrah's, Showboat and Rio brand names. For a description of the obligations and responsibilities of the Manager, see "Material Agreements--Management Agreement."

         Under the Management Agreement, the Manager is entitled to receive a management fee equal to 30 percent of earnings before interest, taxes, depreciation, amortization and management fees. The Management Fee will be reduced by the amount of any "System Fee" we pay. The System Fee is a marketing contribution that can be used for advertising services, special promotions, public relations and other marketing services, equals 1.5% of the Casino's quarterly net revenue. HET affiliates may pool the



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

marketing contribution with contributions made by other participating casinos owned or managed by HET's affiliates.

         The Management Agreement prohibits the Manager and its affiliates from developing, owning, financing or managing a casino or other gaming operations in Orleans, Plaquemines, St. Charles, St. Tammany, Jefferson or St. Bernard Parishes, Louisiana, except for our Casino.

MARKETING STRATEGY

         Our marketing strategy is designed to attract primarily a broad "middle market" of casino patrons made up of both domestic and international gaming customers. We use marketing material emphasizing the Casino as a total entertainment destination, leveraging New Orleans' music, food, history, architecture and spirit. Additionally, under the terms of the First Amendment to the Amended and Restated Lease Agreement ("First Amendment") and the Amended and Restated Lease Agreement (together with the First Amendment, the "Ground Lease") with the Rivergate Development Corporation ("RDC") and the City for the site on which the Casino is located, we pay the New Orleans Marketing Corp. $1 million per year to market and promote the Casino as a part of the City's destination marketing program.

COMPETITION

         We face significant competition on a regional and local scale from gaming operations in Mississippi and Louisiana. The Casino competes for patrons on a national and international scale with large casino hotel facilities in Las Vegas, Nevada and Atlantic City, New Jersey. Because of the large number of casinos competing on both the local and national levels and the continued development of other gaming markets, the competition facing the Casino is expected to increase. In addition, negative publicity associated with our Plan of Reorganization may have an adverse impact on the Casino's ability to compete.

         REGULATORY ENVIRONMENT. Our ability to compete effectively with other gaming operators has been hampered by regulatory restrictions. The State and the City each impose restrictions upon our operations. In connection with our Plan of Reorganization, the Legislature amended the Louisiana Economic Development and Gaming Corporation Act ("Gaming Act") to allow us to:

         o directly own and operate a restaurant with seating limited to 150 seats;

         o expand our limited cafeteria style seating from 250 to 400 seats;

         o        cater certain functions within the Casino;

         o lease space to area restaurant owners in a food court with seating to 100 seats;

         o lease space to third parties to operate two restaurants on the second floor with a total of 350 seats;

         o offer and advertise limited complimentary and discount food offerings to certain specified persons; and

         o        buy, lease, or build a hotel with 450 rooms.

         Prior to these amendments to State law, we were not allowed to operate a hotel, obtain preferred pricing with any particular hotel or offer seated dining for our patrons with table service. With the amendments, we are still restricted from offering complimentary or discounted lodging or food to the general public, but we are allowed to do so subject to certain restrictions. See "Risk Factors--Limits on Restaurant, Lodging, Retail Operations and Entertainment" and "Regulation--Louisiana Gaming Act--Limits on Restaurant, Lodging and Retail Operations."

         Amendments to our Ground Lease of the Casino and general ordinances of the City reduced restrictions on our food and lodging operations to mirror current restrictions imposed by the State of Louisiana. However, we must still obtain certain conditional use approvals from the City to implement expanded food and lodging operations. See "Regulation--Zoning and Land Use."

         Through legislation or other governmental action, either the State or the City may, at any time, re-impose restrictions on our operations. We do not currently anticipate any increase in such restrictions.

         MISSISSIPPI. We compete on a national, regional and local scale for visitors with existing gaming facilities in Mississippi. The Mississippi Gulf Coast has become a major gaming destination. Twelve dockside casinos operate on the Mississippi Gulf Coast within 100 miles of New Orleans. In addition, in the past three years Mississippi's Gulf Coast gaming industry has expanded hotel and convention space and has added golf courses. In March 1999, Mirage Resorts, Inc. opened the Beau Rivage, an 1,800 room hotel, resort and dockside casino in Biloxi. The Beau Rivage is larger than any hotel in New Orleans. Mirage Resort spent approximately $600 million to develop the Beau Rivage. We believe the Beau Rivage provides significant competition to the Casino. Mississippi law allows dockside gaming and does not limit the number of casinos or the square feet of gaming space in these facilities. Mississippi has recently begun to require new entrants in the industry to spend money on non-gaming facilities in addition to the casino boat itself. Mississippi does not impose restrictions on lodging and entertainment service like those imposed in New Orleans, Louisiana.

         LOUISIANA. We currently have the exclusive right to operate a land-based casino in Orleans Parish. Notwithstanding our exclusive right to operate a land-based casino in Orleans Parish, we compete with:

         o one riverboat in Orleans Parish that is authorized to conduct dockside gaming;

         o        two dockside riverboats in the New Orleans metropolitan area;

         o        two dockside riverboats in Baton Rouge;

         o        four dockside riverboats in Lake Charles in western Louisiana;
                  and

         o        five dockside casinos in Shreveport/Bossier City in northern
                  Louisiana.

         In addition, a fifteenth license to conduct riverboat gaming in Louisiana is being considered by the LGCB. There is currently a statutory limit of 15 riverboat licenses in the State, and 6 riverboats in any one parish. The riverboat gaming operations are regulated by the Louisiana Riverboat Economic Development and Gaming Control Act (the "Riverboat Act"), which does not impose wagering or loss limits and permits all forms of gaming with the exception of sports betting. Although the Riverboat Act previously permitted only dockside gaming at the facilities in the Shreveport area, the Riverboat Act had been administered in the past so as to allow riverboats in other areas to refrain from cruising under certain circumstances. Riverboats that remain moored under such circumstances may allow customers unlimited entry and exit. In March 2001, the State legislature passed legislation that will allow all existing riverboats to remain dockside (only one boat in Orleans Parish can remain dockside.) This change, which went into effect on April 1, 2001, will increase competition for our Casino. We also compete with land-based gaming facilities located in central Louisiana on Native American land. The Tunica-Biloxi, Chitimacha and Coushatta Native American tribes have each opened casinos near the towns of Marksville, Charenton and Kinder, respectively, each of which is located more than 105 miles from New Orleans.

         NATIONAL AND INTERNATIONAL COMPETITION. We compete for patrons on a national and international scale with large casino hotel facilities located in Las Vegas, Nevada and Atlantic City, New Jersey. Several new facilities have recently opened in Las Vegas and other existing facilities in Las Vegas and Atlantic City have undergone major expansions. This construction and expansion increased the number of hotel rooms and gaming positions in the Las Vegas and Atlantic City markets and created several attractions that have enhanced the appeal of those cities as tourist destinations. To a lesser degree, we also compete for international patrons with casinos in other parts of the world.

         OTHER VENUES. We may face additional regional competition generated from land-based or dockside casino facilities to be located in states which have not allowed casino gaming activities, such as Alabama and Texas. Bills seeking to legalize gaming are introduced in both of these states from time to time. While the Texas legislature has thus far refused to authorize casino gambling in Texas, Indian tribal gaming has been approved for the federally recognized tribes in Texas, the Kickapoo Nation, the Tigua Indians and the Alabama-Coushatta Indians. Under federal law, the Kickapoo Nation operates the Lucky Eagle Pass Casino in Eagle Pass, Texas, but, because of its location, we do not consider this facility to be directly competitive with our casino. Under a different federal law, the Tigua Indians operate the Speaking Rock Casino in El Paso, which, because of its location, we also do not consider directly competitive with our Casino. The Texas Attorney General has initiated legal action to shut down the Tigua casino and a federal trial concerning this action has been set for July 2001. While we do not consider these activities directly competitive with our Casino, they do provide some general regional competition for gaming patrons and may thus affect our ability to attract patrons in the broader region in which we operate. Further, if new legislation permits additional gaming activities in Alabama or Texas, the Casino would likely face increased competition for patrons in those states.

         OTHER FORMS OF LEGAL WAGERING. We compete for local customers with other forms of legal wagering. Louisiana law allows racetracks and off-track betting parlors. In addition, under Louisiana law, certain parishes (including Orleans Parish) permit:

         o restaurants, taverns, hotels and licensed clubs to operate up to three video draw poker devices per location;

         o certain truck stops to operate up to 50 video draw poker devices per location;

         o racetracks and off-track betting parlors to operate an unlimited number of video draw poker devices per location; and

         o        the use of slot machines at racetracks in three parishes.

         Louisiana law, however, limits video draw poker devices. Other forms of wagering, such as charitable gaming, provide additional local competition. In 1997, the State legislature authorized the use of slot machines at racetracks in three parishes. This legislation was approved by a referendum in each of the parishes where the racetracks were located. If, as we expect, slot machines are ultimately operated at racetracks in the three parishes that approved the use of slot machines, the Casino would compete for patrons with slot machines at the racetracks. These tracks are located in Calcasieu (near Lake Charles), Bossier (near Shreveport) and St. Landry (near Lafayette) Parishes. There is a bill pending in the State legislature to allow the race track in New Orleans to have slot machines in addition to its existing video poker machines. The State also sponsors a State-wide lottery with which we compete to some degree for gaming business.

DEVELOPMENT PLANS

         As a result of our Plan of Reorganization, we are now free to expand our buffet facilities from 250 to 400 seats, and develop, own and operate a restaurant with seating for 150 people. We intend to commence such expansion and development by the end of 2001. Funding for such expansion and development must come either from cash flow from operations or from outside financing.

         Jazz Casino subleased the second floor of the Casino to JCC Development under a sublease dated October 29, 1998. Currently, the second floor contains approximately 130,000 square feet of multipurpose non-gaming space. The second floor has not been built out. We presented a preliminary master plan governing the use of the second floor to the City on February 22, 2000, and we are considering alternatives for financing the development. We intend to revise the Master Plan to include, among other things, restaurant facilities now that the restrictions against us providing restaurant facilities on the second floor have been lessened. As a result of our Plan of Reorganization, we are also now free to lease space to up to two restaurant operators. We are obligated under the Ground Lease to develop the second floor of the Casino within a "reasonable period of time" from the March 31, 2001 effective date of the First Amendment to the Amended and Restated Ground Lease. Without additional financing, we will be unable to build-out and develop the second floor. We cannot assure you that we will ever obtain such financing for such development. The LGCB, the RDC and the New Orleans City Council each have the authority to approve the Master Plan and all subleases and uses on the second floor. However, Jazz Casino is entitled to convert any portion of the second floor to gaming use, subject to the approval of the LGCB. If, however, this conversion reduces the sublease revenue payable to the RDC pursuant to the second floor sublease, Jazz Casino is required, under certain circumstances and for certain periods of time, to compensate the RDC for the reduction.

         Fulton Development owns a city block of historical buildings across the street from the Casino ("Fulton Property"). We plan to develop the property for entertainment uses that support the Casino. We have not completed our plans and have not obtained financing for the development. We cannot assure you that we will obtain such financing. This property does not generate any material revenue for us.

         Canal Development owns the parcel of land across from the Casino located at 3 Canal Place in New Orleans, adjacent to the Canal Place Shopping Center ("3CP Property"). We have no current plans to sell or develop this property and it produces no material revenue for us. On February 14, 2000 we entered into a contract to sell this property to Wyndam International, a hotel developer, for $6.5 million. However, we have filed a motion to reject this contract in the Bankruptcy Court. A hearing on this motion is currently set for June 6, 2001.

1998 REORGANIZATION AND CORPORATE STRUCTURE

         Harrah's Jazz Company, the former owner of the Casino, consummated its plan of reorganization on October 30, 1998. Harrah's Jazz Company was a Louisiana general partnership formed on November 29, 1993 to develop, own and operate the Casino. The partners of Harrah's Jazz Company were (1) Harrah's New Orleans Investment Company, an indirect wholly-owned subsidiary of HET, (2) New Orleans/Louisiana Development Corporation and (3) Grand Palais Casino, Inc. On November 19, 1994 Harrah's Jazz Company closed a series of transactions to finance the development of the Casino. By November 1995, however, design modifications and project cost overruns, coupled with operating losses incurred by a temporary casino located in the City's Municipal Auditorium, depleted all of the equity contributions made by Harrah's Jazz Company's partners and the proceeds from the sale of mortgage notes. On November 19, 1995, Harrah's Jazz Company's lending banks informed Harrah's Jazz Company that they would no longer disburse funds under the terms of the credit facilities. Faced with an absence of financing, Harrah's Jazz Company closed the temporary casino and suspended construction of the Casino on November 21, 1995. On November 22, 1995, Harrah's Jazz Company and Harrah's Jazz Finance Corp. filed for bankruptcy protection.

         On April 3, 1996, Harrah's Jazz Company, Harrah's Jazz Finance Corp., Harrah's New Orleans Investment Company and HET filed a plan of reorganization and related disclosure statement with the Bankruptcy Court. The Bankruptcy Court confirmed a plan of reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code, on October 13, 1998. The construction of the Casino resumed shortly thereafter. We were the successors to the operations of Harrah's Jazz Company.

         Pursuant to the Harrah's Jazz Company plan of reorganization, through March 29, 2001, our stock consisted of shares of class A common stock, class B common stock and unclassified common stock. With certain exceptions, including the election of directors and the right to separate class voting with respect to certain amendments to our Certificate of Incorporation and Bylaws, each share of class A and class B common stock had identical rights and privileges, ranked equally, and was entitled to one vote. Except as otherwise required by law, the holders of the shares of class A and class B common stock voted together as one class on all matters.

         Our corporate structure as described above was materially altered on March 29, 2001 as a result of our emergence from bankruptcy. All of our class A and class B common stock was eliminated on March 29, 2001. One class of new common stock was issued to our secured debtholders. No new stock or any other consideration was given to replace the class A and class B common stock that was eliminated.

ENVIRONMENTAL MATTERS

         Subject to all of our rights and defenses at law and equity, we may be held liable by federal, state and local laws, ordinances and regulations for the costs of cleaning up and damages from past spills, disposals or other releases of hazardous or toxic substances or wastes (the "Cleanup Laws"). We may be subject to other laws, ordinances and regulations that govern activities or operations that may have adverse environmental effects. These laws prohibit discharges of some substances into air and water, and govern handling and disposal practices for solid and hazardous or toxic wastes. Some of the Cleanup Laws impose liability for the costs of removal or remediation of certain hazardous substances on current and past owners and "operators" of real estate. We may also be liable for contamination at off-site locations. The liability imposed by the Cleanup Laws is often joint and several even if we did not know and were not responsible for the presence of hazardous substances. If our properties are contaminated or not properly cleaned up, we may also be limited in our ability to borrow using our real estate as collateral.

         We own and lease a number of properties. Some of our properties may have been used by companies with operations that involved the use of hazardous substances. Some of the buildings we own or lease contain asbestos. Asbestos abatement costs incurred in connection with the construction of the Casino were approximately $3.7 million. Asbestos abatement costs incurred in connection with the renovation of the City's Municipal Auditorium were approximately $590,000. Asbestos and lead-based paint abatement costs in connection with the Municipal Auditorium restoration project were approximately $30,000.

         The removal and disposal of polychlorinated biphenyl ("PCB") at the Rivergate site has been completed. In connection with that removal, Harrah's Jazz Company incurred costs of $973,000. By separate indemnity agreements, the City agreed to indemnify Harrah's Jazz Company from and against any liability if, as a result of removing PCBs at the Rivergate site, Harrah's Jazz Company should be declared to be an owner or guarantor of the PCBs which were removed.

         The Ground Lease requires JCC to indemnify the RDC and the City for environmental liabilities with respect to causes of action arising after November 30, 1994, other than those caused by third parties, and to assume responsibility for any environmental cleanup on or under the Casino, regardless of when the environmental contamination occurred, unless known by various City departments.

         We believe, at present, that future expenditures for compliance with environmental laws and regulations will not have a material adverse effect on us. We cannot give assurances, however, that such matters or compliance with environmental laws and regulations that may be enacted in the future, will not have a material adverse effect on us. See "Risk Factors--Environmental Matters."

EMPLOYEES

         As of March 1, 2001, we had 2,565 full-time employees and 255 part-time employees. The Manager hires and trains employees to operate the Casino on our behalf. The Manager employs the Casino's executive staff directly at our expense.

         Our employment practices are subject to additional regulation by the State of Louisiana and the City. The Gaming Act requires that:

         o at least 80% of the Casino's employees be Louisiana residents for at least one year prior to employment;

         o we may not reduce our total number of employees below 90 percent of the total number as of March 8, 2001; and

         o we may not reduce our total salaries more than 10 percent below the total amount of salaries as of March 8, 2001.

         The Ground Lease with the RDC and the City requires that at least 50% of our employees live and reside in Orleans Parish. The minimum percentage increases by 2% each year, beginning on October 28, 1999, the anniversary of the Casino's opening, until it reaches 65%. The residency requirement percentage may be reduced to comply with conflicting law. We are also required to comply with a Revised and Updated Open Access Program and Plans ("Open Access Program") designed to facilitate participation by minorities, women, and disadvantaged persons and business enterprises in developing and operating the Casino and our other properties.

         The Ground Lease further requires us to maintain full employment at the Rivergate site at the same level as existed as of December 31, 2000. If the employment level falls below 2,550 employees, any employee who is involuntarily terminated without cause will be entitled to a severance package. This package will include employment preference at other gaming operations owned by us, the Manager, or affiliates of either, vouchers for re-employment training in an amount not less than $200, and out placement services. These requirements may be waived in cases of involuntary termination caused by economic downturn.

TITLE INSURANCE

         We obtained an owners title insurance policy from First American Title Insurance Company ("First American") in 1998 for the premises underlying the Casino leased by Jazz Casino pursuant to the Ground Lease and certain related leased property (the "Casino Premises"). The owners' title insurance policy with respect to the Casino Premises provides coverage in the amount of $524 million.

         By endorsement, the title policy with respect to the Casino Premises provides that the computation of loss or damage under such policy will be measured by the use or uses to which the land and improvements are put at the time of loss, or, if not then in use, as intended to be used pursuant to the Ground Lease. Actual loss has been generally construed to mean the diminution in value of an insured mortgage resulting from an insured title defect, not to exceed the value of the mortgagor's estate or interest in the land and improvements. There has been no judicial construction of the endorsement providing that such loss will be measured by the intended or actual use of the mortgaged property. Actual loss will be determined either by voluntary agreement with the title insurer or judicially.

                                  RISK FACTORS

         You should consider carefully the following risk factors and all other information in this registration statement. Any of the following risks could impair our business, financial condition and results of operations, which in turn could adversely affect the price of our Common Stock and Senior Notes. In addition to the historical information included herein, this registration statement contains statements, including certain projections and business trends, that are forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including those discussed below and elsewhere in this registration statement, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our SEC filings. See "The Company," "Regulation" and "Item 2. Financial Information--Management's Discussion of Financial Condition and Results of Operations."

UNCERTAINTY REGARDING GAMING REGULATION AND FUTURE CHANGES TO THE LAW

         UNCERTAINTY OF AND IMPACT OF FUTURE LEGISLATION. Because legalized gaming is a relatively new industry in Louisiana, the State legislature has introduced many gaming-related bills over the last few years that could negatively affect us. Bills have been introduced to, among other things, constitutionally and/or legislatively repeal all forms of gaming (including our gaming operations), increase taxes on gaming operations, limit credit we extend to our customers, and limit days and hours of operations. See "Regulation--Louisiana Gaming Act--Political Impacts on Gaming Regulation." The State legislature may, in the future, enact laws that impose obligations, restrictions or costs that could interfere with our operations or otherwise have a material adverse effect on us.

         REGULATORY ENFORCEMENT ACTIONS. The ownership and operation of the Casino is subject to pervasive regulation by the LGCB and the State Police under the Gaming Act and the rules and regulations thereunder. The LGCB is empowered to sanction us and anyone who holds pertinent permits, licenses or who must be "found suitable," for violations of the Gaming Act and the rules and regulations thereunder. If we, the Manager, or our employees fail to comply with the Gaming Act, the rules and regulations thereunder or regulatory requirements in the Casino Operating Contract we could be subject to fines, the suspension of rights granted by the Casino Operating Contract or under certain circumstances, the revocation or termination of the Casino Operating Contract. See "Regulation--Louisiana Gaming Act" and "Material Agreements--Casino Operating Contract."

         SUITABILITY OF US AND OUR AFFILIATED PERSONS. We are not permitted to operate the Casino unless we and others involved in the operation of the Casino are found suitable and maintain our suitability by the LGCB. Each of Jazz Casino, JCC Holding, the Manager and certain members, officers and directors of such companies must be found suitable. See "Regulation--Louisiana Gaming Act." Although Jazz Casino, JCC Holding, the Manager and the required officers and directors of JCC Holding, Jazz Casino and the Manager were found suitable, Jazz Casino, JCC Holding and the Manager will not be able to install future officers and directors until each is found suitable by the LGCB. As a result of our Plan of Reorganization, our board of directors will consist of seven directors. Our board of directors currently consists of two directors who have previously been found suitable. The remaining proposed directors will begin serving on our board of directors after they are found suitable and in the order set out in our corporate governance documents. The LGCB may not find those persons suitable on a timely basis. Failure to receive all required suitability findings timely may have a material adverse effect on us.

         All persons and entities required to be found suitable have an ongoing obligation to maintain their suitability for so long as each is involved with the Casino. The failure of such entities and persons to maintain their suitability could result in a finding of unsuitability of Jazz Casino or the Manager and in the revocation of the Casino Operating Contract. The suitability of Jazz Casino and the Manager may be adversely affected by persons associated with them and their respective affiliates, over whom Jazz Casino and the Manager may have no control. See "Material Agreements--Casino Operating Contract," and "Regulation--Louisiana Gaming Act." A finding that Jazz Casino or the Manager is unsuitable and the revocation of the Casino Operating Contract would have a material adverse effect on us.

         Furthermore, under Louisiana law, any of our equity or debt holders may be required to be found suitable. If any holder of Senior Notes or Common Stock fails to be found suitable, the holder may be required to divest such Senior Notes or Common Stock at substantially below market prices. If a holder fails to divest, we will have the right to redeem the Senior Notes or Common Stock, and prior to the redemption, the unsuitable holder will forfeit all benefits of ownership. Any failure to obtain required qualifications or approvals may subject unsuitable holders to certain requirements, limitations or prohibitions, including a requirement that such holders liquidate their Senior Notes or Common Stock at a time or at a cost that is unfavorable for such holders. The Gaming Act may be interpreted, additional rules and regulations may be implemented and new legislation may be enacted to impose additional restrictions on, or otherwise prohibit, certain persons from owning our securities. See "Regulation--Louisiana Gaming Act."

         POLITICAL ENVIRONMENT. The development and operation of the Casino has been and will continue to be affected by the State of Louisiana and local political environments, both of which are unpredictable. Historically, while the State has received a significant amount of revenue from gaming entities, resulting in support by certain legislators for the gaming industry, there have been factions in the legislature which oppose gambling on a moral basis, factions which oppose the land based Casino specifically, and factions which generally favor gaming competitors more closely tied to their own districts than our Casino. Louisiana has more legislative meeting days than other states and thus, more opportunity to offer legislation that could impact our business and the development of the casino project. We expect bills will continue to be offered to change Louisiana law to reduce, inhibit or restrict gaming. These could include bills to repeal gaming, prevent gaming on holidays (religious and otherwise), raise the age limits of gaming customers, require minimum payouts, deny the right to serve alcohol, restrict automated teller machines in the casino, and other matters that could adversely affect our business and operations. Legislation has also been introduced and enacted and could in the future be enacted to provide benefits to competitive interests with which we compete, including riverboat operators, video poker operators and race tracks.

         Additionally, we operate under a contract with the LGCB whose members are appointed by the Governor. In the future, members may be appointed to the LGCB who may be opposed to gaming and who may administer our contract in a manner that could negatively impact our business.

         The local municipal political environment may also pose problems for our business. Our Casino is unique in that, while its operations are licensed by the State under State law, our Casino facility is situated on City of New Orleans land and leased to us by the City. Under our lease with the City we are subject to numerous obligations, some of which are default provisions which could impact our continued operations. Additionally, the City has local permitting authority which could pose obstacles to the Casino's ability to grow its revenues by development of the second floor of the Casino, its other offsite properties, and/or its newly granted authority to operate a restaurant, expand certain food services and own or operate a hotel.

         Our Casino Operating Contract has been negotiated based on the current terms of the Gaming Act as amended during the 2001 special session of the State legislature. There can be no assurance that the State will not amend or repeal the Gaming Act or that litigation will not be commenced challenging the Gaming Act or its application. Bills and resolutions to repeal the authorization for a land-based casino or to instruct or urge the LGCB not to execute the Amended and Renegotiated Casino Operating Contract which governed our operations through March 29, 2001, were introduced in the State House of Representatives and the State Senate during 1998. Litigation challenging aspects of the Gaming Act and the Casino's activities has been filed previously. Although none of the proposed bills or resolutions relating to the Casino has been enacted, and none of the litigation has been successful, there can be no assurance the State will not subsequently enact new legislation that modifies or revokes our right to conduct gaming activities or otherwise materially adversely affects our business and operations or that any new litigation might not be successful. See "Regulation--Louisiana Gaming Act--Political Impacts on Gaming Regulation."

         LICENSING AND PERMITTING OF EMPLOYEES AND VENDORS. Some of our employees are required to obtain licenses and permits from the LGCB and the State Police before they begin employment with us. The licensing and permitting procedures require submission of an application, the payment of fees, and an investigation. See "Regulation--Louisiana Gaming Act." This is a time-consuming process and all necessary licenses or permits may not be obtained in the case of each employee. If a significant number of our employees failed to obtain (or maintain required) licenses and/or permits, we might not be able to operate some or all of the Casino, which could have a material adverse effect on us.

         Under Louisiana law, some of our manufacturers, distributors and suppliers of gaming devices, junkets, goods or services to the Casino, as well as any person furnishing services or property to us in exchange for payments based on earnings, profits or receipts from gaming operations, may be required to obtain a license or permit to conduct business with us. The LGCB may also require other parties with whom we do business to obtain permits or licenses as well. See "Regulation--Louisiana Gaming Act." It is possible that from time to time some of our vendors may not be able to obtain, maintain or renew the required licenses or permits. If any of our vendors cannot obtain permits or licenses, we may not be allowed to pay them or to do business with them, which could have a material adverse effect on us.

         STATE IMMUNITY FOR BREACH OF CONTRACT. Under the Casino Operating Contract, we are entitled to bring an action to compel specific performance or any other remedy permitted or provided by law if the LGCB breaches the contract and fails to cure such breach. See "Material Agreements--Casino Operating Contract--Exclusive Contract." However, the State legislature amended the Gaming Act to provide that the State and all of its subdivisions (including the LGCB) have immunity from suit and liability for any action or failure to act. If we seek to enforce our rights under the Casino Operating Contact, a court may disallow the suit. If the LGCB fails to comply with the Casino Operating Contract, we may suffer a material adverse effect, which could be exacerbated if we were precluded from seeking recourse in a judicial forum.

NON-RENEWAL OF MINIMUM PAYMENT GUARANTY

         Under the terms of the Casino Operating Contract, we are required to obtain a guaranty of our minimum payment to the State for each year that we operate (the "Minimum Payment Guaranty"). Under the Amendments to the Casino Operating Contract, at the beginning of each fiscal year, there must be in place at least 36 months of third party guaranteed New Daily Payments to the LGCB. On March 30, 2001 we entered into an agreement (the "HET/JCC Agreement") with HET and its wholly-owned subsidiary, Harrah's Operating Company, Inc. ("HOCI"), pursuant to which HET and HOCI agreed to provide the Minimum Payment Guaranty for four years. HET and HOCI's obligations under the HET/JCC Agreement may be renewed, terminated early or expire in accordance with the terms of the agreement. See "Material Agreements--Casino Operating Contract" and "--HET/JCC Agreement."

         On or before March 31, 2003, we are required to cause a third party to post a guaranty of the minimum payment for the fiscal year beginning April 1, 2005, and ended March 31, 2006. This renewal requirement continues for each year that we operate, subject to certain limitations. See "Regulation--Louisiana Gaming Act--State Payments and Guarantees." We may be unable to locate a minimum payment guarantor for a renewal period during the term of the contract. If we are unable to find a guarantor on satisfactory terms in accordance with our contract with the State, we would be required to cease operating the Casino, which would have a material adverse effect on us.

LACK OF PROFITABILITY; ABILITY TO OPERATE UNDER NEW REVENUE SHARE PAYMENT RATE

         Since the opening of the Casino on October 28, 1999, we have not posted a positive operating cash flow. For fiscal years ended December 31, 2000 and 1999, net losses, were $354.2 million and $59.1 million, respectively. Our initial Plan of Reorganization proposed a maximum revenue share payment rate of 18.5% of our gross gaming revenues. In connection with our final Plan of Reorganization, our Casino Operating Contract with the State of Louisiana imposes a maximum revenue share payment rate of 21.5%. Under the proposed 18.5% rate, our stockholder's equity was estimated to be $123.9 million as of March 31, 2001. Under the actual 21.5% rate, our stockholder's equity was estimated to be $87.4 million as of March 31, 2001. While we believe the higher revenue share payment rate and the resulting difference in valuation do not materially impact the feasibility of the final Plan of Reorganization or our ability to achieve profitability under the final Plan of Reorganization, if we are unable to make all the payments required under the plan because of the higher revenue share payment rate, we may never achieve profitability and may not be able to continue as an ongoing business.

         There can be no assurance that we will ever be able to operate the Casino in a profitable manner or generate positive net earnings. See "Risk Factors--Availability of Working Capital," "--Competition" and "--Substantial Leverage and Potential Inability to Meet Fixed Charges and Other Payment Obligations."

SUBSTANTIAL LEVERAGE AND POTENTIAL INABILITY TO MEET FIXED CHARGES AND OTHER PAYMENT OBLIGATIONS

         Upon the effective date of the Plan of Reorganization, our total long-term indebtedness was approximately $100.9 million and our debt to equity ratio was 1.1 to 1.0. We have $35 million of availability under our Revolving Credit Agreement. We will have an annual payment obligation to the LGCB of the greater of (i) $50 million for the fiscal year beginning April 1, 2001 and ending March 31,

2002, and $60 million for every fiscal year thereafter and (ii) the sum of a sliding scale of gross gaming revenues that begins at a percentage of 21.5% for gross gaming revenues up to $500 million and escalates to a high of 29% for such revenue in excess of $900 million. See "Material Agreements--Casino Operating Contract," and "--Revolving Credit Agreement."

         In addition, we have under the Amended and Restated Ground Lease an annual payment obligation of $16.6 million, which amount includes annual rent payment and other general payments. This amount is subject to a $5 million reduction as a result of the First Amendment to the Amended and Restated Ground Lease. We are also required to make additional payments into a marketing fund and capital replacement fund for refurbishments to the Casino. See "Material Agreements--Ground Lease."

         Further, our total long-term indebtedness may increase if we pay 50 percent of the fixed interest on our Senior Notes in kind for the first year, as we have agreed to do under the Senior Notes and as we are required under the Revolving Credit Agreement. See "Item 11. Description of Registrant's Securities to be Registered--Description of Debt Securities--Senior Notes."

         There is no assurance that our Casino will achieve the level of gaming activity and operating cash flow necessary to satisfy our obligations under the Senior Notes, Revolving Credit Agreement, any additional indebtedness we may incur, or our obligations to the RDC, the LGCB and the City and its related subdivisions. Future operating results are subject to significant business, economic, regulatory, political and competitive uncertainties and contingencies, many of which are outside our control. While we expect our operating cash flow will be sufficient to cover expenses, including interest costs, we may be required to reduce or delay planned capital expenditures, sell assets, restructure debt or raise additional equity to meet principal repayment and other obligations in later years. There is no assurance that any of these alternatives could be achieved on satisfactory terms, if at all. Such alternative financings could impair the Casino's competitive position and reduce its cash flow. See "Item 2. Financial Information--Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR CREDIT DOCUMENTS MAY LIMIT OUR ABILITY TO OBTAIN DEVELOPMENT FINANCING

         The Indenture governing our Senior Notes, the Revolving Credit Agreement and the related security documents impose barriers to our ability to develop the Second Floor, the 3CP and Fulton Properties. All funds we transfer to JCC Development, Canal Development and Fulton Development for development, general corporate purposes, or the payment of property taxes, must be transferred and treated as loans. Furthermore, there are limits as to the amount of money that can be transferred in this fashion. These loans must be repaid before the mortgage on the applicable development property will be released. We believe that our ability to develop the Second Floor, the 3CP Property and the Fulton Property depends upon using those assets as collateral for development loans. Repaying the related party indebtedness from the proceeds of the loans may make obtaining development loans more difficult or impossible, thereby impeding our ability to develop the properties. We believe the ultimate success of the Casino may depend upon the development of these properties so that we can make the Casino a total entertainment destination. Therefore, obstacles imposed by our financing documents may prevent us from achieving our development plans and may materially adversely affect our business.

AVAILABILITY OF WORKING CAPITAL

         Our immediate sources of working capital are limited to our available credit under the Revolving Credit Agreement and any cash flow from operations in excess of our fixed charges and other payment obligations. See "--Substantial Leverage and Potential Inability to Meet Fixed Charges and Other Payment Obligations." The Revolving Credit Agreement requires a portion, or in some instances all, of our cash flow from operations in excess of certain fixed charges and other payment obligations to be allocated to repayment of our Minimum Payment Guaranty and revolving loans, respectively. See "Material Agreements--Revolving Credit Agreement." There can be no assurance that the above sources of working capital will be sufficient for us to operate the Casino and, if such sources are not sufficient, there can be no assurance we will be able to obtain new sources of working capital on satisfactory terms, if at all. The inability to obtain sufficient working capital would have a material adverse effect on our business.

CERTAIN LIMITATIONS ON CORPORATE CONTROL

         As of the effective date of our Plan of Reorganization our corporate governance documents provide that our board of directors will consist of seven directors. The board of directors is divided into three groups, designated Group I, Group II, and Group III. Groups I and II have 2 directors and Group III has 3 directors. Each group consists of approximately one-third of the total number of directors.

         Our corporate governance documents provide for a staggered board of directors until March 29, 2004 and allow HET the right to nominate certain directors within our three groups of directors. See "Item 11. Description of Registrant's Securities to be Registered--Description of Capital Stock--Board of Directors." Consequently, HET, which also controls the Manager, will be able to elect a certain number of directors who will exercise and influence corporate control over us. The Manager, an indirect wholly-owned subsidiary of HET, manages the operations of the Casino, which includes day-to-day financial control. See "Material Agreements--Management Agreement." As a result of HET's right to nominate certain of our directors and the engagement of the Manager to operate the Casino, the ability of holders of our Common Stock to influence our day-to-day operations will be more limited than is often the case with respect to a public company.

ANTI-TAKEOVER CONSIDERATIONS

         Our Second Amendment and Restated Certificate of Incorporation and amended Bylaws include a number of provisions that may discourage or make more difficult the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise, including certain types of coercive takeover practices and inadequate takeover bids. These provisions include (a) a staggered board of directors until March 29, 2004; (b) supermajority stockholder voting requirements to approve an amendment to our Restated Certificate of Incorporation or an amendment to the Bylaws (including shares owned by HET and its affiliates); (c) the right of HET to nominate directors until March 29, 2004 and (d) the right of the Creditors' Committee (or directors nominated by the Creditors' Committee) under the Plan of Reorganization to nominate directors until March 29, 2004. See "Item 11. Description of Registrant's Securities to be Registered." In addition, provisions of Louisiana law may limit the ability of a third party to acquire control of us, because officers, directors and certain persons holding an equity interest in us must be found suitable under the Gaming Act. Louisiana law also requires the LGCB to pre-approve any sale, transfer, assignment, pledge, alienation, disposition, public offering, or acquisition of securities that may result in one person's owning five percent or more of our total outstanding equity securities. See "Regulation--Louisiana Gaming Act--Suitability." In addition, certain of our agreements, such as the Indenture to our Senior Notes, entered into or amended in connection with our Plan of Reorganization, contain provisions restricting our ability to enter into certain change of control transactions. See "Item 11. Description of Registrants Securities to be Registered--Description of Debt Securities--Senior Notes. " These changes of control provisions are intended to encourage persons seeking to acquire control of us to first negotiate with us. We believe the foregoing measures provide benefits by enhancing our potential ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure us and outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

LIMITS ON RESTAURANTS, LODGING, RETAIL OPERATIONS AND ENTERTAINMENT

         Prior to our Plan of Reorganization, the Casino Operating Contract, the Gaming Act, the Ground Lease, and the City's zoning ordinances prohibited us from directly offering seated restaurant facilities with table food service at the Casino, although we could offer cafeteria style food with limited seating. We were also prohibited from offering lodging in the Casino or entering into any business relationships to give any hotel any advantage or preference not available to any similarly situated hotels. In connection with our Plan of Reorganization, the State legislature passed revisions to Louisiana law that allow us, among other things, to develop a single restaurant facility which seats as many as 150 patrons, and offer cafeteria style seating for 400 patrons. We are now permitted to buy or develop offsite lodging, which may be connected to the Casino, so long as the lodging has no more than 450 rooms and meeting space is limited to 15,000 square feet if we build a new hotel or 20,000 square feet if we buy or lease an existing hotel. We may only lease space on the second floor of the Casino to up to two restaurants, the seating for which is limited to 350 persons in the aggregate. See "Regulation--Louisiana Gaming Act. " We are restricted from advertising discounted food or lodging service to the general public, but are allowed to do so subject to certain restrictions. See "Regulation--Louisiana Gaming Act--Limits on Restaurant, Lodging and Retail Operations. "The Casino Operating Contract has been amended to comply with the new State law on lodging and restaurant limitations.

         Further, the City's zoning ordinance and conditional use permit ordinance allow for the operation of the Casino as a conditional use and address matters such as permissible size of retail space, the scope of cafeteria services, limitations on live entertainment, permissible signage and required public artwork. The City's zoning ordinance also has been amended to reflect the changes to the Gaming Act. Despite approval of conditional use permits granted us by City Council, revocation of the permits or legislation could cause us to cease operations or limit our ability to operate and therefore could have a material adverse effect on us. See "Regulation--Zoning and Land Use."

         The vast majority of our competitors operate without restrictions on lodging, food services and entertainment, and we believe that the ability to provide such amenities without restriction is a considerable competitive advantage for our competitors. See "The Company--Competition." There is no assurance that we and the Manager will be able to operate and manage the Casino on a profitable basis while we are subject to such restrictions and limitations.

COMPETITION

         We face significant competition on a regional and local scale principally from gaming operations in Mississippi and Louisiana. The Casino competes for patrons on a national and international scale with large casino hotel facilities in Las Vegas, Nevada and Atlantic City, New Jersey. Because of the large number of casinos competing on both the local and national levels and the continued development of other gaming markets, the competition facing the Casino is expected to increase. In addition, certain negative publicity that surrounded our Plan of Reorganization could have a continuing adverse impact on the Casino's ability to compete.

         MISSISSIPPI. We compete on a national, regional and local scale for visitors with existing gaming facilities in Mississippi. The Mississippi Gulf Coast has become a major gaming destination. There are currently 12 dockside casinos operating on the Mississippi Gulf Coast that are within 100 miles of New Orleans. In addition, there is substantial growth in Mississippi's Gulf Coast gaming industry, including significant expansions of hotel and convention space and the addition of golf courses. For example, in March 1999, Mirage Resorts, Inc. opened the Beau Rivage, an 1,800 room hotel, resort and dockside casino in Biloxi that is larger than any hotel in New Orleans. Approximately $600 million was spent to develop the Beau Rivage and due to its size and amenities, Beau Rivage provides significant competition to the Casino. Mississippi law allows dockside gaming and does not limit the number of casinos or the square feet of gaming space in these facilities. Mississippi has recently promulgated a regulation, however, that requires new entrants in the industry to spend certain amounts of money on non-gaming facilities in addition to the casino boat itself. Mississippi does not impose restrictions on lodging and entertainment service like those imposed in New Orleans.

         LOUISIANA. We currently have the exclusive right to operate a land-based casino in Orleans Parish. In authorizing the operation of a single, official land-based gaming establishment, the State legislature intended to promote economic development and maintain public confidence in the integrity of casino gaming operations in a manner that ensures that the owner or operator of the casino has no incentive to (i) divert or skim revenues, (ii) engage in illegal activities or reduce competition from other gaming entities, or (iii) conduct land-based gaming operations so as to prevent guests from patronizing local businesses other than the official gaming establishment. The legislature further determined that by authorizing only a single, land-based casino, all persons involved with the casino gaming operation, including manufacturers, suppliers, and distributors of certain gaming devices and equipment, could be licensed, regulated, and controlled in such a manner as to, among other things, protect the public health, safety, morals, good order, and general welfare of the citizens of the State of Louisiana. Notwithstanding our exclusive right to operate a land-based casino in Orleans Parish, on a regional and local scale, we still compete with gaming operations in Louisiana, where 14 riverboats are operating, including:

         o one riverboat in Orleans Parish that is authorized to conduct dockside gaming;

         o        two dockside riverboats in the New Orleans metropolitan area;

         o        two dockside riverboats in Baton Rouge;

         o        four dockside riverboats in Lake Charles in western Louisiana;
                  and

         o        five dockside casinos in Shreveport/Bossier City in northern
                  Louisiana.

         In addition, a fifteenth license to conduct riverboat gaming in Louisiana has not yet been awarded but is currently being considered by the LGCB. There is currently a statutory limit of 15 riverboat licenses in the state, and 6 riverboats in any one parish. The riverboat gaming operations are regulated by a Riverboat Act, which does not impose wagering or loss limits and permits all forms of gaming with the exception of sports betting. Although the Riverboat Act previously permitted only dockside gaming at the facilities in the Shreveport area, the Riverboat Act had been administered in the past so as to allow riverboats to refrain from cruising under certain circumstances. Riverboats that remain moored under such circumstances may allow customers unlimited entry and exit. Effective April 1, 2001, the State legislature passed legislation that will allow all existing riverboats to remain dockside (only one boat in Orleans Parish can remain dockside.) This change will increase competition for our casino. We also compete with land-based gaming facilities located in central Louisiana on Native American land. The Tunica-Biloxi, Chitimacha and Coushatta Native American tribes have each opened casinos near the towns of Marksville, Charenton and Kinder, respectively, each of which is located more than 105 miles from New Orleans.

         NATIONAL AND INTERNATIONAL COMPETITION. We compete for patrons on a national and international scale with large casino hotel facilities located in Las Vegas, Nevada and Atlantic City, New Jersey. Several new facilities have recently opened in Las Vegas and other existing facilities in Las Vegas and Atlantic City have undergone major expansions. This construction and expansion increased the number of hotel rooms and gaming positions in the Las Vegas and Atlantic City markets and created several attractions that have enhanced the appeal of those cities as tourist destinations. To a lesser degree, we also compete for international patrons with casinos in other parts of the world.

         OTHER VENUES. We may face additional regional competition generated from land-based or dockside casino facilities to be located in states which have not allowed casino gaming activities, such as Alabama and Texas. Bills seeking to legalize gaming are introduced in both of these states from time to time. While the Texas legislature has thus far refused to authorize casino gambling in Texas, Indian tribal gaming has been approved for the federally recognized tribes in Texas, the Kickapoo Nations, the Tigua Indians and the Alabama-Coushatta Indians. Under federal law, the Kickapoo Nation operates the Lucky Eagle Pass Casino in Eagle Pass, Texas, but, because of its location, we do not consider this facility to be directly competitive with our casino. Under a different federal law, the Tigua Indians operate the Speaking Rock Casino in El Paso, which, because of its location, we also do not consider directly competitive with our casino. The Texas Attorney General has initiated legal action to shut down the Tigua casino and a federal trial concerning this action has been set for July 2001. While we do not consider these activities directly competitive with our Casino, they do provide some general regional competition for gaming patrons and may thus affect our ability to attract patrons in the broader region in which we operate. Further, if new legislation permits additional gaming activities in Alabama or Texas, the Casino would likely face increased competition for patrons in those states.

         OTHER FORMS OF LEGAL WAGERING. We compete for local customers with other forms of legal wagering, including racetracks and off-track betting parlors. In addition, under Louisiana law, certain parishes (including Orleans Parish) permit:

         o restaurants, taverns, hotels and licensed clubs to operate up to three video draw poker devices per location;

         o certain truck stops to operate up to 50 video draw poker devices per location;

         o racetracks and off-track betting parlors to operate an unlimited number of video draw poker devices per location; and

         o        the use of slot machines at racetracks in three parishes.

         Louisiana law, however, limits video draw poker device wagering and jackpots. Other forms of wagering, such as charitable gaming, provide additional local competition. In 1997, the State legislature authorized the use of slot machines in racetracks in three parishes. This legislation was approved by a referendum in each of the parishes where the racetracks were located. If, as we expect, slot machines are ultimately operated at racetracks in the three parishes that approved the use of slot machines, the Casino would compete for patrons with slot machines at the racetracks. These tracks are located in Calcasieu (near Lake Charles), Bossier (near Shreveport) and St. Landry (near Lafayette) Parishes. There is a bill pending in the State legislature to allow the racetrack in New Orleans to have slot machines in addition to its existing video poker machines. While numerous procedural steps will need to be taken before these slot machines can be put into use, we expect to face additional slot machine competition at this fourth location as well. The State also sponsors a state-wide lottery with which we compete to some degree for gaming business.

LIMITED REMEDIES FOR ADDITIONAL LAND-BASED CASINOS

         The Gaming Act presently restricts land-based casino gaming to our Rivergate site. The State could enact legislation to permit competing land-based casinos at other sites. If the State were to allow other land-based casinos in Orleans Parish, we may be temporarily or permanently relieved of our monetary obligations under the provisions of our Casino Operating Contract. Under Louisiana law, gaming operations on riverboats, in accordance with the Riverboat Act, are not considered "land-based casinos", even though State laws now allow riverboats to remain dockside with the exception of Orleans Parish, where only one boat is allowed to remain dockside. There are currently two riverboats in the New Orleans metropolitan area and one riverboat in Orleans Parish. See "--Competition--Louisiana.

CROSS DEFAULTS

         Certain events of default under the Casino Operating Contract, the Ground Lease, the Management Agreement, the Indenture for our Senior Notes, the Revolving Credit Agreement, the HET/JCC Agreement and the Manager Subordination Agreement constitute an event of default under certain of the other of such agreements. For example, a default under the Management Agreement results in cross defaults under the Casino Operating Contract, the Ground Lease and the Indenture. The revocation or termination of the Casino Operating Contract results in a cross default under the Ground Lease and the Revolving Credit Agreement. Further, a default will occur under the HET/JCC Agreement if we terminate the Management Agreement or the Casino Operating Contract or the Ground Lease. The occurrence of an event of default under any of such agreements and the effect of any resulting cross defaults would have a material adverse effect on us.

NO PRIOR MARKET FOR THE COMMON STOCK AND SENIOR NOTES

         We will use our best efforts to cause the Common Stock to be quoted on the National Association of Securities Dealers, Inc. Automated Quotations ("NASDAQ") National Market System as it deems appropriate. In addition, we will use our best efforts to cause the Senior Notes to be quoted on the American Stock Exchange ("AMEX") as it deems appropriate. There can be no assurance that we will be successful in causing the Common Stock or the Senior Notes to be so listed or quoted.

         The shares of Common Stock and the Senior Notes are issues of new securities, have no established trading market, will be held initially by fewer securities holders than is usually the case for a public company, and may not be widely distributed. There can be no assurance that a trading market for either the Common Stock or the Senior Notes will develop. If a trading market does develop, the prices of the Common Stock may be volatile and liquidity may be limited. If a market for the Common Stock or the Senior Notes does not develop, holders may be unable to resell their respective securities for an extended period of time, if at all. Future trading prices of the Common Stock and the Senior Notes will depend upon many factors, including, among other things, our operating results, competitive factors, prevailing interest rates and the markets for similar securities.

COMMON STOCK ELIGIBLE FOR FUTURE SALE

         Pursuant to our Plan of Reorganization, we entered into a Registration Rights Agreement (Common Stock) on March 30, 2001. Pursuant to the agreement, upon the request of certain holders or group of holders of shares of Common Stock, we will register the holder's registrable securities under the Securities Act. We will also provide notice of the request for registration to the other holders at least 30 days prior to the anticipated filing date of the registration statement. We will use our best efforts to effect, as soon as reasonably practicable, but in no event later than 180 days of its receipt of the notice of demand registration, a registration under the Securities Act of 1933 of the registrable securities held by the initiating holder and all registrable securities requested to be included in such registration by the other holders. See "Item 11. Description of Registrant's Securities to be Registered--Description of Capital Stock--Common Stock" and "--Agreements with Certain Stockholders." Sales of or offers to sell a substantial number of shares of Common Stock, or the perception by investors, investment professionals and securities analysts of the possibility of such sales, could adversely affect the market for and prevailing prices with respect to the Common Stock.

RELIANCE ON SINGLE LOCATION

         Because we have no present intention to have operations other than the Casino and the development of ancillary properties and will be dependent upon visitors to New Orleans and New Orleans area residents, a downturn in the local or regional economy, a decline in tourism in New Orleans, a decline in the New Orleans gaming market or an increase in competition could have a material adverse effect on us. In addition, a reduction or cessation of activities at the Casino due to flooding, severe weather, natural disaster or otherwise could have a material adverse effect on us.

TAXATION

         The City currently imposes a 5% "amusement" tax on the gross receipts representing admission charges to, among other things, "any game of skill and chance as well as all mechanical devices operated for pleasure or skill where a fee is charged for admission or entrance or for the purpose of playing them or whether there is any charge whatever for them or in connection with them either directly or indirectly." The City Attorney has opined that, as applied to riverboat gaming, riverboat cruises are "excursions" subject to the amusement tax and that admission charges include all activities within the riverboat, including money spent on wagers. The City Attorney subsequently issued an opinion that the amusement tax may not legally be levied on gaming revenues derived from the Casino because these revenues do not constitute taxable "admission." Opinions of the City Attorney are not binding on the City or any other person. The City could attempt to levy the tax on the operations of the Casino in the future. While our Ground Lease allows us to set off some or all of the amount of the amusement tax collected and remitted against certain payments required to be made under the Ground Lease, the amount of the tax may exceed the amount of such offset. Any additional taxes imposed on the Casino may have a material adverse effect on us.

ENVIRONMENTAL MATTERS

         We own and lease certain properties, some of which were formerly owned or leased by companies with operations that involved or may have involved the use of hazardous substances or wastes and which could subject us to liability for the cleanup of such hazardous substances or wastes. In addition, some of the buildings on property we own or lease contain asbestos and lead-based paint. We have incurred abatement costs with the construction of the Casino, renovation of the City's Municipal Auditorium and the Municipal Auditorium restoration project. If our properties are contaminated or not properly cleaned up, we may also be limited in our ability to borrow using our real estate as collateral. We may also be liable for contamination of off-site locations. Although the removal and disposal of PCB at the Rivergate site has been completed, we may incur future expenditures for compliance with environmental laws. At the present time, we do not anticipate that such liability or conditions will have a material adverse effect on us. In addition to all of our rights under the Bankruptcy Code as successor to HJC under the prior Plan of Reorganization, we have obtained certain indemnifications for past activities, operations or occurrences at such properties that we believe will be sufficient to cover the costs of any potential liability related thereto. No assurances, however, can be given that such matters will not have a material adverse effect on us. See "The Company--Environmental Matters."

RESTRICTIVE COVENANTS

         The Ground Lease and the Casino Operating Contract limit the amount of secured indebtedness we may incur. These restrictions could limit our ability to obtain future or replacement financings. Our operating and financing options are subject to covenants contained in the HET/JCC Agreement, the Management Agreement, the Revolving Credit Agreement, related collateral documents, and agreements with the LGCB and the RDC. Those covenants include, among others, restrictions on payments, the granting of liens, the incurrence of additional indebtedness, the payment of management fees, the payment of dividends, entering into asset sales, entering into transactions with affiliates and entering into any merger or consolidation.

CONFLICTS OF INTEREST

         The Manager is a wholly-owned subsidiary of HET, who, directly and indirectly, owns and operates dockside casinos in Vicksburg and Tunica, Mississippi and Shreveport and Lake Charles, Louisiana. HET may develop other casinos that may compete with the Casino. These casinos may compete directly with the Casino for patrons. HET, through its operating subsidiaries, also operates casinos in the five major Nevada and New Jersey gaming markets and such casinos will also compete with the Casino on a national basis. In addition, Philip G. Satre, Chairman of the Board and Chief Executive Officer of HET, is one of our directors. HET's ownership of competing casinos and Mr. Satre's position on our board and in HET may constitute a conflict of interest useful to HET or its competing casinos.

LACK OF EXPERIENCED PERSONNEL

         Generally, the gaming industry is experiencing a shortage of skilled and licensed labor, which may make it more difficult and expensive to attract and retain qualified employees. In addition to the general shortage of skilled and licensed employees, we are required, by contract and law, to hire a significant percentage of our employees from an applicant pool who must have been residents of Louisiana or Orleans Parish for the year preceding employment. The Gaming Act requires that at least 50% of our employees be Louisiana residents for at least one year prior to employment. The Ground Lease requires that not less than 57% of our employees live and reside in Orleans Parish.

REPURCHASE OF COMMON STOCK RELATING TO GAMING MATTERS

         The Gaming Act, the rules and regulations thereunder, and our Casino Operating Contract impose certain suitability requirements with respect to the holding of any of our securities. Any holder of such securities may be required to obtain certain qualifications or approvals from the LGCB to continue to hold such securities. Any failure to obtain such qualifications or approvals may, by virtue of requirements imposed on us, subject such securityholders to certain requirements, limitations or prohibitions, including a requirement that such securityholders liquidate their securities at a time or at a cost that is otherwise unfavorable for such securityholders. There can be no assurance that the Gaming Act will not be interpreted, that additional rules and regulations will not be implemented, or that new legislation will not be enacted to impose additional restrictions on, or otherwise prohibit, certain persons from holding the Common Stock, or cause such securityholders to liquidate their Common Stock at a time or at a cost that is otherwise unfavorable for such securityholders. See "--Uncertainty Regarding Gaming Regulation and Future Changes to the Law," "Regulation--Louisiana Gaming Act" and "Material Agreements--Casino Operating Contract." The Certificate of Incorporation of JCC Holding provides that the shares of Common Stock may, under certain circumstances, be redeemed by JCC Holding if JCC Holding, or certain affiliates thereof, believes such action is required to prevent the loss or impairment of a material gaming license of JCC or such affiliate. See "Item 11. Description of Registrant's Securities to be Registered--Description of Capital Stock--Redemption Provisions."

CERTAIN BANKRUPTCY CONSIDERATIONS

         The RDC leases the Rivergate site from the City pursuant to a lease agreement with the City (the "City Lease") and Jazz Casino subleases the site from the RDC pursuant to the Ground Lease. The commencement of a bankruptcy case by or against the City or the RDC could adversely affect Jazz Casino's rights under the Ground Lease, if the City and/or the RDC should elect to "reject" the City Lease and/or the Ground Lease under Section 365(a) of the Bankruptcy Code. Under Section 365(h) of the Bankruptcy Code, a lessee may elect either to treat the rejected lease as terminated or to remain in possession. In the event of the City's bankruptcy, the RDC is obligated under the Ground Lease to assert a right under Section 365(h) to remain in possession to protect the Company's rights and the securityholders interest in the premises. If the RDC does assert such right, Jazz Casino's right to remain in possession should be unaffected by the City's bankruptcy. Some courts have held that Section 365(h) does not provide continuing possessory rights to a sublessee when the lessee sublessor rejects its master lease with its lessor. Thus, if the City Lease were terminated as between the City and RDC as a result of such rejection by the RDC, we might lose our rights under the Ground Lease. Jazz Casino's loss of its rights under the Ground Lease would have a material adverse effect on us.

OPEN ACCESS PROGRAM

         Our Ground Lease obligates us to comply with the Open Access Program adopted pursuant thereto. The Open Access Program is designed to facilitate participation by minorities, women, and disadvantaged persons and business enterprises in developing, constructing and operating the Casino and contains various provisions which permit the City's Mayor and the City Council to impose penalties on us if we fail to comply with the provisions of the Open Access Program. These penalties include fines, a default under our Ground Lease under certain circumstances and the right of the City's Mayor to request a review of hiring and contracting practices. Imposition of the fines could have a material adverse effect on us. In addition, we are required to indemnify the City and the RDC against certain damage awards arising out of lawsuits related to the Open Access Program. See "Material Agreements--Ground Lease."

         Under the Gaming Act, we are required, as nearly as practicable, to employ minorities in proportions consistent with the population of the State. The Open Access Program may establish or require goals for the employment of minorities at the Casino in a proportion greater than the proportion of minorities in the State's population. We interpret the provisions of the Gaming Act in a manner that would not prohibit us from employing a workforce with a percentage of minorities in excess of the percentage of minorities of the population of the State. There can be no assurance that the Gaming Act or the Casino Operating Contract will be applied in a manner which permits compliance with the Open Access Program. If such provisions were not applied in such a manner, there may be a conflict between the Gaming Act, the Casino Operating Contract and the Open Access Program since the percentage minority population of the State may be less than the percentage minority hiring goals under the Open Access Program. We intend to comply with the Open Access

Program unless they are found to be preempted by the Gaming Act. If the conflict discussed above exists and we nevertheless comply with the minority hiring goal under the Open Access Program, we may be in violation of the Gaming Act and the provisions of the Casino Operating Contract. Such a violation could result in a material adverse effect on us.

DIVIDEND POLICY

         Our material agreements, including the Indenture for our Senior Notes, the Revolving Credit Agreement, and the HET/JCC Agreement forbid the payment of dividends on the Common Stock in the foreseeable future. The payment of cash dividends, if any, will be made only from assets legally available for that purpose (i.e., any net profits or capital surplus), and will depend on our financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and material agreements, and other factors deemed relevant by our board of directors.

         Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which prohibit or limit their ability to invest in the Common Stock. This may reduce the number of potential institutional investors who would otherwise invest in our securities.

DEEMED LIABILITY FOR ACTS OF MANAGER

         Under the Casino Operating Contract, the acts and omissions of the Manager are deemed to be our acts and omissions. We do not have the ability to control the acts and omissions of the Manager. If the Manager were to violate the Gaming Act or the Casino Operating Contract through any act or omission, we would have limited remedies. Any violation may cause us and the Manager to become unsuitable. Any finding of unsuitability could cause the termination of the Casino Operating Contract.

                               MATERIAL AGREEMENTS

         The following discussion summarizes the material terms of certain material agreements to which the Company is a party, but this summary does not purport to be complete and is qualified in its entirety by reference to the relevant agreements, which are filed as exhibits to this Registration Statement. Readers are urged to obtain and review such agreements.

INDENTURE

         The Indenture governing our Senior Notes is described in "Item 11. Description of Registrant's Securities to be Registered--Description of Debt Securities."

REVOLVING CREDIT AGREEMENT

         GENERAL. On March 29, 2001, we entered into a Revolving Credit Agreement in connection with our Plan of Reorganization. The Revolving Credit Agreement is by and among: (1) Jazz Casino, as borrower; (2) JCC Holding, Canal Development, Fulton Development, and JCC Development, as guarantors; and (3) HET, HOCI, and HNOMC, as lenders.

         The Revolving Credit Agreement provides Jazz Casino with up to $35 million of available credit to meet working capital requirements. The principal amount available under the New Revolving Credit Agreement may be borrowed, repaid and reborrowed without limitation. Interest is due quarterly, in arrears, at a current market rate of interest not to exceed the London Interbank Offered Rate, or LIBOR, plus 300 basis points on Eurodollar loans or prime plus 275 basis points on Base Rate loans.

         The Revolving Credit Agreement is secured by substantially all our assets, except for the Casino Operating Contract, the Casino bankroll, and the gross revenue share payments. The Revolving Credit Agreement is secured on a second lien priority basis, which is junior only to a lien securing Jazz Casino's obligations under the HET/JCC Agreement. The Senior Notes will be secured by liens on the same assets, junior to the lien securing the Revolving Credit Agreement.

         A portion of the Revolving Credit Agreement was drawn upon to repay debtor-in-possession financing and to pay certain costs and claims that were required to be paid on the effective date of our Plan of Reorganization.

         Indebtedness arising under the Revolving Credit Agreement will mature five years after the effective date of our Plan of Reorganization, or upon the termination of the Manager if earlier. Jazz Casino also has an option to extend the indebtedness by one year after the maturity date.

         CASH MANAGEMENT LIMITATIONS. The Revolving Credit Agreement requires us to allocate certain of our excess cash flow proceeds to any outstanding Minimum Payment Guaranty Loans and revolving loans. Cash balances that exceed the sum of
(i) $2,875,000 plus (ii) the amount required to be retained by Jazz Casino pursuant to applicable Gaming Regulations plus (iii) the cash portions of the House Bank, will first be applied to prepay the Minimum Payment Guaranty Loans until paid in full, and then to all outstanding revolving loans until paid in full.

         COVENANTS. The Revolving Credit Agreement requires us to make interest payments on the Senior Notes by issuing additional notes, rather than making the payments in cash to the extent allowed in the Indenture to the Senior Notes.

         LIMITATIONS. The Revolving Credit Agreement contains certain negative restrictions, which are subject to a number of important qualifications and exceptions, that, among other things, limit our ability to:

         o pay dividends or make other distributions in respect of capital stock;

         o make any voluntary or mandatory payment, purchase, acquisition, or redemption on any of our obligations owed to HET, HOCI, or any affiliate of HET or HOCI, except for payments of the management fees and Minimum Payment Guaranty fees;

         o enter into certain transactions with any of our affiliates except under certain circumstances;

         o make any purchase, prepayment, or redemption, of any subordinated indebtedness prior to its scheduled maturity, repayment of principal, or sinking fund payment;

         o        incur additional debt except under certain circumstances;

         o incur any liens on our assets or the assets of the subsidiaries;

         o merge or consolidate with or transfer all or substantially all our assets or the assets of the restricted subsidiaries to another person;

         o purchase or acquire any part of the property or assets of any person except under certain circumstances;

         o make voluntary or optional payments on or redemption or acquisition for value of any indebtedness except for indebtedness in connection with Minimum Payment Guaranty

                  Documents, Revolving Obligations and Required Regulatory Redemption (as defined in the Indenture);

         o        make certain capital expenditures;

         o        make certain loans, advances or investments;

         o        issue additional equity interests;

         o establish, create or acquire any subsidiaries, except wholly-owned subsidiaries to operate certain ancillary and support functions of the Casino;

         o permit any person or entity other than HNOMC, to act as the Casino Manager;

         o comingle with Canal Development, Fulton Development, JCC Development, and each of their subsidiaries;

         o permit the sum of certain outstanding obligations under the Minimum Payment Guaranty documents, Revolving Credit Agreement documents and Management Agreement to exceed $20,000,000; and

         o permit the Adjusted EBITDAM for each performance period to be less than 75% of the projected Adjusted EBITDAM (as defined in the Management Agreement).

         HET/HOC GUARANTY. Obligations with regard to outstanding letters of credit issued under our previous bank credit facilities transferred to the Revolving Credit Agreement. Further, HET guaranteed all reimbursement obligations relating to the outstanding letters of credit of $1.8 million.

GROUND LEASE

         TERM; RENT AND ADDITIONAL CHARGES. Jazz Casino entered into the First Amendment to the Amended and Restated Lease Agreement with RDC and the City of New Orleans on March 29, 2001. The First Amendment amended the Amended and Restated Lease Agreement for the Rivergate site, which we entered into on October 29, 1998 with the RDC, as landlord, and the City of New Orleans, as intervenor. The RDC is a public benefit corporation formed to own the Rivergate site.

         Term. Under the First Amendment, the Ground Lease has an initial term of 20 years from March 31, 2001, with three consecutive ten-year renewal options.

         Payments. The Ground Lease provides for a minimum annual payment of $12.5 million, including all rent payments, gross gaming payments, payments to the Audubon Park Commission ("Audubon Payments"), and gross non-gaming payments.

         Reduction in Payments and Expenses. In connection with the First Amendment, the City and RDC have agreed to reduce the payments, taxes, administrative, operational costs, and other expenses that we pay under or result from the Ground Lease by $5 million per year, effective on March 31, 2001. The RDC and the City will designate reductions in payments and expenses within 120 days from the adoption of the Ordinance authorizing the execution of the First Amendment, which adoption date was March 15, 2001. We have agreed to accept the reduction without negotiation, so long as the reductions result in actual monetary savings to Jazz Casino of at least $5 million per year, beginning with the calendar year 2001.

         We have agreed to accept an annual credit toward the total required reduction of $5 million equal to the property tax savings realized by Jazz Casino in an amount equaling $2.1 million. The annual credit toward the $5 million reduction will not be reduced, however, if there is any future increased property tax assessment resulting from new or additional improvements to the Casino premises.

         Rent. We are obligated to pay to the RDC rent of $5 million per year until October 28, 2004. At each five-year anniversary (the rental adjustment date), beginning October 28, 2004, the rent will increase by $2.5 million, subject to an annual cap of 3% of gross gaming revenues for the fiscal year immediately preceding the rental adjustment date. If the rent increase causes the rent to exceed 3% of gross gaming revenues for the fiscal year preceding the rental adjustment date, the rent for the five-year period following the rental adjustment date will be the greater of:

         o the rent for the fiscal year immediately preceding the rental adjustment date; or

         o an amount equal to 3% of gross gaming revenues for the fiscal year immediately preceding the rental adjustment date.

The rent is payable monthly, in advance.

         Gross Gaming Payments. We must make gross gaming payments to the RDC equal to the amount by which the gross gaming percentage amount exceeds the rent for that fiscal year. The gross gaming percentage amount in any fiscal year is determined as follows:

         o 3% of gross gaming revenues for increments of gross gaming revenues from $0 to $325 million;

         o 4.5% of gross gaming revenue for increments of gross gaming revenue from $325 million to $350 million; and

         o a percentage of gross gaming revenue starting at 5% for increments of gross gaming revenue above $350 million and increasing by five-tenths of 1% for each additional $25 million of gross gaming revenue up a maximum of 9.5%.

A portion of the gross gaming payments must be paid monthly, in advance, as part of the minimum payment.

         Audubon Payments. We are obligated to make an annual contribution of $200,000, payable in monthly installments, to be allocated to the Audubon Park Commission, for and on behalf of the City.

         Gross Non-Gaming Payments. We are obligated to make an annual payment to the RDC of $1.7 million, payable in monthly installments, plus 6% of all gross non-gaming revenues, as defined below, in excess of approximately $28.33 million annually payable commencing with the month (and for each month thereafter) in which annual gross non-gaming revenue exceeds $28.3 million.

         Additional Payments. In addition to the required $12.5 million minimum payment, we are also obligated to pay additional sums, including:

         o a one-time payment of $875,000 due during the second year of Casino operations;

         o an aggregate of $500,000 during the second year after the opening of the Casino payable in quarterly installments;

         o an annual contribution of $2 million (subject to increase annually based on the CPI index) throughout the lease term, including any extensions, to be allocated by the City Council to the Orleans Parish School Board, with the first payment to be made within six months of opening the Casino and subsequent payments to occur on each anniversary thereof;

         o 4.99% of any proceeds of major capital events distributed to our stockholders, which events may include a sale or transfer of the Casino or the Ground Lease, and certain insurance or condemnation proceeds paid to us; and

         o        2.5% of any termination fee we pay to the Manager.

Each of these payments may be subject to reduction by designation.

         Market Appreciation Right. The RDC has a one-time right, with the prior written consent of the City Council and upon 30 days prior written notice to us to receive a payment of additional rent. The payment will be equal to 4.99% of the amount, if any, by which the weighted average closing trading price of our common stock over the 20 days of trading immediately prior to delivery of the written notice multiplied by the number of outstanding shares of such common stock, is greater than $320 million. Upon Jazz Casino's payment of the additional rent to the RDC, the RDC will have no further right to receive the 4.99% contingent payments described above or any additional market appreciation payments.

         City Payments. We must make an annual payment of $1 million to the New Orleans Marketing Corp. as part of the City's direct marketing program intended to promote New Orleans tourism generally. We have the right to direct the use of this payment. In any year during which we receive gross gaming revenue of $350 million or more, we are required to pay to the City $1.25 million, payable in monthly installments of $104,167 each. Our obligation to pay the City is unsecured.

         In addition, in connection with our Plan of Reorganization, we entered into Memoranda of Understanding with the Louisiana Restaurant Association and the Greater New Orleans Hotel-Motel Association. These memoranda provide for an additional annual payment to the New Orleans Marketing Corp. in the amount of $500,000 annually, payable beginning on April 1, 2001 and for each year for the remainder of the term of the Casino Operating Contract. This payment obligation will increase to $1 million annually beginning three months after beginning construction or the purchase of a hotel containing 250 or more rooms and continuing through the remainder of the term of the Casino Operating Contract.

         Late Payment Penalties. If we fail to make any of our payments timely, we may be liable for the outstanding balance plus interest from the due date of the payment at a default rate equal to the greater of the prime rate quoted by Citibank, N.A., plus 4% per annum or 14% per annum. We may also be required to pay additional default penalties if any default results in the termination of the Ground Lease.

         INDEMNIFICATION. General Indemnification. We are required to indemnify the RDC and the City for, among other things, liabilities arising out of or relating to:

         o the ownership, possession and use of the leased premises or any improvements to the leased premises;

         o        the operation or management of the Casino;

         o noncompliance with any terms of the Ground Lease or the Second Floor Sublease; or

         o noncompliance by JCC Development with any terms of the Second Floor Sublease.

         We are not obligated to indemnify the City or RDC for liabilities caused by the intentional acts or omissions or the sole negligence of the RDC or the City, or their respective employees, agents, or contractors.

         LIMITATIONS ON SECURED INDEBTEDNESS. The Ground Lease may limit our ability to encumber our leasehold. We must obtain the RDC's consent if the lender is not a "suitable lender", and the financing secured by the encumbrance does not satisfy objective criteria in the Ground Lease. Suitable lenders for purposes of any subsequent financings include HET, or any entities controlled by, under common control with, or controlling HET.

         OTHER RESTRICTIONS ON OPERATIONS. Under the Ground Lease, we:

         o may not enter into any management or operating contract with any person without the prior written consent of the RDC and the City;

         o may not transfer our equity interests in any of our subsidiary entities, which transfer would result in a change of control of Jazz Casino, without the prior written consent of the RDC and we must pay the RDC 2.5% of the profit realized by the entity from that transfer;

         o may make certain transfers of membership interests in Jazz Casino without paying the RDC 2.5% of the profit realized by the entity from that transfer;

         o may not operate another land-based casino in the State or within 200 miles of the Casino Development without the prior written consent of the RDC;

         o may not use our revenues to subsidize persons or entities that will compete unfairly with the businesses located in Orleans Parish;

         o may not amend the Management Agreement in a manner that materially and adversely affects any interest of the RDC;

         o must submit a written plan that provides for our continuous operation of the Casino if the Management Agreement is terminated;

         o must pay the RDC the sum of $5 million, subject to annual increases in the Consumer Price Index, in connection with any termination of the Ground Lease that is caused by our default, unless the RDC has received rent and other payments totaling at least $25 million, also subject to annual increases in the Consumer Price Index;

         o may not make any structural alteration or any non-structural alterations in excess of $250,000 to the Casino without the prior written approval of the RDC and the City;

         o must pay all insurance proceeds in excess of $500,000 to an insurance trustee who will disburse the funds to pay for the cost of restoring the Casino;

         o must pay the costs to restore the Casino that are in excess of insurance proceeds;

         o must fund monthly payments into a capital replacement fund in an aggregate amount equal to:

                  o $3 million for the first 12 months following the opening date of the Casino;

                  o $4 million for the second 12 months following the opening date;

                  o $5 million for the third 12 months following the opening date; and

                  o for each month during each successive 12-month period, 2% of gross-gaming revenue and gross non-gaming revenue;

         o must give our employees the opportunity to participate in our savings and retirement plan, a Jazz Casino savings and retirement plan, subject to certain exceptions; and

         o must comply with the terms of the Open Access Program for minority hiring, including the payment of $2.5 million payable in annual installments of $500,000 per year over five years from October 28, 1999.

MANAGER SUBORDINATION AGREEMENT (LANDLORD)

         On March 29, 2001, the RDC, the City and the Manager entered into a subordination agreement ("Manager Subordination Agreement (Landlord)"). The Manager Subordination Agreement (Landlord) provides that we must pay all rent and other payments due to the City and the RDC under the Ground Lease before we pay any fees we owe to the Manager under the Management Agreement.

         In addition, the Manager Subordination Agreement (Landlord) provides that, during the transition period, the Manager will, among other things, remove or replace certain property and marks owned by the Manager or its affiliates from the Casino, and its improvements. For purposes of the Manager Subordination Agreement (Landlord), the "transition period" generally refers to a 45 day period beginning on the date on which:

         o the RDC or its receiver or conservator is placed in ownership, possession or control of the Casino; or

         o an event of default has occurred and not been cured under the Ground Lease as a result of the termination of the Management Agreement and with respect to any of the described events:

         o the Manager terminates the Management Agreement or fails to give proper notice of such termination;

         o the RDC is unable, for any reason, to use certain marks at the Casino; or

         o the Manager terminates the use at the Casino of certain proprietary computer systems without replacing those systems.

CASINO OPERATING CONTRACT

         Harrah's Jazz Company was originally granted the right to conduct gaming operations at the Casino under the Casino Operating Contract, on July 15, 1994. The Casino Operating Contract was modified by the Amended and Renegotiated Casino Operating Contract in connection with our first reorganization, which assigned Harrah's Jazz Company's rights to Jazz Casino on October 30, 1998. The First Amendment to the Amended and Renegotiated Casino Operating Contract was entered into on October 19, 1999. In connection with our Plan of Reorganization, we entered into a Second Amendment on March 8, 2001 and a Third Amendment on March 29, 2001.

         Term; State Payments and Impositions. Under the Casino Operating Contract, we have the right to conduct gaming operations at the Casino for a term of 20 years, with one automatic ten year renewal option.

         Under the Second Amendment, for each fiscal year of the Casino's operation, Jazz Casino is required to pay to the State, by and through the LGCB, an amount equal to the greater of the minimum payment or 21.5 % of the gross gaming revenue for each fiscal year. The minimum payment means:

         o $50 million for the fiscal year beginning April 1, 2001 and ending March 31, 2002;

         o        $60 million for every fiscal year thereafter; or

         o for the last fiscal year of the contract a sum equal to the product of the daily payment to the LGCB to be applied to the annual minimum payment (based upon $60 million) and the number of days in such last fiscal year.

         We are also required to make the following additional override payments each fiscal year:

         o an additional 1 1/2% on gross gaming revenues in excess of $500 million up to $700 million;

         o an additional 3 1/2% on gross gaming revenues in excess of $700 million up to $800 million;

         o an additional 5 1/2% on gross gaming revenues in excess of $800 million up to $900 million; and

         o an additional 7 1/2% on gross gaming revenues in excess of $900 million.

         We will be required to make a daily payment to the LGCB to be applied to the annual minimum payment. For the fiscal year ending March 31, 2002, the daily payment will be $136,986.30. Thereafter, the amount of the daily payment in a non-leap fiscal year will be $164,383.56 and the amount of the daily payment in a fiscal leap year will be $163,934.43. Daily payments are subject to an end of year settlement to the extent 21.5% of gross gaming revenue share payments exceed $50 million for the first fiscal year, and $60 million for every fiscal year thereafter.

         HET and HOCI have agreed, subject to the terms and conditions set forth in the HET/JCC Agreement, to provide a Minimum Payment Guaranty for four fiscal years beginning with the fiscal year ending March 31, 2002 through the fiscal year ending March 31, 2005. See "--HET/JCC Agreement." The obligations of Jazz Casino, HET and HOCI under the HET/JCC Agreement are secured by a first priority lien on substantially all of our assets (excluding the Casino Operating Contract and the gross revenue share payments). HET and HOCI have no legal obligation or duty to provide a Minimum Payment Guaranty.

         Because under the contract at the beginning of each fiscal year there must be in place at lease 36 months of third party guaranteed New Daily Payments to the LGCB prior to March 31, 2005, and for each fiscal year thereafter we will be required to secure a guarantor satisfactory to the LGCB for each new three year period. HET and HOCI have no legal obligation or duty to provide a Minimum Payment Guaranty.

         Under the Casino Operating Contract, the State owns that portion of the daily collections from gaming operations equal to the amount of the daily payment. We may not enter into any contract or other agreement that permits or purports to permit any person to claim a right or interest in the gross gaming revenue share payments. We must deposit the daily payments into a State account by the next business day after collection.

         If we fail to pay any amount due the State under the Casino Operating Contract, the amount past due bears interest at a default interest rate equal to the greater of (i) the prime rate of Citibank N.A. or its successor plus 5% or
(ii) 15% per annum. This remedy is in addition to other consequences of default.

         Exclusive Contract. The Casino Operating Contract provides Jazz Casino with the authority to operate the sole land based casino in Orleans Parish. If the State authorizes another land based casino or certain other gaming operations to operate in Orleans Parish, we may be relieved from making our gross gaming revenue share payments. To obtain the relief, we must meet a number of procedural barriers, including allowing the State to cure its violation of the Casino Operating Contract after proper notice and obtaining a final, non-appealable judgment that the State has violated its obligations under the Casino Operating Contract. The State has 24 months from the date any final judgment is rendered to cure the material violation. The State must then obtain a declaratory judgment to confirm that it has cured the default. If the State reneges on some or all of its other obligations, we will have limited, equitable remedies. We will not be able to obtain monetary compensation for certain changes in State law, including changes in rules regarding riverboats. Even if we are relieved from making gross gaming revenue payments, we will not be relieved from our obligation to pay additional charges or to perform our non-monetary obligations.

         The State may authorize riverboats to remain dockside and conduct dockside gaming beyond the scope permitted by statute in effect January 1, 1997, provided that no more than one riverboat located in Orleans Parish on Lake Pontchartrain can remain dockside. In March 2001, the State legislature passed legislation that will allow all riverboats to remain dockside. This change went into effect on April 1, 2001. There is currently a statutory limit of 15 riverboat licenses in the state and a limit of 6 riverboats in any one parish.

         Rules and Regulations. We are subject to pervasive regulation of our business. See "Regulation." Under the Casino Operating Contract, Jazz Casino acknowledges and consents to the LGCB's rule and regulation making authority.

         Casino Manager. Under the Casino Operating Contract, we cannot amend the Casino Management Agreement or enter into a new casino management contract without the LGCB's approval. The acts and omissions of the Manager of the Casino are deemed to be the acts and omissions of Jazz Casino for purposes of the Casino Operating Contract.

         Financial Stability. Under the Casino Operating Contract, Jazz Casino must remain financially stable. Jazz Casino will be deemed to be financially stable if Jazz Casino:

         o        maintains an adequate casino bankroll;

         o        has the ability to satisfy its operating expenses;

         o has the ability to pay its debts that will mature or otherwise become due and payable during the next 12 month period; and

         o has made all required payments to the capital replacement fund.

If, at any time, Jazz Casino is unable to demonstrate that it is financially stable, Jazz Casino will have a specified time period after notice of a financial stability default from the LGCB to cure such default. During the existence of a financial stability default, the LGCB may impose orders or regulatory conditions, necessary to protect the public interest, including the appointment of a fiscal agent.

         Suitability. We, the Manager and some of our affiliates are required to remain "suitable." Holders of more than five percent of our equity and debt, our officers and directors, and some of the officers and directors of the Manager, the Manager and its affiliates must also be and remain "suitable." For a discussion of the requirements an applicant must demonstrate to be found suitable. See "Regulation--Louisiana Gaming Act--Suitability." The LGCB may terminate the Casino Operating Contract if it determines that we or the Manager are not suitable. If the LGCB determines that any of our managers, directors and officers, any of the Manager's officers and directors (or those of its affiliates), or a holder of a debt or equity interest is not suitable, we must take immediate good faith action to cause the unsuitable person to dispose of his office or debt or equity interest. Pending the disposition, we must ensure that the unsuitable person (i) receives no dividends or interest; (ii) exercises, directly or indirectly, no rights conferred by the securities; (iii) receives no remuneration from us; (iv) receives no economic benefit from us; and (v) does not continue to own or have an economic interest in or remain as a manager, officer, director, partner, employee, consultant or agent.

         If we do not act to disassociate ourselves from an unsuitable person, the LGCB may terminate the Casino Operating Contract or subject us to other disciplinary action. If some of the holders of our Common Stock or Senior Notes are found to be unsuitable, the LGCB may request us to redeem the securities at a price unfavorable to the holder of the security.

         Days and Hours of Operation. With certain limited exceptions, the Casino Operating Contract requires Jazz Casino to operate the Casino 24 hours a day, seven days a week.

         Restaurant Restrictions. Pursuant to certain amendments to the Gaming Act, effective March 22, 2001, we are authorized to: (i) directly own and operate a single restaurant with seating limited to 150 seats; (ii) expand our limited cafeteria style seating from 250 to 400 seats; (iii) cater certain functions within the Casino facility; and (iv) lease space to area restaurant owners in a food court with seating limited to 100 seats. On the second floor of the Casino we are allowed, subject to City approval, to: (i) lease space to no more than two unaffiliated third party restaurant(s), which, when calculated together, shall contain no more than 350 seats; (ii) operate any business or entertainment facility on the second floor, provided that any food for such operation must be purchased or catered by a third party restaurateur or food preparer with purchases at fair market value; and (iii) lease space to any other third parties to operate businesses where the primary purpose of any such business is not a restaurant that requires no more than 35% of the gross revenue of such business shall be derived from the sale of food. The legislation also authorizes us to offer and advertise complimentary and discounted food offerings to certain specified persons, including a member of a customer reward system and other patrons based upon observed play at the Casino. We, however, may not offer or advertise discounted or complimentary food offerings to the general public within a 50 mile radius of the Casino within Louisiana through any advertising media.

         Lodging Restrictions. Pursuant to certain amendments to the Gaming Act, effective March 22, 2001, we are also authorized to own, construct or lease lodging with no more than 450 rentable units that is not at the casino site, but that may be physically connected to the Casino. Meeting space shall be limited to 15,000 square feet if the hotel is newly constructed, or 20,000 square feet if an existing hotel is purchased or leased and contains such space. The amendments to the Gaming Act provide that after March 31, 2005, we may own or operate additional hotel rooms if the Greater New Orleans Hotel Association agrees to such increase. Except for the limited exception for casino customers, under the amendments to the Gaming Act, we may not advertise hotel rooms to the general public at rates below market rates. We are required to base room rates on formula derived from average seasonal rates for the preceding year in the locality of the Casino (as compiled by a nationally recognized firm). The legislation also authorizes us to provide limited complimentary and discounted hotel offerings to certain specified persons, including a member of a customer reward system and other patrons based upon observed play at the Casino, provided, however, we shall pay room taxes on all such hotel rooms based upon prevailing tax schedules and rates as determined by the formula described above.

         Retail Restrictions. All restrictions on the sale of non-gaming products within the Casino were eliminated from the Gaming Act, effective March 22, 2001, and from the City's Comprehensive Zoning Ordinance, effective March 21, 2001.

         Capital Replacement Fund. The Second Amendment obligates Jazz Casino to maintain a capital replacement fund. The capital replacement fund is the same as that required under the Ground Lease and the Management Agreement and is not meant to duplicate the capital replacement fund obligations under the Ground Lease and the Management Agreement. See "--Ground Lease--Capital Replacement Fund" and "--Management Agreement--Capital Replacement Fund."

         Other Covenants and Conditions. The Casino Operating Contract contains a number of other covenants on the part of Jazz Casino, including:

     o   adherence to nondiscrimination policies and practices;

     o giving preference to Louisiana residents in obtaining goods and services;

     o employment of minorities at least consistent with the minority population of the State;

     o production of documentation on the holders of notes or indentures or other evidences of indebtedness;

     o performance of obligations under the Ground Lease, the Ground Lease and the Management Agreement;

     o limiting accessibility to the areas of the Casino where gaming occurs by persons under the age of 21; and

     o   maintaining the Casino in a clean, safe and first-class condition.

         Work Force. We may not reduce our total number of employees below 90% of the number of employees that existed March 8, 2001. In addition, Jazz Casino is prevented from reducing the total salary levels or compensation of it employees by more than 10% of the salary or compensation level as of March 8, 2001.

         Indemnification. We must indemnify the LGCB against all liabilities arising out of or relating to, among other things:

     o our failure, or the failure of the Manager or a lessee to comply with the terms of the Casino Operating Contract;

     o the construction or remodeling of the Casino or the performance of any work on it;

     o our failure or the failure of the Manager or a lessee to comply with the terms of the Ground Lease, the Amended General Development Agreement ("Amended GDA"), the Management Agreement or any other agreement affecting the Casino to which Jazz Casino, the Manager or a lessee is a party;

     o any personal injury, death or property damage suffered or alleged to have been suffered in, on or about the Casino;

     o any act, omission or other negligence on Jazz Casino's part or the Manager, any lessee or their respective employees, agents or servants; or

     o any failure on our part or of the Manager or a lessee to comply with applicable law.

Our obligation to indemnify the LGCB does not apply with respect to claims that are based upon:

     o   the sole negligence or intentional fault of the LGCB;

     o a finding of unsuitability that has been adjudicated by a proper court to have been arbitrary and capricious;

     o the joint or solitary fault of the LGCB, the State or any person for whom either is vicariously liable with a third party or parties other than Jazz Casino, the Manager or their respective affiliates; or

     o   a breach of the Second Amendment by the LGCB.

We must also indemnify the State if a judgment is rendered against the State as a result of the actions of us or our agents.

         Default; Termination. A default of a material obligation could result in the termination of the Casino Operating Contract, subject, under certain circumstances, to the rights of leasehold mortgagees. Default includes, among other things:

     o the failure to pay the installments of the gross gaming revenue share payments or any other payment;

     o   our financial instability;

     o   our unsuitability or the unsuitability of the Manager;

     o   unsuitability of certain other persons;

     o our conviction of conduct that, in the applicable jurisdiction, is punishable as a felony or equates to a felony in the State;

     o adjudication of our default under the Ground Lease, the Amended GDA or the Management Agreement and, in the LGCB's opinion, the default materially affects our ability to perform its obligations under the Casino Operating Contract;

     o the Casino Operating Contract, or any right created thereby, is taken, seized or attached and is not released within five days;

     o specified events of bankruptcy, insolvency or reorganization of Jazz Casino;

     o failure of Jazz Casino to perform or comply with any other material obligation in the Casino Operating Contract;

     o other than as a result of certain excusable causes, if we close or abandon the Casino operations; and/or

     o we fail to secure and continuously maintain a Minimum Payment Guaranty in accordance with the terms of our Casino Operating Contract, which requires us to have in place at the beginning of each fiscal year at least 36 months of third party guaranteed new Daily Payments to the LGCB.

The LGCB is required to provide notice and an opportunity to cure a default with the exception noted below. Subject to the rights of the leasehold mortgagees, if we do not cure a default within the time period provided in the Casino Operating Contract, the LGCB may terminate the Casino Operating Contract, enforce the obligation in default and exercise any other right or remedy available to the LGCB, including the imposition of fines.

         The Casino Operating Contract will be immediately terminated, with no right to cure, if either (i) we, other than as a result of an excusable temporary cessation of operations, close the Casino or cease gaming operations and fail to reopen the Casino and resume gaming operations within seven days; or
(ii) we fail to provide the renewal Minimum Payment Guaranty as required by the Casino Operating Contract. See "Regulation--Louisiana Gaming Act--State Payments and Guarantees."

         An excusable temporary cessation of operations must only cause a temporary closure or temporary cessation of operations of the Casino beyond our reasonable control. Moreover, we must diligently and in good faith seek to reopen the Casino and to recommence operations. An excusable temporary cessation of operation includes any of the following circumstances:

     o   strikes, lockouts, inability to procure materials, failure of power;

     o arbitrary or capricious State, local or municipal governmental action where the excusable temporary cessation of operations does not exceed 6 months;

     o acts of God, hurricanes, floods, sinkholes, fires and other casualties, earthquakes, epidemics, or quarantine;

     o acts of a public enemy, acts of war, terrorism, blockades, insurrections, riots, civil disturbances, governmental preemption in connection with a national emergency, or national or international calamities;

     o the entry of certain specified judgments or orders in litigation which restrain or substantially interfere with operations of the Casino;

     o any action by the legislature or any governmental agency which result in the material diminishment of gaming as currently proposed to be conducted at the Casino;

     o any other causes related to or arising out of the causes stated above beyond reasonable control of Jazz Casino and not substantially the result of the fault of Jazz Casino, except for certain events relating to Jazz Casino's bankruptcy of insolvency; and

     o any other cause which the Gaming Board in its sole discretion formally determines to be an excusable temporary cessation of operations.

         Financing. All financing must be approved by the LGCB and must be obtained from suitable lenders. The following lenders are presumed to be suitable:

     o   an insurance company regulated by any state of the United States;

     o a real estate investment trust registered under the Investment Adviser's Act of 1940;

     o   a real estate investment trust registered with the SEC;

     o   a dealer registered pursuant to Section 15 of the Exchange Act;

     o a qualified institutional buyer as defined in Rule 144A under the Securities Act and any entity, all of the equity owners of which are qualified institutional buyers, acting for their own accounts or the accounts of other qualified institutional buyers;

     o a bank as defined in Section 3(a)(2) of the Securities Act, a savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution or an investment fund that participates in a bank syndication (and any purchaser that takes an assignment interest in the bank syndication);

     o investors purchasing debt securities of Jazz Casino (or its subsidiaries) in a public offering registered pursuant to the Securities Act or through a private placement, and any investor purchasing such debt securities in a subsequent sale, provided, however, that such debt securities are widely held and freely traded (and the investor holds no more than 20% of Jazz Casino's total debt or 50% of a material debt issue) so as not to give an investor the ability to control Jazz Casino or the Manager; and

     o HET or HOCI and their wholly owned subsidiaries with respect to certain loans contemplated by the Plan of Reorganization.

         The LGCB may at any time determine that the presumption of suitability no longer exists for a lender if either (i) the lender exercises control or intends to exercise control over us or the Manager; or (ii) the LGCB receives information indicating that the lender may not meet the suitability requirements. If the presumption of suitability no longer exists, the lender is required to demonstrate its suitability in accordance with the terms of the Gaming Act. See "--Suitability" and "Regulation--Louisiana Gaming Act--Suitability."

         Jazz Casino is not required to obtain the LGCB's approval for financings if the lenders are suitable and:

     o the principal amount of the new debt does not exceed the sum of the debt refinanced, capital improvements funded from proceeds of the additional financing and transaction costs related to the financing;

     o pre-tax cash flow of Jazz Casino is not less than 1.25 times the amount of annual interest payable with respect to the debt incurred in the financing; or

     o   the financing is permitted by the LGCB's rules and regulations.

         The Casino Operating Contract provides protections to the leasehold mortgagees, including notice of a default and, unless a termination event occurs, 45 business days to cure the default after the expiration of the casino operator's cure period. The leasehold mortgagees also have the right to seek the appointment of a receiver unless a Termination Event occurs.

         Upon the appointment of a receiver and the posting of a bond by the receiver, the receiver is issued a one time, nonrenewable provisional contract by the LGCB to continue operation of the Casino until the receivership is terminated. The leasehold mortgagee provoking the appointment of a receiver must pay the cost of the receiver's bond and the cost of operating the Casino during the term of the receivership to the extent that costs exceed available revenues. If the leasehold mortgagee that provoked the receivership provides ninety (90) days notice of its intent to withdraw financial support of the receivership, the leasehold mortgagee will not be responsible for any costs or expenses of the receivership after the date specified in its notice. The Casino Operating Contract provides for the effects of termination of the receivership, which may result in the Casino Operating Contract being terminated and the right to operate the Casino being rebid.

         Transfer Restrictions. The sale, transfer, assignment, or alienation of our Casino Operating Contract, or an interest therein, in violation of the Gaming Act is prohibited. The LGCB may approve the sale, transfer, assignment, or any grant the approval subject to conditions imposed by the LGCB. Further, under the Casino Operating Contract, Jazz Casino cannot transfer or encumber the Management Agreement, the Ground Lease or the Amended GDA, or any interest therein, without the approval of the LGCB. The LGCB may in all cases impose conditions to its approval. The LGCB is required to give notice and an opportunity to cure a violation of the transfer restrictions. With respect to a transfer or encumbrance by someone other than us in violation of the transfer restrictions, the transfer or encumbrance will not be a default by Jazz Casino if Jazz Casino complies with the safe harbor requirements and insulates itself in the manner required by the Casino Operating Contract. Despite the foregoing, the Casino Operating Contract provides that the transfer restrictions are not intended to restrict the transfer of publicly traded securities that are traded on a national exchange, provided that the LGCB maintains the power to require the holder of any such securities subsequently to be found suitable.

MANAGEMENT AGREEMENT


         GENERAL. On March 29, 2001, we entered into the Management Agreement, granting HNOMC, the Manager, the sole and exclusive right to manage and operate the Casino.

         The Manager must operate and maintain the physical plant of the Casino in accordance with the minimum operational standards applied at the casino operated by an affiliate of HET in Atlantic City, New Jersey. If HET or its affiliates cease to operate its Atlantic City casino, then the Manager will designate another casino with comparable operations and in a market with similar characteristics. The Manager must also abide by applicable law and the applicable provisions of the Casino Operating Contract and the Ground Lease.

         TERM. The initial term of the Management Agreement expires on October 29, 2018, and may be extended for four consecutive terms of ten years.

         OBLIGATIONS OF THE MANAGER AND JAZZ CASINO. Under the Management Agreement, the Manager is responsible for and has authority over, among other things:

         o hiring, supervising and establishing labor policies with respect to employees working in the Casino;

         o        gaming and entertainment policies;

         o general operations including security and internal control procedures;

         o        advertising, marketing and promoting the Casino;

         o        providing Casino-level accounting and budgeting services;

         o        maintaining, renovating and improving the Casino;

         o offering promotions and related services to customers of the Casino similar to those offered at casinos owned or managed by HET or its affiliates;

         o        marketing the Casino; and

         o performing other functions identified by Jazz Casino and agreed to by the Manager.

         The Management Agreement also calls for HOCI, a wholly owned subsidiary of HET, to provide certain services that were previously covered by an administrative services agreement, such as computer processing, payroll, risk management, marketing teleservices and administering certain employee benefit packages. These services are now being provided as part of the services provided under the Management Agreement at no additional charge to Jazz Casino.

         During the term of the Management Agreement, Jazz Casino is required to fund the cost of operating the Casino and is responsible for, among other things:

         o        approving budgets presented by the Manager;

         o maintaining its leasehold interest in the Casino's premises, free from encumbrances other than those set forth as exceptions in the title policy covering the Casino's premises;

         o obtaining and maintaining all licenses and permits required to own and operate the Casino and handling governmental affairs;

         o developing, leasing and financing the second floor of the Casino and other non-Casino land and assets;

         o complying with certain minority, women and disadvantaged persons hiring requirements;

         o        paying indebtedness encumbering the Casino;

         o handling all community and public relations, except advertising, marketing and promotions;

         o establishing and administering employee benefit plans and other employee benefit matters;

         o assisting the Manager with any matters delegated to the Manager if requested in writing by the Manager and agreed to by Jazz Casino; and

         o handling all corporate, administrative and other business activities of Jazz Casino and any other matters not expressly delegated to the Manager under the management agreement.

         CAPITAL REPLACEMENT FUND. Periodic Contributions to Capital Replacement Fund. The Manager on our behalf must deposit amounts totaling:

         o $3 million for the first 12 month period following October 29, 1999;

         o        $4 million for the 12 month period following October 29, 2000;

         o $5 million for the third 12 month period following October 29, 2001; and

         o 2% of gross revenues of the Casino for each fiscal month after October 29, 2002.

         Use and Allocation of Capital Replacement Fund. Any expenditure for capital replacements or improvements that have been budgeted in an annual plan may be paid from the reserve fund. Upon expiration or termination of the Management Agreement, the Manager will distribute all amounts in the reserve fund to us after complying with our obligations under the Ground Lease and other obligations. The capital replacement fund required under the Management Agreement is the same as the capital replacement fund required under the Ground Lease and the Casino Operating Contract.

         FEES. Management Fees. The Manager is entitled, in consideration for managing the Casino, to receive on a quarterly basis a management fee in an amount equal to thirty percent (30%) of EBITDAM. The management fee, however, must be reduced to the extent of certain Harrah's "system fee" payments we may make.

         Services System Fee. The Manager is entitled to the system fee, which is 1.5% of quarterly net revenues, by providing certain advertising services, special promotion services and public relations for Jazz Casino. The system fee will be paid to the Manager concurrently with the management fee. In any fiscal quarter where the system fee exceeds 30% of EBITDAM, the portion of the excess system fee is waived by the Manager. Further, the system fee is waived if EBITDAM is not a positive number.

         Definitions. "EBITDAM" means, with respect to Jazz Casino, for any period, the Net Income of Jazz Casino for such period adjusted to add thereto (to the extent deducted in determining Net Income for such period) without duplication, the sum of:

         o        interest charges;

         o income taxes payable by Jazz Casino in respect of any Casino revenues (not including any impositions or payments pursuant to the Casino Operating Contract);

         o        depreciation and amortization expense; and

         o        management fees.

         "Interest Charges" means, for any period, the aggregate amount (without duplication) of interest expensed in accordance with "Casino standard accounting principles" during the period in respect of all indebtedness of Jazz Casino, including the interest portion of all deferred payment obligations calculated in accordance with the Casino standard accounting principles.

         "Net Income" means, with respect to Jazz Casino, for any period, the Net Income or Loss of Jazz Casino (determined in accordance with Casino standard accounting principles) for the period, adjusted to exclude (only to the extent included in computing such Net Income or Loss and without duplication) all gains or losses which are either extraordinary, as determined in accordance with the Casino's standard accounting principles, or are either unusual or nonrecurring (including from the sale of assets outside of the ordinary course of business or from the issuance or sale of capital stock).

         INDEMNITY. Owners Indemnity; Reimbursement of Indemnified Amounts. We must indemnify and hold the Manager harmless from any Claims and must reimburse the Manager for any money damages to property, which the Manager is required or authorized to pay for any reason. "Claims" include all costs and expenses, including attorneys' fees, in connection with cause of action in law or in equity, suits, debt, and liabilities.

         Limitation on Owner's Indemnity. Jazz Casino's indemnity excludes any liability not covered by insurance which results solely from the proven gross negligence or willful misconduct of any of the key casino personnel or certain HET corporate officers. The indemnity is excluded if and to the extent that the proven gross negligence or willful misconduct involves directing the activity in the operation of the Casino or in the Manager's performance of its obligations under the Management Agreement and a liability results that is proximately caused by their direction.

         Manager's Indemnity. The Manager is required to indemnify and hold us harmless from any liability not covered by insurance which results solely from the proven gross negligence or willful misconduct of any of the key Casino personnel or certain HET corporation officers. The Manager must indemnify if and to the extent that the proven gross negligence or willful misconduct involves directing activity in the operation of the Casino or in the Manager's performance of its obligations under the Management Agreement that results in a claim proximately caused by the direction.

         TERMINATION OF MANAGEMENT AGREEMENT. Termination Upon an Event of Default; Termination Fee. Upon our default, the Manager may terminate the Management Agreement and receive the designated termination fee. The termination fee is (i) equal to three times the average amount of annual management fees earned in the 24 fiscal months preceding termination or (ii) until May 30, 2004, not less than $32,500,000 adjusted by increases in the consumer price index. We may default under the Management Agreement upon, among other things, (i) our failure to reconstruct the Casino timely following casualty or partial condemnation; (ii) our dissolution or bankruptcy, (iii) the bankruptcy or dissolution of the Manager or any person directly or indirectly controlling them, (iv) foreclosure of any lien or other security interest in the Casino that is not dismissed within 30 days thereafter, or (v) if a person is unsuitable under gaming or alcohol beverage regulations.

         If any default results solely from an action or omission of HET or its affiliates, the Manager will not receive a termination fee in connection with the event of default or resulting termination.

         Termination by Jazz Casino Based on Performance Standard. We may, upon 12 months' notice to the Manager, terminate the Management Agreement if Adjusted EBITDAM for any year is less than:

         o 85% of Projected Adjusted EBITDAM for the twelve months ending March 31, 2002, as defined in the Management Agreement;

         o 84% of Projected Adjusted EBITDAM for the twelve months ending March 31, 2003; and

         o 83% of Projected Adjusted EBITDAM for the twelve months ending March 31, 2004 and thereafter.

         "Adjusted EBITDAM" means EBITDAM adjusted to include the costs of all insurance related to the Casino; city payments, as defined in the Ground Lease; payments to the LGCB under the Casino Operating Contract; corporate and administrative expenses of JCC Holding; property taxes; payments under any operating leases entered into without the consent of the Manager; and other expenditures which the Manager does not control and that the Manager submits to and has approved by Jazz Casino.

         Jazz Casino, however, may not terminate the Management Agreement if the Casino's failure to satisfy the performance standard is a result of material adverse change. For purposes of the termination rights, a material adverse change means a material adverse change arising out of a force majeure. Forecasts for years subsequent to 2003 will be agreed upon or arbitrated under the existing Management Agreement provisions.

         Conditions to Termination. As a condition to and upon the effectiveness of the termination of the Management Agreement, Jazz Casino must:

         o obtain not less than ninety (90) days prior to the termination either:

                           o a replacement minimum payment guaranty and a release from HET and HOCI from any liability in connection with any minimum payment guaranty provided by HET and HOCI; or

                           o an irrevocable letter of credit from a financial institution suitable to HET and HOCI to cover any contingent claims against HET with respect to any Minimum Payment Guaranty previously provided or then in effect;

         o repay HET and HOCI any amounts together with interest thereon advanced under the minimum payment guaranty;

         o repay any amounts outstanding under any revolving line of credit provided by HET, HOCI or the Manager within 12 months after the effective date of such termination;

         o repay any other cash amounts due and owing to HET, HOCI and the Manager; and

         o satisfy certain other obligations with regard to any turnover of Casino operations;

         NON-COMPETE. None of us, our affiliates, the Manager, or any of its affiliates that are controlled by the Manager's ultimate parent, may develop, own, finance or manage any other casino or other gaming operations in Orleans, Plaquemines, St. Charles, St. Tammany, Jefferson or St. Bernard Parishes, Louisiana.

         CONFLICTS WITH AMENDED AND RESTATED GROUND LEASE. If a conflict exists between the terms of the Management Agreement and the terms of the Ground Lease, the terms of the Ground Lease will control.

SECOND FLOOR SUBLEASE

         GENERAL. On October 29, 1998, Jazz Casino entered into the Second Floor Sublease with JCC Development. Jazz Casino subleases to JCC Development the second floor of the Casino, which is available for non-gaming uses.

         SUBLEASE AND CONVERSION TO GAMING SPACE. The entire second floor of the Casino is available for non-gaming uses. Jazz Casino may convert any portion of the second floor space in the future to a gaming use, upon approval of the LGCB. The RDC, who is landlord, will be compensated for the reduction in sublease revenue if the conversion would result in less sublease revenue to the RDC. Any second floor space will be removed from the Second Floor Sublease if we convert the space to gaming use. After the conversion, the space is subject to the terms of the Ground Lease as applied to the first floor.

         MASTER PLAN. We are expected to develop a master plan with representatives from the RDC for the initial build-out and leasing of the second floor for non-gaming uses ("Master Plan").

         Jazz Casino and the RDC will sponsor and support at the required times the necessary steps to gain regulatory and municipal approvals and conditional use ordinance modifications consistent with the Master Plan.

         The Ground Lease prohibits any waiver of or modification to the Second Floor Sublease or the Master Plan, which would have a material adverse effect on the RDC, or the City. Any waiver of or modification to the Second Floor Sublease as described above needs prior written consent of the RDC, and the City. The consent cannot be financially conditioned, unreasonably withheld or delayed.

         SECOND FLOOR BUILD-OUT. The second floor of the Casino should be available for leasing and tenant build-out, improvements and development following the approval of a Master Plan. A preliminary Master Plan was presented to the City of New Orleans on February 22, 2000. It is anticipated that a substantially new Master Plan will have to be submitted to the City prior to the commencement of any development activity. See "The Company--Development Plans." However, restrictions on the sale of non-gaming products within the Casino previously contained in the Gaming Act and the City's Comprehensive Zoning Ordinance were eliminated in connection with our Plan of Reorganization. On the second floor of the Casino we are allowed, subject to City approval, to: (i) lease space to no more than two unaffiliated third party restaurant(s), which, when calculated together, shall contain no more than 350 seats; (ii) operate any business or entertainment facility on the second floor, provided that any food for such operation must be purchased or catered by a third party restaurateur or food preparer with purchases at fair market value; and (iii) lease space to any other third parties to operate businesses where the primary purpose of any such business is not a restaurant that requires no more than 35% of the gross revenue of such business shall be derived from the sale of food. See "Regulation--Louisiana Gaming Act--Limits on Restaurant, Lodging and Retail Operations." We expect to present a new proposed Master Plan to the City due to the elimination of these restrictions on the second floor of the Casino, and expect that the new Master Plan will include development of some form of restaurant facilities for the second floor.

         RENT. JCC Development will pay directly to the RDC, as assignee of Jazz Casino, rent in respect of the second floor equal to 50% of the net operating income from the second floor development, net of all costs of development, construction, leasing, operating, and managing the second floor. The rent is net of all costs to the extent the costs are consistent with the master plan. JCC Development will pay the remaining 50% of the net operating income to Jazz Casino as rent under the Second Floor Sublease.

HET/JCC AGREEMENT

         GENERAL. We entered into the HET/JCC Agreement with HET and HOCI. Under the HET/JCC Agreement, HET and HOCI have agreed to provide the Minimum Payment Guaranty, an initial four year guarantee of the minimum payments to the State under the Casino Operating Contract. The Minimum Payment Guaranty is subject to renewal or early termination under the terms of the HET/JCC Agreement. Any payments made by HET or HOCI under the Minimum Payment Guaranty will be considered a Minimum Payment Guaranty Loan from HET or HOCI to us and will bear interest at the Revolving Credit Agreement interest rate. See "Material Agreements--Revolving Credit Agreement." Minimum Payment Guaranty Loans are due and payable on the earliest of:

         o        the date of a Jazz Casino bankruptcy event;

         o the date indebtedness under the Indenture or Revolving Credit Agreement is declared due and payable prior to maturity thereof;

         o the date of certain events of default under the HET/JCC Agreement at the guarantor's election; or

         o        the one year anniversary of such Minimum Payment Guaranty
                  Loan.

         EVENTS OF DEFAULT. HET and HOCI committed to provide a Minimum Payment Guaranty through the fiscal year ending March 31, 2005. However, a default will occur under the HET/JCC Agreement if:

         o        we enter bankruptcy;

         o we terminate the Management Agreement (other than as a result of any permitted termination);

         o the Casino Operating Contract or the Ground Lease has been terminated;

         o when the aggregate amount of Minimum Payment Guaranty Loans, payment and reimbursement obligations under the Management Agreement, interest and fees owing to HET or its subsidiaries or its subsidiaries exceed $20,000,000; and/or

         o a Minimum Payment Guaranty Loan or interest is not paid when due.

         Upon an event of default, HET and HOCI may exercise any and all remedies in accordance with the Intercreditor Agreement entered into with certain of its creditors. The Intercreditor Agreement also, among other things, establishes certain rights with respect to the security for the Senior Notes and the sharing of the proceeds of the sale of any collateral thereof with the other secured creditors.

         FEES. HET and HOCI will receive the following annual fees in exchange for providing the Minimum Payment Guaranty:


---------------------------------------------------- --------------------------------------------------------
PER ANNUM GUARANTY FEE                               FOR CASINO OPERATING CONTRACT  FISCAL YEAR ENDING
---------------------------------------------------- --------------------------------------------------------
$4.1 Million                                         March 31, 2002
$3.0 Million                                         March 31, 2003
$1.8 Million                                         March 31, 2004
$600,000                                             March 31, 2005
---------------------------------------------------- --------------------------------------------------------


The guaranty fee for the fiscal year ending March 31, 2002 is due and payable in four equal installments on March 31, 2002, March 31, 2003, March 31, 2004 and March 31, 2005. The guaranty fees for subsequent fiscal years are due in four equal installments on June 30, September 30, December 31 and March 31 of each fiscal year. If any of the fees from year one remain unpaid upon termination of the Casino Management Agreement, the fees will be due and payable upon its termination.

         We will be required to obtain a minimum payment guarantor for the fiscal year from April 1, 2005 through March 31, 2006 prior to March 31, 2003, to ensure that there is always 36 months of guaranteed payments in place prior to the beginning of each fiscal year. This requirement, subject to certain exceptions, continues for the term of the contract. If we do not obtain a renewal guarantor, we will violate the terms of the Casino Operating Contract. A failure by Jazz Casino to obtain a renewal minimum payment guaranty will result in a termination, with no cure period, of the Casino Operating Contract. See "Risk Factors--Non-Renewal of Minimum Payment Guaranty."

         REVOLVING CREDIT AGREEMENT PROVISIONS. The HET/JCC Agreement incorporates representations, warranties and covenants set forth in the Revolving Credit Agreement whether or not the Revolving Credit Agreement expires or is terminated. In addition, we must comply with the following additional covenants:

         o we and our subsidiaries will not make loans, advances, or other investments to the company or any unrestricted subsidiary other than for holding company costs or for property and franchise taxes and then any under certain conditions and subject to certain limitations;

         o we and our subsidiaries will not make any capital expenditures in excess of funds deposited in the reserve fund (unless certain conditions are met with respect to the development of real property by a subsidiary);

         o we and our subsidiaries will not prepay any expenses or pay any bonuses or similar discretionary advances to any employee (unless they are in the ordinary course of such person's business, consistent with past practices and necessary to support going concern of such person's business);

         o we and our subsidiaries will not make any asset sale unless otherwise permitted; and

         o Jazz Casino will not make any expenditures unless expressly authorized by the budget.

MANAGER SUBORDINATION AGREEMENT (NOTEHOLDERS)

         In addition to the Manager Subordination Agreement (Landlord), on March 30, 2001, we, the Manager and Wells Fargo Bank Minnesota, N.A. entered into a separate Manager Subordination Agreement (Noteholders) in favor of the Bank of New York, as collateral agent for the benefit of the Noteholders. See "Material Agreements--Manager Subordination Agreement (Landlord)" for a description of the Manager Subordination Agreement (Landlord).

         Pursuant to the Manager Subordination Agreement (Noteholders), payment by us of certain subordinated debt is subordinated to the prior payment in full in cash of all Indebtedness and in all respects to the Shared Security Documents. "Subordinated Obligations" means all interest, indemnities, claims, demands and certain other obligations owing or arising under the Management Agreement. The management fee and the reimbursable expenses of the Manager pursuant to the Management Agreement are excluded as unsubordinated obligations. "Indebtedness" means, with respect to Jazz Casino, all obligations and liabilities of the Senior Notes, the Indenture or any other Senior Note documents to the noteholders and the Trustee. "Shared Security Documents" means certain security agreements or documents which may be required by us to secure the obligations of the credit parties to the Secured Creditors as required by the Minimum Payment Guaranty documents, the Revolving Credit Agreement or the Senior Note documents.

         Jazz Casino agreed, among other things, until all Indebtedness has been repaid in full in cash:

         o not to make any payment of any kind or character on account of the Subordinated Obligations; and

         o not to make payment or distribution of any kind or character in respect of any Subordinated Obligations other than certain payments that are permitted under the Manager Subordination Agreement (Noteholders) and the Indenture.

In the event Jazz Casino makes any payment on account of the Subordinated Obligations, such payments will be held in trust by the Manager for the benefit of the Trustee for any remaining unpaid Indebtedness.

                                   REGULATION

LOUISIANA GAMING ACT

         PERVASIVE GOVERNMENTAL REGULATION. The ownership and operation of the Casino are subject to extensive governmental regulation, including regulation by the LGCB in accordance with the terms of the Gaming Act, the rules and regulations promulgated thereunder, and our Casino Operating Contract. The operating contract has a twenty-year term beginning in July 1994, with one 10-year renewal option. See "Material Agreements--Casino Operating Contract."

         RULES AND REGULATIONS. The Gaming Act and the rules and regulations promulgated thereunder, all of which are subject to amendment or revision, establish significant regulatory requirements with respect to gaming and non-gaming activities, including, without limitation: (i) requirements with respect to permitted games; (ii) minimum accounting and financial practices;
(iii) standards for gaming devices and surveillance (iv) suitability requirements for our equity and debt holders, officers, directors, and employees, and licensure requirements for vendors; (v) standards for credit extension and collection; and (vi) permissible food services. Failure to comply with the Gaming Act and the rules and regulations could result in disciplinary action, including fines and suspension or revocation of a license or suitability. Certain regulatory violations could also constitute an event of default under our Casino Operating Contract resulting in the termination of our right to operate the Casino. See "Material Agreements--Casino Operating Contract."

         AUTHORIZED GAMING ACTIVITIES. Under the Gaming Act's rules and regulations, the gaming activities that may be conducted at the Casino include any banking or percentage game that is played with cards, dice or any electronic, electrical or mechanical device or machine for money, property or any thing of value. Lottery, bingo, charitable games, raffles, electronic video bingo, pull tabs, cable television bingo, wagering on dog or horse races, sports betting or wagering on any type of sports contest or event are excluded from the permissible gaming activities.

         LICENSES AND PERMITS. Under the Gaming Act, the LGCB and the Louisiana state police are required to issue licenses or permits to certain persons associated with our gaming operations, including: (i) certain employees of Jazz Casino and the Casino's manager; (ii) certain manufacturers, distributors and suppliers of gaming devices; (iii) certain suppliers of non-gaming goods or services; (iv) any person who furnishes services or property to Jazz Casino under an arrangement pursuant to which the person receives payments based on earnings, profits or receipts from gaming operations; and (v) any other persons deemed necessary by the LGCB.

         Securing the requisite licenses and permits under the Gaming Act is a prerequisite for conducting, operating or performing any activity regulated by the LGCB or the Gaming Act. The LGCB has full and absolute power to deny an application, or to limit, condition, restrict, revoke or suspend any license, permit or approval, or to fine any person licensed, permitted or approved for any cause specified in the Gaming Act or rules promulgated by the LGCB. The Gaming Act's rules and regulations provide that the LGCB may take any such actions with respect to any person licensed, permitted, or approved, or any person registered, found suitable, or holding a contract, for any cause deemed reasonable. Moreover, any license, permit, contract, approval or thing obtained or issued pursuant to the provisions of the Gaming Act has been expressly declared by the legislature to be a pure and absolute revocable privilege and not a right, property or otherwise, under the constitutions of the United States or of the State of Louisiana. The Gaming Act also provides that no holder acquires any vested right therein or thereunder.

         SUITABILITY. Under the Gaming Act and the rules and regulations promulgated thereunder, Jazz Casino, JCC Holding, and their members, officers and directors are required to be found suitable by the LGCB in order to own and operate the Casino. This suitability requirement must be continuously satisfied during the term of the Casino Operating Contract. The Gaming Act and its rules and regulations also require suitability findings for, among others, the Casino's manager, anyone with a direct ownership interest (regardless of percentage interest) or the ability to control Jazz Casino, JCC Holding or the Casino's manager (as well as their intermediary and holding companies), certain officers and directors of such companies, certain employees of Jazz Casino and the Casino's manager and certain specified debt holders and lenders that have loaned Jazz Casino or JCC Holding money in connection with the Casino's construction and operation. The LGCB (and its investigatory arm, the State Police) have found JCC Holding, Jazz Casino, the Manager and certain of our officers and directors and those of the Manager suitable. All entities and persons required to be found suitable in order to operate the Casino continue to satisfy their suitability requirement. Prior to appointing additional officers and directors of JCC Holding, Jazz Casino or the Manager, such persons will also be required to be found suitable by the LGCB. As a result of our Plan of Reorganization, our board of directors will consist of seven directors. Our board of directors currently consists of two directors who have previously been found suitable. The remaining proposed directors will begin serving on our board of directors after they are found suitable an in the order set out in our corporate governance documents. See "Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Suitability of Us and Our Affiliated Persons" and "Item 11. Description of Registrant's Securities to be Registered--Description of Capital Stock--Board of Directors."

         To be found suitable, an applicant must show: (i) the applicant is a person of good character, honesty and integrity; (ii) the applicant's prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of Louisiana or the regulation and control of casino gaming or create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of the business and financial arrangements incidental thereto; and
(iii) the applicant is capable of and is likely to conduct the activities for which a license or contract is sought. In addition, to be found suitable for purposes of the Casino Operating Contract, Jazz Casino must demonstrate that:
(x) it has or can guarantee its ability to acquire adequate business competence and experience in conducting casino gaming operations; (y) financing that it seeks to obtain is adequate for the proposed operation and is from suitable sources; and (z) it has, or is capable of, and guarantees its ability to obtain a bond or satisfactory financial guarantee of a sufficient amount to guarantee successful completion of and compliance with the Casino Operating Contract or such other projects that are regulated by the LGCB.

         Under the Gaming Act and rules and regulations promulgated thereunder, any person holding or controlling a direct or beneficial 5% or more equity interest (either alone or in combination with others) in a direct or indirect holding company of Jazz Casino, including us or the Casino's manager, is presumed to have the ability to control Jazz Casino or the Casino's manager (or their holding companies, as the case may be), requiring a finding of suitability. However, this suitability finding is not required if, among other things, the presumption of control is rebutted or the holder is one of several specified passive institutional investors and, it submits documentation acceptable to the LGCB which establishes (i) it holds its interest in the ordinary course of business for investment purposes only; (ii) it does not exercise influence over the affairs of our company or Jazz Casino (this shall not include the exercise of voting privileges), and (iii) it does not intend to exercise influence over our company or Jazz Casino and that it will notify the LGCB in writing if such intent should change. To the extent any holder of the securities of the Company fails to satisfy this requirement, the holder may be required to obtain certain qualifications or approvals (including a finding of suitability) from the LGCB to continue to hold such securities. Any failure to obtain these qualifications or approvals may, by virtue of the requirements imposed on us, subject these security holders to certain requirements, limitations or prohibitions, including a requirement that the security holders liquidate their securities at a time or at a cost that is otherwise unfavorable to the security holders. In addition, the LGCB has the authority to investigate the suitability or qualification of any of our investors, including an institutional investor should it become aware of facts or information that our investor may be found unsuitable or disqualified.

         Under the Gaming Act and rules and regulations promulgated thereunder, the LGCB has the authority to deny, revoke, suspend, limit, condition, or restrict any finding of suitability. Under the Gaming Act's rules and regulations, the LGCB also has the authority to take further action against Jazz Casino on the grounds that a person found suitable as required by the Gaming Act is associated with, or controls, or is controlled by, or is under common control with, an unsuitable or disqualified person. Under the Gaming Act's rules and regulations and Jazz Casino's Casino Operating Contract, if at any time the LGCB finds that any person required to be and remain suitable has failed to demonstrate suitability, the LGCB may, consistent with the Gaming Act and the Casino Operating Contract, take any action that the LGCB deems necessary to protect the public interest. Under the Gaming Act's rules and regulations, however, if a person associated with Jazz Casino, the Casino's manager or their affiliate, intermediary, or holding companies, as the case may be, has failed to be found or remain suitable, the LGCB will not declare these companies unsuitable as a result if the companies comply with the conditional licensing provisions, take immediate good faith action and comply with any order of the LGCB to cause the person to dispose of its interest, and, before such disposition, ensure that the disqualified person does not receive any ownership benefits. These protections may not apply if Jazz Casino, the Casino's manager or their affiliates, intermediaries, or holding companies, as the case may be,
(i) fail to remain suitable; (ii) had actual or constructive knowledge of the facts that are the basis for the LGCB regulatory action and failed to take appropriate action; or (iii) are so tainted by such person that it affects the suitability of the entity under the standards of the Gaming Act.

         STATE PAYMENTS AND GUARANTEES. Pursuant to the terms of our Plan of Reorganization and pursuant to certain legislation that, among other things, reduces the minimum payments due LGCB from $100 million to $50 million for the period from April 1, 2001 through March 31, 2002 and to $60 million for each year thereafter for the term of the Casino Operating Contract (collectively referred to as the "Minimum Payment"), we and the LGCB renegotiated the Amendments to the Casino Operating Contract. Pursuant to the Amendments to the Casino Operating Contract, for the period beginning April 1, 2001, we are required to pay LGCB the greater of (i) the Minimum Payment, and (ii) the sum of a sliding scale of gross gaming revenues that begins at a percentage of 21.5% for gross gaming revenues up to $500 million and escalates to a high of 29% for such revenues in excess of $900 million. We are required to pay the Minimum Payment in daily increments (the "New Daily Payments'), with an end of the year settlement for any percentage of gross gaming revenues in excess of such amount.

         Pursuant to the Amendments to the Casino Operating Contract and pursuant to an unconditional guaranty executed by HET and HOCI, effective on the consummation of our Plan of Reorganization, HET and HOCI have agreed to guaranty to LGCB the New Daily Payments for the four year period commencing April 1, 2001 and ending March 31, 2005. In addition, on or before March 31, 2003, we are required to cause a third party to post a guaranty of the New Daily Payments for our fiscal year beginning April 1, 2005 in a form acceptable to LGCB and issued by a lender or third party with resources suitable to cover the Minimum Payment (as determined by LGCB) and that otherwise meets any suitability requirements imposed by the LGCB. Unless gross gaming revenues exceed $350 million for two successive years with no defaults by us and certain other financial tests are met, this third party guaranty requirement continues for each fiscal year thereafter during the term of the Casino Operating Contract. As a result, under the Amendments to the Casino Operating Contract, at the beginning of each fiscal year, there must be in place at least 36 months of third party guaranteed New Daily Payments to LGCB. Under the terms of the Amendments to the Casino Operating Contract, the failure to post such a guaranty by the date required by the Casino Operating Contract results in the automatic termination of the Casino Contract upon the last day that the New Daily Payments are then guaranteed, with no cure period.

         FINANCIAL STABILITY REQUIREMENTS. The Casino Operating Contract also imposes certain financial stability requirements on us relating to its ability to meet ongoing operating expenses, casino bankroll requirements, project debt payments and capital maintenance requirements. If we fail to clearly and convincingly demonstrate compliance with such requirements, LGCB may impose certain regulatory conditions, including, without limitation, placing restrictions on certain distributions by us to affiliates or entities in a control relationship with any of them and appointing a fiscal agent. The failure to cure a financial stability default within the specified period of time is an Event of Default under the Casino Operating Contract that could lead to the closure of the Casino, the termination of the Casino Operating Contract, and/or the appointment of a conservator.

         TRANSFERS. The sale, transfer, assignment, or alienation of our Casino Operating Contract, or an interest therein, in violation of the Gaming Act is prohibited. The LGCB may approve the sale, transfer, assignment, or any grant the approval subject to conditions imposed by the LGCB.

         Further, under the Gaming Act, the sale, transfer, assignment, pledge, alienation, disposition, public offering, or acquisition of securities that results in one person's owning 5% or more of the total outstanding shares issued by the casino operator is void as to such person without prior approval of the LGCB. Failure to obtain prior approval by the LGCB of the person acquiring 5% or more of the total outstanding shares of a licensee or 5% or more economic interest in the casino operator is grounds for cancellation of the Casino Operating Contract or license suspension or revocation.

          LOUISIANA PREFERENCE AND MINORITY BUSINESS REQUIREMENT. The Gaming Act obligates us to give preference and priority to Louisiana residents, laborers, vendors and suppliers, except when not reasonably possible to do so without added expense, substantial inconvenience or sacrifice in operational efficiency. The Gaming Act further obligates us to give preference and priority to Louisiana residents in considering applicants for employment and requires that no less than 80% of the persons employed by the casino operator be Louisiana residents for at least one year immediately prior to employment. The Gaming Act also provides that if any contract or other agreement to which the Casino operator is a party contains a provision or clause establishing a different percentage or requiring more than 50% of the persons employed to be residents of any one parish, any such provision or clause shall be null and void and unenforceable as against public policy. The Gaming Act requires that we may not reduce our total number of employees below 90 percent of the total number as of March 8, 2001, and we may not reduce our total salaries more than 10 percent below the total amount of salaries as of March 8, 2001.

         The Gaming Act requires that we adopt written policies, procedures, and regulations to allow the participation of businesses owned by minorities in all design, engineering, and construction contracts and/or projects to the maximum extent practicable. The rules and regulations provide that we and the casino manager must take the foregoing actions with respect to all design, engineering, construction, banking and maintenance contracts and any other projects initiated by us or the casino manager. The Gaming Act further requires that we, as nearly as practicable, to employ minorities consistent with the population of the State. The rules and regulations extend this obligation to the Casino manager as well.

          LIMITS ON RESTAURANT, LODGING AND RETAIL OPERATIONS. On March 22, 2001, legislation became effective that amended the Gaming Act and significantly reduced the food, hotel, and retail restrictions that had been imposed on us.

         Restaurant Restrictions. Pursuant to certain amendments to the Gaming Act, effective March 22, 2001, we are authorized to: (i) directly own and operate a single restaurant with seating limited to 150 seats; (ii) expand our limited cafeteria style seating from 250 to 400 seats; (iii) cater certain functions within the Casino facility; and (iv) lease space to area restaurant owners in a food court with seating limited to 100 seats. On the second floor of the Casino we are allowed, subject to City approval, to: (x) lease space to no more than two unaffiliated third party restaurant(s), which, when calculated together, shall contain no more than 350 seats; (y) operate any business or entertainment facility on the second floor, provided that any food for such operation must be purchased or catered by a third party restaurateur or food preparer with purchases at fair market value; and (z) lease space to any other third parties to operate businesses where the primary purpose of any such business is not a restaurant that requires no more than 35% of the gross revenue of such business shall be derived from the sale of food. The legislation also authorizes us to offer and advertise complimentary and discounted food offerings to certain specified persons, including a member of a customer reward system and other patrons based upon observed play at the Casino. We, however, may not offer or advertise discounted or complimentary food offerings to the general public within a 50 mile radius of the Casino within Louisiana through any advertising media.

         Lodging Restrictions. Pursuant to certain amendments to the Gaming Act, effective March 22, 2001, we are also authorized to own, construct or lease lodging with no more than 450 rentable units that is not at the casino site, but that may be physically connected to the Casino. Meeting space shall be limited to 15,000 square feet if the hotel is newly constructed, or 20,000 square feet if an existing hotel is purchased or leased and contains such space. The amendments to the Gaming Act provide that after March 31, 2005, we may own or operate additional hotel rooms if the Greater New Orleans Hotel Association agrees to such increase. Except for the limited exception for casino customers, under the amendments to the Gaming Act, we may not advertise hotel rooms to the general public at rates below market rates. We are required to base room rates on formula derived from average seasonal rates for the preceding year in the locality of the Casino (as compiled by a nationally recognized firm). The legislation also authorizes us to provide limited complimentary and discounted hotel offerings to certain specified persons, including a member of a customer reward system and other patrons based upon observed play at the Casino, provided, however, we shall pay room taxes on all such hotel rooms based upon prevailing tax schedules and rates as determined by the formula described above.

         Retail Restrictions. All restrictions on the sale of non-gaming products within the Casino were eliminated from the Gaming Act, effective March 22, 2001 and from the City's Comprehensive Zoning Ordinance, effective March 21, 2001.

          CITY SUPPORT SERVICES CONTRACT. The Gaming Act provides that the LGCB shall annually enter into a casino support services contract with the City of New Orleans in order to compensate it for providing support services relating to the operation of the Casino and the activities therein. The amount of the contract is to be determined by negotiation and agreement between the LGCB and the City of New Orleans, subject to approval by the State legislature.

          FINANCING APPROVAL, SECURITY INTERESTS, AND RECEIVERSHIP. The Gaming Act, the rules and regulations thereunder, and the Casino Operating Contract have extensive provisions and prior approval requirements relating to certain borrowings incurred, and security interests granted, by Jazz Casino and JCC Holding in connection with the Casino. The Gaming Act also authorizes the LGCB to protect the rights of holders of security interests in both immovable property and movable property used in or related to casino gaming operations. The Gaming Act authorizes the LGCB to provide for the continued operation of the Casino during any period that a lender, as a holder of a security interest, seeks to enforce its security interest in such property. In connection therewith, the Gaming Act provides that the holder of a security interest in gaming related collateral may receive payments from the owner or lessee of such property out of the proceeds of casino gaming operations received by the owner or lessee. Furthermore, the holder of the security interest may be exempt from the licensing requirements of the Gaming Act with respect to these payments if the transaction(s) giving rise to such payments were approved in advance by the LGCB, comply with all rules and regulations of the LGCB, and the LGCB determines that the holder is suitable.

         Under the Gaming Act, a holder of a security interest in a gaming device who asserts the right to ownership or possession of the encumbered property may be granted a one-time, nonrenewable, provisional contract for a maximum of 90 days for the sole purpose of acquiring ownership or possession for resale to a licensed or approved person, all in accordance with rules and regulations promulgated by the LGCB. The rules and regulations do not currently include a rule and regulation on this provision.

         If the holder of a security interest in immovable property comprising the Casino wished to continue the operation of the official gaming establishment during and after the filing of a suit to enforce the security interest, the Gaming Act provides that the holder of the security interest must name the LGCB as a nominal defendant in such suit and request the appointment of a receiver from among the persons on a list maintained by the LGCB. Upon proof of the debtor's default under the security instrument and the holder's right to enforce the security interest, the court shall appoint a person from the LGCB's list as a receiver of the official gaming establishment. Upon appointment of the receiver, the Gaming Act requires the receiver to furnish a fidelity bond in favor of the security interest holder, the owner or lessee of the official gaming establishment and the LGCB in an amount to be set by the court after consultation with the LGCB and all parties. The Gaming Act requires the LGCB to issue to the receiver a one-time, nonrenewable, provisional contract to continue gaming operations until the receivership is terminated. The receiver is considered to have all the rights and obligations of the casino operator under the casino operating contract. The holder of the security interest provoking the appointment of a receiver under the Gaming Act is required to pay the cost of the receiver's bond and the cost of operating the official gaming establishment or gaming operator during the term of receivership to the extent that such costs exceed available revenues, in accordance with the rules and regulations of the LGCB. The Gaming Act further provides that the fees of the receiver and the authority for expenditures of the receiver are to be established by rules and regulations of the LGCB.

         The Gaming Act provides that a receivership must terminate upon: (i) the sale of the property subject to receivership to a duly approved or authorized person; (ii) the payment in full of all obligations due to the holder of the security interest in the property subject to the receivership; (iii) an agreement for termination of the receivership signed by the holder of the security interest and the debtor, and approved by the LGCB and the court; or,
(iv) the lapse of five years from the date of the initial appointment of the receiver. Pursuant to the Gaming Act, a receivership may also be terminated by notice, from the holder of the security interest who provoked the receivership, addressed to the court and the LGCB of its intention to withdraw its financial support of the receivership at a specified time not less than 90 days from the date of the notice. In the event of such notice, the Gaming Act provides that the holder of the security interest giving the notice will not be responsible for any costs or expenses of the receivership after the date specified in the notice; except for reasonable costs and fees of the receiver in concluding the receivership, and the costs of a final accounting.

         The Gaming Act provides that the LGCB, the Governor by Executive Order, subject to legislative approval or the State legislature by act or resolution, may set aside or renegotiate the provisions of the Casino Operating Contract when the casino operator is either voluntarily or involuntarily placed in bankruptcy, receivership or similar status.

         The Gaming Act provides that no rule or regulation and no provision in a contract executed by the LGCB pursuant to its authority to protect the holders of security interests in Gaming Collateral shall be the basis for any cause of action in contract or in tort against the State or the LGCB, its board of directors or its agents, attorneys or employees.

          PUBLIC RECORDS. The Gaming Act provides that all records of the LGCB are public records and are available for public inspection, subject to certain exceptions. Regardless, under certain circumstances all records of the LGCB may be made available to other governmental entities or regulators.

          POLITICAL IMPACTS ON GAMING REGULATION. Because legalized gaming is a relatively new industry in Louisiana, there has been significant attention by the State legislature over the past few years to gaming related bills dealing with a wide range of subjects that could impact the Casino. For example, at various times, bills have been introduced to, among other things constitutionally and/or legislatively repeal all forms of gaming (including gaming at the Casino), increase taxes on riverboat casinos (which bill passed in March 2001), permit dockside riverboat gaming (which bill passed in March 2001); limit credit that may be extended by casinos; mandate payout schedules for slot machines; and limit days and hours of operations. See "Risk Factors--Competition," "--Uncertainty Regarding Gaming Regulation and Future Changes to the Law," and "--Limits on Restaurants, Lodging, Retail Operations and Entertainment."

FEDERAL REGULATION

         In August 1996, Congress enacted a law creating a federal commission to study the rapid growth of the gambling industry and its impact on American society. The law created a nine-member National Commission to study the economic and social impact of gaming and to report its findings to Congress and the President. A report was issued by the Commission in June of 1999. We are unable at this time to determine the impact of this report on the gaming industry.

BANK SECRECY ACT

         Similar to banks and other financial institutions, casinos are required to monitor and report currency receipts and disbursements in excess of a certain limit to the United States Department of the Treasury. Under amendments adopted by the Treasury, casinos must obtain and document customer identification data for all currency transactions over $10,000. These requirements impose record keeping requirements on us which may increase the overall cost of operations.

ZONING AND LAND USE

         We operate the Casino and parking facilities related to the Casino under the Comprehensive Zoning Ordinance ("CZO") dated 1995, as amended and Conditional Use Permit Ordinance ("CUP"), required by the CZO. The CZO and the CUP allow for the operation of the Casino as a conditional use and address matters such as permissible size of retail space, the scope of cafeteria services, limitations on live entertainment, permissible signage and required public artwork. Despite approval of conditional use permits granted to us by City Council, revocation of the permits or legislation could cause us to cease operations or limit our ability to operate and therefore could have a material adverse effect on us. Certain aspects of the conditional use approvals, however, are subject to further review and additional approvals may be required after the effective date.

         As a part of our reorganization efforts, we submitted an application for amendment of the text of the CZO. In particular, the application requests removal of the limits placed on the existing permitted uses within the Casino, and the addition of lodging as a permitted use associated with the Casino. The text amendment would specifically remove:

     o size limitations for such uses as bars/lounges, live entertainment, retail, and food and beverage facilities as well as a prohibition on the serving of complimentary food; and

     o the restriction limiting retail sales to items associated with gaming and the area allowed for the sale of such items.

The request complimented our request that the Louisiana State legislature amend the enabling legislation concerning the operation of the Casino to relax our annual tax burden and allow us to provide lodging and restaurant services in connection with the Casino.

         The New Orleans City Planning Commission ("CPC") considered the CZO text amendment application and recommended disapproval of the same to the New Orleans City Council. The City Council met on March 15, 2001 and approved the CZO text amendment application, allowing us to operate the Casino under the CZO in accordance with State law. We intend to implement the permitted uses under the CZO and State law, which may include applying to the CPC and the City Council to obtain any necessary permits under the CUP, or other permits required by the Department of Safety and Permits.

ITEM 2. FINANCIAL INFORMATION

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected historical and unaudited pro forma consolidated statements of operations and balance sheet data of (1) JCC Holding for the three months ended March 31,

2001 and 2000 and for the fiscal years ended and as of December 31, 2000 and 1999, and the two-month period ended December 31, 1998, and (2) Harrah's Jazz Company for the ten-month period ended October 30, 1998 and for the fiscal years ended, and as of, December 31, 1997 and 1996. Although JCC Holding was incorporated on August 20, 1996, prior to October 30, 1998, we had not conducted any operations, generated any revenues or issued any capital stock. On October 30, 1998, Jazz Casino succeeded to all of the assets of Harrah's Jazz Company except the property located at 3 Canal Place and the property located on Fulton and Poydras Streets, which vested in Canal Development and Fulton Development, respectively. The selected historical financial data for the ten-month period ended October 30, 1998 and for the fiscal years ended and as of December 31, 1997 and 1996 have been derived from Harrah's Jazz Company's audited financial statements. The selected historical financial data for the three months ended March 31, 2001 and 2000 and for the fiscal years ended and as of December 31, 2000 and 1999 and for the two-month period ended and as of December 31, 1998 have been derived from our historical financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for any interim period are not necessarily indicative of results for the full year. The selected unaudited pro forma consolidated financial data for JCC Holding illustrate the estimated effects of the Plan of Reorganization. The unaudited pro forma consolidated results of operations are based on the JCC Holding's historical statements of operations for the applicable periods and assume that the Plan of Reorganization was consummated at the beginning of the periods presented. the unaudited pro forma consolidated balance sheet data is based on JCC Holding's historical balance sheets as of March 31, 2001 and December 31, 2000 and assumes the Plan of Reorganization was consummated on its dates thereof. The selected historical and pro forma consolidated financial data should be read in conjunction with "Item 2. Financial Information--Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 13. Financial Statements and Supplementary Data," and in light of our Plan of Reorganization. The following Pro Forma Consolidated Financial Information does not purport to represent what the Company's actual consolidated financial position or consolidated results of operations would have been had the Plan Effective Date in fact occurred, or had such transactions in fact been consummated, on the assumed dates, nor does it give effect to any transactions other than those contemplated by the Plan and those discussed in the accompanying Notes to unaudited Pro Forma Consolidated Financial Information. The actual consolidated financial information of the Company as of and for the periods subsequent to the Plan Effective Date could be materially different from the unaudited Pro Forma Consolidated Financial Information.


                                                                                                         HARRAH'S JAZZ COMPANY
                                               JCC HOLDING (SUCCESSOR)                                       (PREDECESSOR)
                     ----------------------------------------------------------------------------- --------------------------------
                                                                                       TWO MONTH    TEN MONTH
                                                                                      PERIOD ENDED PERIOD ENDED     YEAR ENDED
                         QUARTER ENDED MARCH 31,          YEAR ENDED DECEMBER 31,     DECEMBER 31,  OCTOBER 30,     DECEMBER 31,
                     -----------------------------   -------------------------------- ------------ ------------ -------------------
                       PRO                              PRO
                      FORMA         HISTORICAL         FORMA          HISTORICAL
                   (UNAUDITED)      (UNAUDITED)     (UNAUDITED)       HISTORICAL       HISTORICAL   HISTORICAL      HISTORICAL
                     --------   ------------------   ---------   --------------------  ----------   ----------  -------------------
                       2001       2001      2000        2000        2000       1999       1998         1998       1997       1996
                     --------   --------  --------   ---------   ---------   --------   --------     --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
          Operating
        revenues(a)  $ 63,891   $ 63,891  $ 60,978   $ 261,105   $ 261,105   $ 41,156   $     14     $     87   $  1,679   $  1,661
      Extraordinary
           items(b)        --   $213,448        --          --          --         --         --     $267,706         --         --
  Consolidated  net
  income (loss) (c)  $ (3,354)  $ 94,993  $(34,750)  $ (15,378)   (354,228)  $(59,140)  $ (3,677)    $169,993   $(21,244)  $(20,900)
         Basic loss
          per share  $  (0.27)  $   7.67  $  (3.44)  $   (1.24)  $  (34.79)  $  (5.88)  $  (0.37)         N/A        N/A        N/A
       Total assets       N/A   $229,156  $492,037         N/A   $ 221,461   $506,402   $343,131     $354,417    359,469   $364,480
          Long-term
        obligations       N/A   $100,950  $369,649         N/A   $ 396,412   $368,222   $185,519           --         --         --
Liabilities subject
      to compromise        --         --        --          --          --         --         --           --   $523,468   $523,483

(a) JCC Holding's fiscal 1999 results of operations reflect approximately two months of revenues generated from the Casino, which opened on October 28, 1999.

(b) A discussion of the extraordinary items related to the discharge of the debt during the various bankruptcy proceedings is presented in Note 1 to JCC Holding's financial statements and Harrah's Jazz Company's financial statements incorporated herein by reference to JCC Holding's 2000 Annual Report on Form 10-K.

(c) A discussion of the impairment charges of $258.8 million is presented in Note 3 to JCC Holding Company's financial statements incorporated herein by reference to JCC Holding's 2000 Annual Report on Form 10-K.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


         The following discussion and analysis should be read in conjunction with "--Selected Historical and Pro Forma Consolidated Financial Data" and "Item
13. Financial Statements and Supplementary Data." This discussion contains forward-looking statements that involve uncertainties and risks, such as statements of our plans, objectives, expectations and prospects. Our actual results could differ materially from those discussed herein as a result of certain factors, including but not limited to those discussed below in "Factors Affecting Future Performance" and elsewhere in this document. All of these statements and the entire text that follows should be read in conjunction with and in light of our Plan of Reorganization that was consummated March 29, 2001.

OVERVIEW

         We are a casino and entertainment development company. We were incorporated under Delaware law on August 20, 1996, and conduct our business through our wholly-owned subsidiaries, Jazz Casino, JCC Development, Canal Development and Fulton Development. We began operations in October 1998, when we assumed the business operations formerly owned by Harrah's Jazz Company, a general partnership, and its subsidiary, Harrah's Jazz Finance Corporation, which filed for relief under the United States Bankruptcy Code on November 22, 1995. On October 30, 1998, in accordance with the plan of reorganization of Harrah's Jazz Company and its subsidiary, Harrah's Jazz Finance Corporation, we became the successor to the operations of Harrah's Jazz Company.

         Although we were incorporated on August 20, 1996, prior to October 30, 1998, we did not conduct any operations, generate any revenues or issue any capital stock. During the period from October 30, 1998 to October 27, 1999, our activities consisted primarily of administering the construction of our Casino and preparing for opening the Casino on October 28, 1999. Because the Casino did not open until October 28, 1999, our results of operations for the periods prior to the three months ended March 31, 2001 and 2000 presented in this report are not comparable in a meaningful way. As a result, the discussion regarding operating results during the periods prior to the three months ended March 31, 2001 and 2000 presented in this report addresses only the various significant components of revenue and expense line items contributing to net losses for the respective periods. In accordance with the SEC's guidelines, our financial statements and supplementary data and that of our predecessor, Harrah's Jazz Company, are presented in Item 13 herein.

         On January 4, 2001, we filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in order to allow restructuring of our obligations to the State of Louisiana and the City of New Orleans, long-term debt, bank credit facilities and trade and other obligations. The filing was made in the U.S. Bankruptcy Court for the Eastern District of Louisiana in New Orleans (the "Bankruptcy Court"). The Bankruptcy Court confirmed our plan on March 19, 2001 and the plan became effective on March 29, 2001. All of the following text should be read in light of and in conjunction with the Plan of Reorganization, a copy of which was filed on March 29, 2001, with the SEC as part of our Form 8-K filing covering the approval of our Plan of Reorganization (which filing is incorporated herein by reference).

RESULTS OF OPERATIONS

         Total Revenues. In 2000, we generated Casino revenue of $245.5 million, food and beverage revenue of $20.3 million, and retail, parking and other revenue of $9.8 million. Casino promotional allowances amounted to $14.5 million resulting in total net revenues of $261.1 million. Revenues continued to be below the level necessary to satisfy our liquidity needs. Despite the deferrals under certain of our contractual agreements, our obligations, including the $100 million minimum annual payment required under our Casino Operating Contract until the effective date of our Plan of Reorganization, March 29, 2001, continued to exceed revenues on a monthly basis.

         For the three months ended March 31, 2001 and 2000, our net revenues were $63.9 million and $61.0 million, respectively, representing an increase of $2.9 million (or 4.8%). Casino revenue increased by 4.9% primarily due to a higher win per customer achieved by the casino. Food and beverage revenue increased by 5.0% primarily due to an increase in buffet pricing as well as an increase in the number of covers. Retail, parking, and other revenue increased by 25.2% primarily due to increased parking revenues as a result of a change in complimentary parking policies. This change also contributed, in part, to the 16.0% increase in casino promotional allowances. Increased customer loyalty rewards, including complimentaries related to beverage and meals also contributed to the increase.

         From October 28, 1999 to December 31, 1999, we generated Casino revenue of $38.0 million, food and beverage revenue of $3.7 million, and retail, parking and other revenue of $1.7 million. Casino promotional allowances amounted to $2.4 million resulting in total net revenues of $41.0 million. For the same period, although approximately 1.1 million people visited the Casino, which exceeded expectations, revenues fell short of expectations due to less gaming activity per visitor than projected.

         From January 1, 1999 to October 27, 1999, we generated revenues of approximately $126,000 consisting of parking revenues generated primarily by the parking facilities located on our property at 3 Canal Place.

         From October 30, 1998 to December 31, 1998, we generated revenues of approximately $14,000 consisting of parking revenues generated by the parking lot located on our property at 3 Canal Place.

         Casino Expenses. In 2000, we incurred Casino expenses of $215.2 million resulting in a gaming operating profit of $15.8 million. Gaming operating expenses primarily consisted of the minimum daily payments to the LGCB required under our casino operating contract, labor costs, player development and entertainment costs, promotional costs, and security and surveillance related expenses. The minimum daily payments to the LGCB totaled $100.3 million of the $215.2 million of Casino operating expenses for the year 2000. The high fixed cost components associated with the business, particularly the minimum daily payments of $274,000 to the LGCB, adversely affected our ability to generate operating profits and maintain adequate liquidity for ongoing operations.

         For the three months ended March 31, 2001 and 2000, Casino operating expenses decreased by $482,000 (or 0.9%) primarily due to decreased labor costs related to operational efficiencies achieved through improved staff scheduling practices, partially offset by increased marketing expenses.

         From October 28, 1999 to December 31, 1999, we incurred Casino expenses of $35.0 million resulting in a gaming operating profit of $631,000. Gaming operating expenses primarily consisted of the minimum gaming revenue share payments to the LGCB under Jazz Casino's Casino Operating Contract, labor costs, player development and entertainment costs, promotional costs, and security and surveillance related expenses. Operating profit was lower than expected due to lower than anticipated revenue levels coupled with the high fixed cost component associated with the business.

         Food and Beverage Expenses. In 2000, we incurred food and beverage operating expenses of $16.1 million resulting in a food and beverage operating profit of $4.2 million. Food and beverage operating expenses primarily consisted of labor costs and food and beverage raw materials costs. The Casino's food and beverage operations and potential revenues from them have been limited by restrictions imposed by the Gaming Act and the regulations of the LGCB. For example, until March 22, 2001, the Casino was prohibited from offering seated restaurant facilities with table food services for patrons. The Casino has been, however, able to offer cafeteria-style food services for employees and a buffet for patrons with seating for up to 250 people. In addition, the LGCB has permitted the Casino to contract with local food preparers to provide food from kiosks in specific locations on the gaming floor. These restrictions have been lessened effective March 29, 2001, but it will take many months before we will be able to realize significant revenue increases because of the lessened restrictions.

         For the three months ended March 31, 2001 and 2000, food and beverage expenses remained relatively consistent as compared to the same period in the prior year.

         From October 28, 1999 to December 31, 1999, we incurred food and beverage operating expenses of $2.9 million resulting in a food and beverage operating profit of $818,000. Food and beverage operating expenses primarily consisted of labor costs and food and beverage raw materials costs. Our food and beverage operations and potential revenues from them were somewhat limited by the contractual restrictions imposed by the LGCB in accordance with the terms of the Gaming Act.

         Retail, Parking and Other Expenses. In 2000, we incurred retail, parking and other expenses of $4.1 million resulting in retail, parking and other operating profit of $5.7 million. Retail, parking and other operating expenses primarily consisted of the cost of retail merchandise sold and expenses related to operating the Casino's two parking facilities and providing an employee cafeteria.

         For the three months ended March 31, 2001 and 2000, retail, parking, and other expenses increased by $100,000 (or 8.6%) primarily due to increases in the costs of retail merchandise sold in the retail gift shop and increased labor costs in the employee cafeteria.

         In 1999, we incurred retail, parking and other expenses of $1.2 million resulting in retail, parking and other operating profit of $619,000. Retail, parking and other operating expenses primarily consisted of the cost of retail merchandise sold and expenses related to operating the Casino's two parking facilities, and providing an employee cafeteria.

         General and Administrative Expenses. In 2000, we incurred general and administrative expenses of $86.4 million consisting primarily of city rental payments, salaries and wages of administrative staff, advertising expenses, entertainment costs, and legal and professional fees.

         For the three months ended March 31, 2001 and 2000, general and administrative expenses remained relatively consistent with the same period last year.

         In 1999, we incurred general and administrative expenses of $16.0 million consisting primarily of city rental payments, salaries and wages of administrative staff, advertising expenses, entertainment costs, and legal and professional fees.

         From October 30, 1998 to December 31, 1998, we incurred general and administrative expenses of $310,000 related to franchise taxes.

         Depreciation and Amortization Expenses. In 2000 and 1999 and from October 30, 1998 to December 31, 1998, we incurred depreciation and amortization expenses of $26.3 million, $5.1 million and $111,000, respectively.

         For the three months ended March 31, 2001 and 2000, depreciation expense decreased by $3.4 million (or 57.1%) due to the reduced basis of our assets as a result of the provision for asset impairment recorded in December 2000.

         Provision for Asset Impairment. We periodically evaluate whether events and circumstances have occurred that indicate that certain assets may not be recoverable. Management concluded from the results of our recent evaluation that a significant impairment of our long lived assets had occurred and that an impairment charge was required. Accordingly, during the fourth quarter of 2000, we recorded an impairment charge of approximately $255.9 million and an additional $2.9 million for the write-down of assets to be disposed of during 2000. See Note 3 to our Consolidated Financial Statements for the year ended December 31, 2000 for a discussion of our asset impairment adjustments. Considerable management judgment is necessary to estimate the fair value of our long lived assets. Accordingly, actual results may vary from management's estimates.

         Pre-opening Expenses. From January 1, 1999 to October 27, 1999 and from October 30, 1998 to December 31, 1998, we incurred pre-opening expenses of $35.2 million and $3.6 million, respectively.

These expenses consisted primarily of salaries and wages, legal and professional fees, costs incurred to recruit and train employees to work in the Casino and pre-opening marketing expenses.

         Reorganization Item. During 1999, our pre-1998 bankruptcy confirmation contingencies were reduced by $1.6 million due to a change in estimate.

          During the first quarter of 2001, we incurred reorganization expenses of $100.4 million. These expenses include a $90.4 million charge to reflect the gross-up adjustment of the unamortized balance of the discount on the senior subordinated notes to record the amount at the allowed claim, which were cancelled as a result of the Plan of Reorganization. The remaining expenses are primarily made up of consulting and legal fees, issuance costs related to the new debt and equity securities, costs associated with contract rejections, and retention bonuses.

         Other Income (Expenses). In 2000 and from October 28, 1999 to December 31, 1999, we incurred interest charges of $46.7 million and $6.9 million, respectively. Prior to October 28, 1999, the Company capitalized all interest charges. In 2000 and from January 1, 1999 to October 27, 1999 and from October 30, 1998 to December 31, 1998, we capitalized interest of $140,000, $21.7 million, and $3.5 million, respectively.

         For the three months ended March 31, 2001 and 2000, we incurred interest charges of $621,000 and $10.7 million, respectively. On January 4, 2001, we filed a voluntary bankruptcy petition and ceased recording interest expense related to our long-term debt and other obligations. Thus, the first quarter of 2001 includes only five days of interest expense on our long-term debt and other obligations, except for the debtor-in-possession loans made during the bankruptcy proceedings upon which interest accrued through March 29, 2001, the effective date of our reorganization.

         In 2000 and 1999 and from October 30, 1998 to December 31, 1998, we generated interest income of $413,000, $412,000 and $310,000, respectively, attributable primarily to overnight repurchase investments.

         For the three months ended March 31, 2001 and 2000, we generated interest income of $191,000 and $126,000, respectively, attributable primarily to overnight repurchase investments of balances in our operating and capital reserve accounts.

         Extraordinary Gain on Early Extinguishment of Debt. During the first quarter of 2001, we recorded an extraordinary gain on the early extinguishment of our debt of $213.4 million. This gain arises from the discharge of $317.0 million of outstanding principal and interest due to non-affiliates under our senior subordinated notes with contingent payments due 2009 convertible junior subordinated debentures, and the bank term loans in exchange for new debt and equity securities with a fair value of $103.6 million.

LIQUIDITY AND CAPITAL RESOURCES

         Reorganization of our debt and capital structure. Because of unsustainable operating results, on January 4, 2001, we filed a voluntary petition for Chapter 11 reorganization in the Bankruptcy Court for the Eastern District of Louisiana in New Orleans. Our Plan of Reorganization, which was approved by the Bankruptcy Court on March 19, 2001, and was consummated on March 29, 2001, reflects reorganization of our debt and capital structure in conjunction with a reduction in our $100 million minimum annual payment to the State of Louisiana, a reduction in rent and certain other charges imposed by the City of New Orleans and relief from certain additional financing obligation and relief of certain operating restrictions. The timing of this filing was in part the result of our need to conclude our reorganization process prior to March 31, 2001 to meet the obligations imposed by our Casino Operating Contract with the State of Louisiana and prevent closure of the Casino, as explained below.

         Our confirmed Plan of Reorganization resulted in, among other things, elimination of all of our common stock existing prior to March 29, 2001 and the issuance of new equity and debt securities to certain creditors in exchange for a reduction of our obligations to them. The Casino remained open and continued operations during the bankruptcy proceedings. No disruptions in employment or operations were experienced.

         The following discussion of our performance should be read in conjunction with and in light of our Plan of Reorganization, which was consummated on March 29, 2001.

         Capital resources for construction projects. From October 30, 1998 until the Casino's opening on October 28, 1999, our principal capital requirements related to constructing the Casino. As of March 31, 2001, all construction and pre-opening invoices had been paid. However, there are several remaining unresolved creditor claims from the 1995 bankruptcy of our predecessor, Harrah's Jazz Company. These claims total approximately $2 million and the funds we estimate to be necessary to settle the claims have been set aside.

         Earnings before interest, taxes, depreciation, and amortization, as modified by other non-recurring charges. Earnings before interest, taxes, depreciation, and amortization, as modified by other non-recurring charges ("modified EBITDA") improved $3.3 million (or 18.1%), to a loss of $14.9 million in the quarter ended March 31, 2001 from a loss of $18.2 million in the quarter ended March 31, 2000. The improvement in modified EBITDA is related primarily to increased casino revenues accompanied by operating efficiencies achieved in casino operations. Other non-recurring charges incurred during the first quarter of 2001 consisted of reorganization expenses of $100.4 million related to the bankruptcy proceedings and our Plan of Reorganization and an extraordinary gain on early extinguishment of debt of $213.4 million to account for the cancellation of our debt and common stock on March 29, 2001 and the issuance of new debt and equity securities effective on March 30, 2001.

         Modified EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating, investing and financing activities, which are determined in accordance with generally accepted accounting principles ("GAAP"), and it is included herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Although modified EBITDA is not necessarily a measure of our ability to fund our cash needs, management believes that modified EBITDA is a useful tool for measuring our ability to service our debt. Our definition of modified EBITDA may not be the same as that of similarly captioned measures used by other companies.

         Working capital for operations. In 2000, we experienced operating losses before depreciation and amortization and a provision for asset impairment of approximately $60.7 million. During the three months ended March 31, 2001 and 2000, we experienced operating losses before depreciation and amortization of $15.1 million and $18.3 million, respectively. A number of our contractual agreements contained provisions that allowed us to defer payment of certain operating expenses to help absorb these initial operating losses. Despite these deferrals, our obligations continued to exceed our revenues on a monthly basis. A description of the various deferral arrangements follows.

         As of March 29, 2001, we had deferred a total of $47.3 million of payments to our manager, HOCI, and HET under the terms of the various agreements. These agreements were cancelled on March 29, 2001 in accordance with our Plan of Reorganization and the deferred amounts were eliminated.

         Additionally, a total of $28.5 million in interest payments related to our Senior Subordinated Notes Due 2009 with contingent payments and our Convertible Junior Subordinated Debentures had been paid in kind since October 1998. These debt securities were eliminated on the effective date in exchange for new debt and equity securities.

         Under our credit agreement, $25 million was available for working capital purposes under our revolving line of credit which was also used to partially cover operating losses. As of March 29, 2001, the outstanding balance under the revolving line of credit was $25.0 million, including outstanding letters of credit of $1.7 million. This credit agreement was cancelled on March 29, 2001 in accordance with our Plan of Reorganization and the outstanding principal balance on the revolving credit facility was eliminated in exchange for new equity securities.

         Our original credit agreement prior to cancellation in connection with our Plan of Reorganization required that we satisfy certain EBITDA maintenance requirements (as defined in the agreement) on a quarterly basis. We did not meet the required EBITDA test for the quarter ended June 30, 2000. However, at our request, the bank lenders under the credit agreement granted a temporary waiver of our failure to comply with this covenant. That waiver, which also placed a temporary limit on our revolver borrowing, expired on August 31, 2000 and was replaced with an amendment to our credit agreement as discussed below.

         Under the HET/JCC Agreement, advances by HET and HOCI under the minimum payment guaranty constituted a demand obligation of Jazz Casino and were secured by first priority liens on our assets. During various periods in 2000, under the terms of the minimum payment guaranty, HOCI began making the minimum daily payments of approximately $274,000 due to the LGCB under our casino operating contract in order to provide us with necessary working capital. As of March 29, 2001, HET and HOCI had advanced $51.8 million to the LGCB on our behalf under the minimum payment guaranty. Prior to the date of our bankruptcy filing on January 4, 2001, the principal balance outstanding was subject to interest at LIBOR plus 1%. However, subsequent to this date, the principal balance outstanding was subject to interest at Prime plus 2% (10.0% as of March 29, 2001). This agreement was amended and restated on March 29, 2001 in accordance with our Plan of Reorganization and the outstanding minimum payment guaranty fees were eliminated.

         Because funding under our minimum payment guaranty previous to our Plan of Reorganization (and any subsequent minimum payment guaranty) could have constituted a default under our credit agreement with the banks if our reimbursement obligation to HET and HOCI in connection therewith exceeded $5 million, our bank lenders granted us a limited waiver of the default subject to the following conditions:

     o HET and HOCI agreed to renew their minimum payment guaranty for the full fiscal year beginning April 1, 2000 through March 31, 2001;

     o with respect to the monies that HET and HOCI paid to the LGCB on our account under the minimum payment guaranty, they would not demand repayment of, and we could not repay, the principal or accrued interest owed on the principal, until, at the earliest, March 31, 2001;

     o under this agreement, the principal amount of un-reimbursed payment obligations to HET and HOCI could not exceed $40 million without additional lender waivers; and

     o the waiver would be terminated if HET or HOCI demanded repayment of the principal and accrued interest on the advances under the minimum payment guaranty.

         In connection with these agreements, on August 31, 2000, we entered into the Amendment to Credit Agreement; Modifications to Third Waiver and Related Documents; Amendment to Manager Subordination Agreement; and Other Agreements Amongst the Parties. The terms of this agreement provided for the following amendments and modifications to certain of our then existing agreements:

         o The agreement (i) amended our credit agreement to, among other things, change the EBITDA maintenance requirements with which we were required to comply through the quarter ended December 31, 2000 (and through the date of our bankruptcy filing on January 4, 2001); (ii) subject to certain limitations, re-established our $25 million revolving line of credit; (iii) granted additional waivers to allow HET and HOCI to advance up to an additional $10 million for a total of $50 million under their minimum payment guaranty of the $100 million minimum annual payment that we were required to pay to the LGCB under our casino operating contract, subject to certain limitations, including the requirement that we had to first borrow all of the $25 million available under our revolving line of credit before additional amounts could be advanced under the minimum payment guaranty; and (iv) extended until February 28, 2001, the date by which a notice by HET to the banks or the LGCB that the minimum payment guarantee will not be extended, would constitute an event of default.

         o The agreement amended our limited forbearance agreement (as discussed above) with HNOMC and HOCI to permit us to continue to forbear until April 1, 2001, the payment of certain amounts, including amounts due and becoming due under the administrative services agreement, reimbursable costs due under our management agreement and the rent and certain additional charges with respect to certain equipment that we lease from HOCI. The previous expiration date of the forbearance agreement had been August 31, 2000.

         o HOCI purchased from our bank lenders approximately $145.5 million of our present obligations to the bank lenders, which it had previously guaranteed under the Guaranty and Loan Purchase Agreement, and agreed to provide the funding for the balance of our $25 million revolving line of credit as it was drawn.

         On July 24, 2000, as required under our Casino Operating Contract with the State of Louisiana, HNOMC and we submitted a certificate confirming compliance with certain requirements of our Casino Operating Contract relating to the maintenance of a casino bankroll, the performance and payment of operating expenses, the performance and payment of debt obligations and the payment of capital maintenance expenses. However, on September 27, 2000, we received a notice from the LGCB that we were in default of our Casino Operating Contract. The LGCB informed us of the Board's determination that we had failed, as required by the casino operating contract, to demonstrate by clear and convincing evidence that we had the continuing ability to pay, exchange, refinance or extend debt that will mature or otherwise become due and payable during the twelve month period commencing on July 1, 2001, primarily due to the lack of a minimum payment guarantor for the period beyond March 31, 2001. Pursuant to the casino operating contract, we had six months after receipt of the Board's notice, or until March 27, 2001, to cure such a default.

         In order to address timely the Board's finding of default and provide for the possibility of continued operations, in light of our unsustainable financial performance, we began considering a significant restructuring of our arrangements with our securities holders, our lenders, HET, HOCI, HNOMC (the manager of the casino and a wholly controlled affiliate of HET), the State of Louisiana, the City of New Orleans, and other parties to whom we had contractual or legal obligations. We engaged the services of the investment banking firm Jefferies & Company, Inc., to assist us in evaluating how we might restructure our financial obligations and possibly continue operations. The evaluation by Jefferies & Company determined that we principally needed to restructure the $100 million annual minimum payment to the State because that payment by itself materially and fundamentally affected our financial viability.

         The casino operating contract required that the minimum daily payments to the State of Louisiana be guaranteed for each year beginning on April 1 of the year that the Casino is open and if there is no guaranty the casino operating contract is deemed automatically terminated. On December 27, 2000, we received notice from HOCI and HET that they would not post the guaranty for the period beginning April 1, 2001. These events led directly to our bankruptcy filing on January 4, 2001.

         In connection with our Plan of Reorganization, the claims of the various debt holders including the claims of our Senior Noteholders, our Bank Term Loans and our Revolving Credit Facility (including the amounts funded by HET pursuant to its guarantee) were settled in exchange for new Senior Notes due 2008 issued by our subsidiary Jazz Casino Company, LLC with a face amount of $124.5 million and approximately 12.4 million shares of our common stock. Additionally, we entered into an agreement with HET to provide us with a new $35 million revolving line of credit for the purpose of providing working capital for the business. The unsecured claims resulting from amounts owed to parties under the previous deferral arrangements were also eliminated.

         Our Senior Notes provide for quarterly interest payments at a rate equal to LIBOR plus 2.75% annually. During the first year 50% of the interest payments on the notes may be paid in kind at the borrower's option. Our new Revolving Credit Agreement requires that we pay this interest in kind. Principal payments on these notes are to be made semi-annually on November 15 and May 15 of each year commencing November 2002. Until May 2005, the payments are calculated at 50% of semi annual free cash flow, as defined in the Indenture governing the Senior Notes. Commencing June 30, 2005, principal payments of $1.5 million per quarter are due, with one final payment of all amounts due at March 31, 2008.

         Our new Revolving Credit Agreement is provided by HOCI and provides an available line of credit up to $35 million, with a letter of credit sublimit of $10 million. Interest is payable at LIBOR plus 3%. The facility matures on March 30, 2006, subject to extension until March 30, 2007 at the borrower's option. The revolver will be used to fund operating needs of the Company that are not fulfilled by cash flows from operations of our Casino. As of May 11, 2001, outstanding borrowings under this revolving credit facility were $5.8 million, including $1.8 million of letters of credit.

         In addition to the capital and debt changes to our structure outlined above, some material reductions to our operating expense structure came about as a result of the implementation of our Plan of Reorganization, as discussed below.

         The gaming payments to the State of Louisiana required by our Casino Operating Contract were reduced to the greater of (i) $50 million in the first year ended March 31, 2002 and $60 million each fiscal year thereafter and (ii) the sum of a sliding scale of gross gaming revenues that begins at a percentage of 21.5% for gross gaming revenues up to $500 million and escalates to a high of 29% for such revenues in excess of $900 million. The Casino Operating Contract requires a rolling three year guaranty of this amount, with an initial four year unconditional guaranty. In connection with the Plan of Reorganization, we entered into the HET/JCC Agreement, pursuant to which HET has agreed to provide the initial four year unconditional guaranty of the required minimum payment to the State of Louisiana. HET will receive an annual fee from Jazz Casino in exchange for providing this guaranty. The obligations under this guaranty are secured by, among other things, a first lien on substantially all of our assets. See "Material Agreements--Casino Operating Contract" and "--HET/JCC Agreement."

         Additionally, the City of New Orleans has agreed to reduce the payments required in connection with the City Lease by $5 million per year. We entered into the Ground Lease whereby the City of New Orleans has agreed to designate the sources of the savings by July 13, 2001.

         While we expect that the reduction of our required minimum annual payment to the State of Louisiana, described above, along with the reduction of our other payment obligations as well as the lessening of restrictions on our ability to provide seated dining and hotel accommodations will enable us to satisfy our liquidity needs with our expected revenues based upon our revenues generated in 2000, we cannot assume that we will have sufficient liquidity to meet our obligations.

         Capital expenditures. Pursuant to our Ground Lease with the RDC and the City of New Orleans, our Management Agreement with our Manager and our Casino Operating Contract, we established a capital replacement fund to fund the capital expenditures necessary to operate the Casino. We were contractually required to fund monthly payments into the capital replacement fund in an aggregate amount equal to $3 million for the first 12 months following the Casino's opening, $4 million for the second 12 months following the Casino's opening, $5 million for the third 12 months following the Casino's opening, and 2% of the gross revenues of the Casino for each fiscal year thereafter. As of March 31, 2001, we had deposited $4.3 million into the interest-bearing capital reserve account and expended approximately $2.1 million.

         As a result of our Plan of Reorganization, we are now free to expand our seated buffet facilities from 250 to 400 seats and develop a restaurant with seating for 150 people. We expect such expansion and development to begin by the end of 2001. We have not yet determined how much capital will be required to expand our dining facilities. Funding for such expansion and development must come either from operations or from outside financing.

         Capital resources for development activities. In addition to the gaming related entertainment offered at the Casino, as funding and circumstances may permit, we also plan to develop additional real estate in New Orleans for entertainment uses that support the Casino. The second floor of our Casino was constructed to the point at which the shell of the structure was complete when the Casino opened in October 1999. The Casino's second floor was planned to ultimately consist of approximately 130,000 square feet of multipurpose non-gaming entertainment space.

         We have spent approximately $1.7 million through March 31, 2001 towards developing a Master Plan for the build out and leasing of the second floor of the Casino for non-gaming uses and for construction-related work that needed to take place on the second floor of the Casino prior to opening the Casino in order to prevent disruption to the Casino's gaming operations. We intend to consider revising the Master Plan to include restaurant facilities now that the restrictions against us providing such facilities have been lessened as a result of our Plan of Reorganization. We arranged to borrow up to $2 million from a subsidiary of HET to fund these items. Our borrowings under this arrangement were subject to interest at 9% per year, and, at our option, could be paid in cash or in kind. Principal and interest under this loan could be paid out of the permanent financing ultimately obtained for the completion of the second floor of the Casino. As of March 29, 2001, we had borrowed $1.7 million under this loan, which was eliminated on the effective date of our Plan of Reorganization. We presented a preliminary Master Plan governing the use of the second floor of the Casino to the City of New Orleans on February 22, 2000 and are currently considering alternatives for financing of the remainder of this development. Without additional financing, we will be unable to build-out and develop the second floor of the Casino. We have not obtained financing these developments, and cannot assure that we will ever be able to do so.

         We also own the city block of historical buildings across the street from the Casino and its garages, which we have planned to develop into other entertainment uses that support the Casino. At this time, we have not completed our plans and have not obtained financing for this development.

         We also own the parcel of land across from the Casino located at 3 Canal Place, adjacent to the Canal Place Shopping Center. On February 14, 2000, we entered into a contract to sell this property to Wyndham International, a hotel developer for $6.5 million. However, we have filed a motion to reject that contract in the Bankruptcy Court. A hearing to determine the outcome of this contract is scheduled for June 6, 2001.

         Quasi -Reorganization. As of March 31, 2001, the Company effected a quasi-reorganization through the application of $322.1 million of its $413.1 million additional paid-in capital account to eliminate its accumulated deficit. The Company's Board of Directors decided to effect a quasi-reorganization given that the Company had completed its restructuring, obtained long-term financing and successfully emerged from bankruptcy on March 29, 2001.

         Recently Issued Accounting Pronouncements. In the first quarter of 2001, the Emerging Issues Task Force ("EITF") reached a consensus on certain issues in EITF 00-22: "Accounting for `Points' and Certain Other Time-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future." EITF 00-22 requires that cash rebates or refunds be shown as a reduction of revenues effective for quarters ending after February 15, 2001. We adopted the consensus provisions of EITF 00-22 in the first quarter of 2001. To be consistent with the 2001 presentation, various "cash back" rewards, previously shown as Casino expenses, were reclassified as a reduction of revenues in the first quarter of 2000. The cash back rewards for the three months ended March 31, 2001 and 2000 were $866,000 and $1.6 million, respectively. The reclassifications did not have any effect on previously reported operating income/losses or net income/losses.

         Inflation. To date, we believe inflation has not had a material impact on our operations, and do not expect it to have an impact in the foreseeable future.

FACTORS AFFECTING FUTURE PERFORMANCE

         The following discussion should be read with our current Plan of Reorganization in mind. The discussion is prospective and should be considered in light of our ongoing operations as contemplated by our Plan of Reorganization.

         GAMING LAWS AND REGULATIONS COULD ADVERSELY AFFECT OUR OPERATIONS. Future state legislation could adversely affect our operations. We cannot assure you that the State legislature will not enact legislation that imposes obligations, restrictions or costs that could interfere with our casino operations, cause us to violate agreements to which it is a party or otherwise materially and adversely affect us. Because legalized gaming is a relatively new industry in Louisiana, over the past few years the State legislature has given a significant amount of attention to gaming related bills, many of which could impact the Casino. For example, at various times, bills have been introduced to:

         o constitutionally and/or legislatively repeal all forms of gaming (including gaming at the Casino);

         o        increase taxes on casinos (which bill passed in March 2001);

         o        permit dockside riverboat gaming (which bill passed in March
                  2001);

         o        limit credit that may be extended by casinos;

         o        mandate payout schedules for slot machines;

         o        limit days and hours of casino operations; and

         o create additional restrictions on food service offered at the Casino.

         We cannot assure you that Louisiana will not subsequently enact new legislation that modifies or revokes our right to conduct gaming activities or otherwise materially and adversely affects our business and operations. For example, in the spring of 1996, the State legislature passed legislation that called for a parish-by-parish referendum to decide, on an item-by-item basis, whether riverboat gaming, video poker gaming and, in Orleans Parish, a land-based casino should be permitted to operate in the parish. Although, on November 5, 1996, voters in Orleans Parish elected to permit land-based casino gaming, riverboat gaming and video poker gaming in Orleans Parish, if similar legislation is enacted in the future, it could lead to the Casino's gaming operations being suspended or permanently prohibited. In addition, the State of Louisiana could increase competition by authorizing additional riverboats or other forms of gaming or other land-based casinos in Orleans Parish or elsewhere in Louisiana. For example, in 1997, the State legislature authorized the use of slot machines at racetracks in three parishes in Louisiana (but not Orleans Parish) subject to a 15,000 square foot limitation, and in March 2001 it passed legislation authorizing dockside gaming. There is a bill pending in the State legislature to allow the racetrack in New Orleans to have slot machines in addition to its existing video poker machines. In addition, other legislative changes, such as broadened food service or other restrictions, could materially and adversely affect our business, financial condition and results of operations.

         Jazz Casino and certain of its affiliates must be found suitable under Louisiana law. We are not permitted to operate the Casino unless certain persons are found suitable by the LGCB. These persons include (1) Jazz Casino, (2) JCC Holding, (3) HET, (4) the Manager, and (5) certain members, officers and directors of these companies. In addition, additional officers and directors of Jazz Casino, JCC Holding or the Manager are also required to be found suitable. Once found suitable, entities and persons that are required to be suitable have an ongoing obligation to maintain their suitability throughout the term of the casino operating contract. The Gaming Act, the rules and regulations thereunder, and the casino operating contract also impose certain suitability requirements on certain holders of our debt instruments and equity. If all required suitability findings are not received on a timely basis or suitability is not maintained thereafter, our business, financial condition and results of operations could be materially and adversely affected. Jazz Casino's and the Manager's suitability also may be adversely affected by persons associated with them and their respective affiliates, over whom Jazz Casino and the Manager have no control. If Jazz Casino or the Manager is found unsuitable and, as a consequence, our Casino Operating Contract is revoked, it would materially and adversely affect our business, financial condition and results of operations.

         We and our debt and equity holders (resulting from our Plan of Reorganization) could be the subject of regulatory enforcement actions. The LGCB is empowered to sanction Jazz Casino, JCC Holding, the Manager, holders of debt and equity of Jazz Casino and its affiliates, including JCC Holding, and people that hold permits, licenses or that are required to be found suitable by the LGCB for violations of the Gaming Act and the rules and regulations promulgated thereunder. If Jazz Casino, Jazz Casino's employees, JCC Holding or the Manager fails to comply with the Gaming Act, its rules and regulations or regulatory requirements in our casino operating contract, including suitability requirements, it could materially and adversely affect us and holders of our debt and equity. For example, we could be subject to fines, suspension of our rights granted by the casino operating contract and, under certain circumstances, revocation or termination of our casino operating contract. In addition, if any holder of our debt instruments or equity is required to be suitable and fails to be suitable, the holder may be required to sell or otherwise divest such securities at substantially below-market prices.

         We may not be able to enforce our contractual rights against the State of Louisiana. Under our Casino Operating Contract, we are entitled to bring an action to compel specific performance or any other remedy permitted or provided by law if the LGCB breaches the contract and fails to cure the breach. In the spring of 1996, however, the State legislature enacted a bill that purports to amend the Gaming Act to provide the State of Louisiana and all of its subdivisions (including the LGCB) with immunity from suit and liability for any action or failure to act on the part of Louisiana or any of its political subdivisions (including the LGCB). We cannot assure you that in the event we seek to enforce our rights under the Casino Operating Contract, that a court would allow the suit to proceed. If the LGCB fails to comply with the Casino Operating Contract, it could materially and adversely affect our business, financial condition and results of operations. This adverse affect would be exacerbated if a court applied the immunity statute.

         THE POLITICAL ENVIRONMENT IN LOUISIANA COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE THE CASINO OR DEVELOP OUR OTHER PROPERTIES. Louisiana state and local politics have affected, and will continue to affect, the Casino's development and may affect the Casino's operation. There is considerable opposition to gaming among a segment of the population in Louisiana. The enactment and implementation of gaming legislation in Louisiana and the Casino's development have been the subject of lawsuits, claims and delays brought about by various anti-gaming and preservationist groups and competitors of the Casino. Although these lawsuits and claims have all been settled or dismissed, these lawsuits and claims, together with contract negotiations with Louisiana and New Orleans governmental entities, significantly delayed the Casino's development. Additional lawsuits and the uncertain political environment may result in further delays, all of which could materially and adversely affect our business, financial condition and results of operations.

         WE MAY NOT BE ABLE TO RENEW OUR MINIMUM PAYMENT GUARANTY. After the effectiveness of our Plan of Reorganization, we will be required to pay at least $60 million per year after the first year of operations to the State of Louisiana under the Casino Operating Contract and to obtain a guaranty of this $60 million payment obligation. This guaranty must be in place for each 36 month period as measured at the beginning of each fiscal year. HET and HOCI agreed to post the guaranty for the first four years of operation through March 31, 2005, but not for the entire term of the Casino Operating Contract. On or before March 31, 2003, and for each fiscal year thereafter we must find a guarantor for the third year out. There can be no assurance that we will be able to obtain such renewal guarantees.

         THE CASINO MAY NEVER BE PROFITABLE. We cannot predict the number of visitors to the Casino, their propensity to wager or the success of land based gaming in New Orleans, a market that has no history of supporting significant land based gaming operations. For example, Harrah's Jazz Company projected that revenues for the 12 months that its temporary Basin Street Casino was scheduled to operate would be approximately $395 million, or an average of approximately $33 million per month. The actual results of the Basin Street Casino, however, proved to be significantly less than those projections. Gross revenues for the Basin Street Casino's six full months of operations averaged approximately $13 million per month and, for those six months, the Basin Street Casino had significant negative operating cash flows, and net losses in every month, averaging approximately $13.5 million per month. As a result, the Casino may never be profitable or generate positive net earnings. We have sustained losses since opening. For the years ended December 31, 2000 and 1999, we incurred losses of $354.2 million and $59.1 million, respectively, which were greater than anticipated due primarily to the Casino's lower than projected revenues, coupled with an extremely high ratio of fixed expenses due to the $100 million fixed payment to the State and an impairment charge in 2000.

         WE MAY HAVE NO RECOURSE IF ADDITIONAL LAND-BASED CASINOS ARE PERMITTED. The Gaming Act presently restricts land-based casino gaming in Orleans Parish to where the Casino is presently located, at the foot of Canal and Poydras Streets on the site of New Orleans' former Rivergate Convention Center. However, we cannot assure that the State of Louisiana will not enact future legislation that would permit competing land-based casinos at other sites and parishes, including parishes in the New Orleans metropolitan area. If the State were to allow other land-based casinos in Orleans Parish, we may be temporarily or permanently relieved of our monetary obligations under the provisions of our Casino Operating Contract. Additional land-based casino operations could materially and adversely affect our operations by increasing the amount of competition we face.

         OUR OPERATIONS DEPEND ON GAMING OPERATIONS IN A SINGLE MARKET. We do not have and do not presently anticipate having operations other than the Casino and operations that support the Casino. Therefore, we depend solely upon visitors to New Orleans and New Orleans area residents for our revenue. As a result, any of the following occurrences could negatively impact the Casino's operations, which could materially and adversely affect our business, financial condition and results of operations:

         o        a downturn in the local or regional economy;

         o        a decline in tourism in New Orleans;

         o        a decline in the New Orleans gaming market;

         o        an increase in competition faced by the Casino; or

         o a reduction or cessation of activities at the Casino due to flooding, severe weather, natural disasters or otherwise.

         WE MAY NOT BE ABLE TO DEVELOP CERTAIN OF OUR PROPERTIES. We cannot complete our anticipated build-out of the non-gaming tenant improvements on the second floor of the Casino until, among other things, the Master Plan governing the use of the second floor is approved, tenant leases are obtained, the necessary financing is secured and certain zoning ordinance waivers are obtained. In addition, we will be unable to develop the property located on Fulton and Poydras Streets for entertainment uses that support the Casino until, among other things, we obtain the necessary financing. We have not completed plans for the development of this property. We may not be able to obtain the necessary financing and satisfy the other conditions to developing the non-gaming tenant improvements on the second floor of the Casino, including any restaurant facilities we may wish to develop to take advantage of the newly lessened restrictions on our provision of restaurant facilities, or 3CP Property and Fulton Property. The failure to develop these properties could materially and adversely affect our ongoing business, financial condition and results of operations.

         THE MANAGER AND CERTAIN OF OUR DIRECTORS HAVE CONFLICTS OF INTERESTS REGARDING THE CASINO. HET owns or controls (indirectly through one or more subsidiaries or affiliates) dockside casinos in Vicksburg and Tunica, Mississippi, Shreveport, Louisiana and two riverboat casinos in Lake Charles, Louisiana. These casinos, together with other casinos that HET (or one or more of its subsidiaries or affiliates) may develop, compete with the Casino at a regional level. HET also owns or controls (indirectly through one or more subsidiaries or affiliates), casinos in the five major Nevada and New Jersey gaming markets, which casinos compete with the Casino on a national basis. Mr. Philip G. Satre, currently on our board of directors, is also the Chairman of the Board and Chief Executive Officer of HET. Under Jazz Casino's management agreement with the Manager, the Manager, a wholly-owned subsidiary of HET, has been exclusively responsible for supervising and managing the Casino. As a result of HET's ownership of competing casinos, together with its ownership of the Manager and the positions held by Mr. Satre, a conflict of interest may exist because Mr. Satre has access to our information and business opportunities, any or all of which could be useful to one or more of HET's competing casinos. The indenture governing our Senior Notes, our Revolving Credit Agreement and our Management Agreement with the Manager each have imposed restrictions on our ability to enter into transactions with affiliates, including HET. In addition, our board of directors has implemented procedures that require transactions with HET and its affiliates to be approved by disinterested directors. We cannot assure, however, that the restrictions in such agreements or these procedures will successfully resolve conflicts of interest confronting, or which may confront us.

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK. We do not engage in trading market risk sensitive instruments. We also do not purchase, for investment, hedging or for purposes `other than trading,' instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk, except as discussed in the following paragraph. We have not entered into any forward or futures contracts, purchased any options or entered into any swaps. We have no foreign operations and currently do not deal in foreign currencies. Thus, we do not believe that we have any material exposure to foreign currency exchange rate risk.

         We have a significant amount of indebtedness, which accrues interest at variable rates. As of March 31, 2001, the aggregate amount of our outstanding indebtedness was $124.5 million. The interest rate of our variable rate indebtedness will fluctuate with changes in the base rate and the LIBOR rate applicable under our credit agreement. A change in either the base rate or LIBOR under our credit agreement will affect the interest rate at which indebtedness outstanding under the credit agreement accrues. As a result, a significant increase in either the base rate or LIBOR could materially and adversely affect our financial position and results of operations. For example, a 50 basis point movement in interest rates would result in an approximate $622,500 annualized increase or decrease in interest expense based on the outstanding balance of our variable rate indebtedness as of March 31, 2001.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 30, 2001 by each person believed by us to own beneficially more than 5% of the outstanding shares of the Common Stock. The Common Stock is the only class of voting securities which are currently issued and outstanding. Unless otherwise noted, the holders listed below have sole voting power and dispositive power over the shares beneficially held by them. As of March 30, 2001, there were a total of 12,386,200 shares of Common Stock outstanding.

                           NAME AND ADDRESS OF                 AMOUNT AND NATURE OF
TITLE OF CLASS(1)          BENEFICIAL OWNER(2)                BENEFICIAL OWNERSHIP(3)     PERCENT OF CLASS(4)
-----------------          -------------------                -----------------------     -------------------
Common Stock               Harrah's Entertainment                 6,069,238(1)                  49%
                           Company, Inc.
                           One Harrah's Court
                           Las Vegas, Nevada 89119

Common Stock               Bankers Trust Company                  1,734,068(2)                  14%
                           130 Liberty Street
                           New York, New York 10006

Common Stock               Holders of Class A9 claims             4,582,894(3)                  37%
                           arising under the Senior
                           Subordinated Notes

-------------
(1)  Shares are held of record by HET's wholly-owned subsidiary, HOCI.

(2) Bankers Trust Company is a holder of a Class A7 claim in our Plan of Reorganization arising under The Tranche B-1 of the Bank Credit Facilities. Pursuant to our Plan of Reorganization, Bankers Trust Company received 1,734,068 shares of Common Stock. The distribution is deemed to include all distributions to which Bankers Trust would be entitled to receive on account of its Class A7 claim under any other class of claims specified in our Plan of Reorganization.

(3) Class A9 in our Plan of Reorganization consists of all allowed secured and unsecured claims of holders of Senior Subordinated Notes. Pursuant to our Plan of Reorganization, each record holder of an allowed Class A9 claim received 21.6885 shares of Common Stock for each $1,000 of principal amount of Senior Subordinated Notes held by the holder on the effective date. The holders are deemed to be the beneficial owners as a "group" within the meaning of Rule 13d-3 under The Securities Exchange Act of 1934, as amended, of 4,582,894 shares of Common Stock.

         Our directors and executive officers do not beneficially own any shares of our Common Stock.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

         Our board of directors currently consists of two members, but will consist of seven members as soon as the LGCB completes its investigation of four of our nominees and the remaining five directors can be seated pursuant to our corporate governance documents. All five nominees are expected to begin serving as directors upon a finding of suitability. The following table sets forth certain information regarding certain of our directors.


Name                                Biographical Information
----                                ------------------------

Rudy J. Cerone                      Mr. Cerone, age 47, has been a Class A
                                    director since March 4, 1999. Since December
                                    1987, Mr. Cerone has been a partner in
                                    McGlinchey Stafford, PLLC, a law firm
                                    located in New Orleans, Louisiana.

Philip G. Satre                     Mr. Satre, age 51, has been a Class B
                                    director since March 2, 2000. Mr. Satre has been Chairman of the Board of HET since
                                    January 1997, Chief Executive Officer since
                                    April 1994. He was President of HET from
                                    April 1991 until April 2001. He was
                                    President of the HET's Gaming Group from
                                    1984 to August 1995. He has been a director of HET since November 1989. He is the Chairman of the executive committee of the HET board of directors. Mr. Satre is also a director of JDN Realty Corporation and TABCORP Holdings Limited, an Australian public company (pending regulatory approval). He was Chairman of the executive committee of Harrah's Jazz Company and a director and President of Harrah's Jazz
                                    Finance Corp., both of which filed petitions under Chapter 11 of the United States
                                    Bankruptcy Code in November 1995.

         JCC Holding's wholly owned subsidiaries are all member managed, single member, limited liability companies formed under the Louisiana Limited Liability, Company Law, La. R.S. 12:1301 et seq., and as such Jazz Casino does not have directors.

         Our senior management includes three executive officers who are elected by the board and report directly to it. Set forth below is certain information as of March 31, 2001 regarding our executive officers.

Name                                Biographical Information
----                                ------------------------
Frederick Burford                   Frederick W. Burford, age 50, has served as
                                    the President of JCC Holding and Jazz Casino
                                    since April 1998 and President of JCC
                                    Development, Canal Development and Fulton
                                    Development since September 1998. Mr.
                                    Burford was also the Secretary and Treasurer
                                    of JCC Holding from December 1997 until
                                    September 1998. Mr. Burford was a consultant
                                    to HET from May 1997 until October 1998 and
                                    served as Vice President of JCC Holding from
                                    December 1997 to April 1998. During August
                                    1997, Mr. Burford served as President of TPI
                                    Enterprises, Inc., a restaurant holding
                                    company. From November 1991 until September
                                    1997 Mr. Burford served as a director and
                                    the Executive Vice President and Chief
                                    Financial Officer of TPI Enterprises, Inc.
                                    From March 1990 to October 1991, Mr. Burford
                                    served as the Vice President, Controller and
                                    Treasurer of The Promus Companies, Inc., a
                                    gaming and hotel holding company, and from
                                    August 1977 until February 1990 Mr. Burford
                                    held various positions with the Holiday
                                    Corporation, a gaming and hotel holding
                                    company, including most recently, Vice
                                    President and Treasurer.

L. Camille Fowler                   L. Camille Fowler, age 46, has served as the
                                    Vice President -- Finance, Treasurer and
                                    Secretary of JCC Holding, Jazz Casino, JCC
                                    Development, Canal Development and Fulton
                                    Development since September 1998. Ms. Fowler
                                    also served as Director of Finance of the
                                    Manager from April 1996 to November 1998,
                                    Vice President and Secretary of the Manager
                                    from January 1998 to November 1998, and
                                    Treasurer of the Manager from February 1998
                                    to November 1998. From October 1993 until
                                    April 1996, Ms. Fowler served as the
                                    Director of Financial Reporting of the
                                    Manager.

Frederick J. Keeton                 Frederick J. Keeton, age 44, has served as
                                    the Vice President --Government Affairs and
                                    Community Relations for JCC Holding since
                                    July 1999. From September 1998 to June 1999,
                                    he served in the same position as a leased
                                    employee from HET. Prior to joining the
                                    Company, Mr. Keeton served in various
                                    capacities at HET including Director of
                                    Government Affairs from August 1994 to
                                    September 1998, Director of

                                    Corporate Claims Management from February
                                    1990 to July 1994, Senior Manager of
                                    Corporate Claims Management from February
                                    1989 to February 1990, and Manager of Claims from June 1984 to January 1989.

ITEM 6. EXECUTIVE COMPENSATION

                            SUMMARY OF COMPENSATION

       The following table summarizes the compensation paid or accrued during 2000 to Frederick W. Burford, our President and Chief Executive Officer, and each of our other executive officers who served as an executive officer at December 31, 2000 and whose annual compensation and bonus was $100,000 or more during fiscal 2000. We refer to these four executive officers as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation                                 Long-Term Compensation Awards
                    -----------------------------------------      -----------------------------------------------------------
                                                                                   Restricted     Securities
Name and Principal                               Other Annual      Restricted        Stock        Underlying       All Other
Position            Year   Salary        Bonus   Compensation      Cash Awards     Awards(1)      Options(1)      Compensation
------------------  ----  --------     --------  ------------      -----------     ----------     -----------     ------------
Frederick W
Burford             2000  $278,481     $ 68,750            --      $   398,750(2)  $  138,000(3)           --     $     10,743(6)
President           1999  $260,000     $130,000  $     35,063               --     $  323,125(4)  $   115,000     $      6,866(5)
                    1998  $ 39,000(7)  $ 95,335            --               --             --              --     $         44(8)

L. Camille
Fowler(9)           2000  $151,260     $ 13,250            --      $   112,500(2)  $   34,500(3)           --     $     10,485(12)
Vice President -    1999  $145,000     $ 50,750            --               --     $   88,125(4)  $    31,500     $      8,966(10)
Finance,            1998  $ 21,750     $ 30,000            --               --             --              --     $        669(11)
 Treasurer and
 Secretary

Fred J
Keeton(10)          2000  $137,976     $ 24,500            --      $   105,000(2)  $   27,600(3)           --     $         25(8)
Vice President-     1999  $ 64,904     $ 79,092  $     22,847(14)           --     $   52,875(4)  $    19,000     $        266(8)
 Business           1998        --     $ 40,747            --               --             --              --     $         44(8)
 Affairs

Thomas M
Morgan(15)          2000  $179,681     $137,131            --      $   185,725(2)          --              --     $     33,199(17)
Vice President -    1999        --           --  $     25,665(16)           --             --              --               --
Development


----------

(1) These restricted stock awards and options were eliminated as of March 29, 2001 as a result of our Plan of Reorganization.

(2) On November 30, 2000, we granted restricted cash awards under the provisions of our 1998 Long Term Incentive Plan, which vest ratably over four years with the first installment payment to be made on January 1, 2002. The Board of Directors resolved to defer the decision on whether the form of the award would be in cash or stock until after the conclusion of the reorganization. These awards have no legal or economic effect as a result of our Plan of Reorganization.

(3) On May 16, 2000, we granted restricted stock awards under the provisions of our 1998 Long Term Incentive Plan, which vest ratably over four years beginning on January 1, 2001.

(4) On April 29, 1999, we issued the following number of shares of restricted class A common stock to the following named executive officers: 55,000 shares to Mr. Burford, 15,000 shares to Ms. Fowler and 9,000 shares to Mr. Keeton. The amounts in the table above represent the fair value of the awards on the grant date. The officers can vote the stock and are eligible for any dividends paid on the stock but may not dispose of the shares until January 1, 2003, or earlier with respect to the following percentages of the shares upon our obtaining the following performance goals: (a) 33% of the shares upon the board of director's determination that our Casino and its parking garage construction were completed by October 30, 1999 within budget; (b) 33% of the shares upon the board of director's determination that by November, 2000 (i) the Master Plan for the initial build-out and leasing of the second floor of our Casino for non-gaming uses has been approved by us, as well as by the State of Louisiana and the City of New Orleans and (ii) certain minimum non-gaming entertainment activities are available on the second floor of the Casino; and (c) 34% of the shares upon the board of directors determination that construction and leasing of the facilities to be built on our real property located on Fulton and Poydras Streets in the City of New Orleans has been substantially completed by November, 2001. As of March 2, 2000, 33% of each officer's shares of restricted stock vested and the restrictions thereon terminated. As of December 31, 1999, the value of the restricted stock awards were as follows: $154,688 for Mr. Burford, $42,188 for Ms. Fowler and $25,313 for Mr. Keeton.

(5) Consists of $6,600 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Burford's contributions to the 401(k) plan and $266 of insurance premiums paid by us for term life insurance for the benefit of Mr. Burford.

(6) Consists of $10,500 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Burford's contributions to the 401(k) plan and $4,242 on insurance premiums paid by us for term life insurance for the benefit of Mr. Burford.

(7) In connection with the consummation of the transactions contemplated by the plan of reorganization of Harrah's Jazz Company, Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company, Mr. Burford served as a paid consultant to HET from March 1998 until October 1998. The compensation presented excludes $229,047 paid in 1998 by Jazz Casino Company, our wholly-owned subsidiary, to HOCI to reimburse HOCI for amounts paid to Mr. Burford for his services as a consultant in connection with the reorganization process.

(8) Consists of insurance premiums paid by us for term life insurance for the benefit of the named executive officer.

(9) Ms. Fowler served as the Director of Finance, Vice President, Secretary and Treasurer of HNOMC until November 1998, when she was elected as our Vice President - Finance, Treasurer and Secretary.

(10) Consists of $8,700 of matching contributions made by us to our 401(k) plan based on a percentage of Ms. Fowler's contributions to the 401(k) plan and $266 of insurance premiums paid by us for term life insurance for the benefit of Ms. Fowler.

(11) Consists of matching contributions made by us to our 401(k) plan based on a percentage of Ms. Fowler's contributions to the 401(k) plan.

(12) Consists of $10,114 of matching contributions made by us to our 401(k) plan based on a percentage of Ms. Fowler's contributions to the 401(k) plan, $71 of insurance premiums paid by us for term life insurance for the benefit of Ms. Fowler and $300 reimbursement for financial consulting services.

(13) Mr. Keeton joined us in September 1998 as an officer that we leased from HOCI. From September 1998 to July 1, 1999, Mr. Keeton was employed by HOCI, from which we leased Mr. Keeton. The compensation presented excludes amounts that Jazz Casino Company paid HOCI to reimburse it for amounts paid to Mr. Keeton.

(14)     Includes $19,839 of rent for an apartment in New Orleans, Louisiana.

(15) Mr. Morgan joined us in January 1999 when he began serving in the capacity of an officer that we leased from HOCI. From January 1999 to January 2000, Mr. Morgan was employed by HOCI, from which we leased Mr. Morgan. The compensation presented excludes amounts that Jazz Casino Company paid HOCI to reimburse it for amounts paid to Mr. Morgan. For a description of this leasing arrangement, refer to "Item 7. Certain Relationships and Related Transactions." Mr. Morgan ceased working with us effective March 31, 2001.

(16)     Includes $24,000 of rent for an apartment in New Orleans, Louisiana.

(17) Consists of $10,500 of matching contributions made by us to our 401(k) plan based on a percentage of Mr. Morgan's contributions to the 401(k) plan, $21 of insurance premiums paid by us for term life insurance for the benefit of Mr. Morgan, and $22,679 of rent for an apartment in New Orleans.

         OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information regarding (a) the number of shares of class A common stock received upon exercise of options by the named executive officers during fiscal 2000, (b) the net value realized upon such exercise, (c) the number of unexercised options held at December 31, 2000 and (d) the aggregate dollar value of unexercised options held at December 31, 2000. The value of unexercised in-the-money options is equal to the difference between the option exercise price and the closing sale price of $0.08 per share of class A common stock on the Over the Counter Bulletin Board trading system on December 31, 2000 multiplied by the number of shares underlying the option. As a result of our Plan of Reorganization, which was consummated on March 29, 2001, these stock options were cancelled.

             AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                 Number of Securities Underlying          Value of Unexercised
                                  Shares                              Unexercised Option at             In-The-Money Options at
                               Acquired on          Value             December 31, 1999 (#)              December 31, 1999 ($)
Name                           Exercise (#)     Realized ($)        Exercisable/Unexercisable          Exercisable/Unexercisable
----                           ------------     ------------     -------------------------------       -------------------------
Frederick W. Burford                o                 o                   92,000/23,000                           $/$

L. Camille Fowler                   o                 o                    25,200/6,300                           o/o

Fred J. Keeton                      o                 o                    15,200/3,800                           o/o

Thomas M. Morgan                    o                 o                        o/o                                o/o


                            LONG-TERM INCENTIVE PLAN

         On October 29, 1998, our board of directors adopted the JCC Holding 1998 Long-Term Incentive Plan "LTIP." The LTIP received stockholder approval on May 13, 1999. The LTIP was unaffected by the Plan of Reorganization, except for the fact that the Class A and Class B Common Stock has been eliminated. Our Plan of Reorganization provides that the LTIP apply to our Common Stock authorized as a result of our Plan of Reorganization. Under our financing documents we believe this may require the approval of HET, HNOMC, HOCI and a majority of the Senior Note holders. We intend to request that these parties, to the extent necessary, approve the LTIP as described below, to apply to our new Common Stock as it previously applied to our Class A common stock. The summary below should be read accordingly. Under the LTIP, the following may be awarded to employees, officers, consultants and directors:

         o        stock options;

         o        stock appreciation rights;

         o        performance units;

         o        restricted stock;

         o        dividend equivalents;

         o        other stock-based awards;

         o        any other right or interest relating to class A common stock;
                  and

         o        on or after the Transition Date, unclassified common stock.

         We have reserved, upon the grant or exercise of the above awards, issuance of 750,000 shares of the authorized but unissued shares of class A common stock. As of December 31, 2000, we had granted options to purchase an aggregate of 208,889 shares of class A common stock, and issued 231,426 shares of restricted class A common stock. A summary of the LTIP is described below.

GENERAL

         The purpose of the LTIP is to: (i) promote the success and enhance the value of the Company by linking the personal interests of employees, officers, consultants and directors to those of the stockholders; and (ii) provide employees, officers, consultants and directors with an incentive for outstanding performance. As of December 31, 2000, there were approximately 11 persons eligible to participate in the LTIP.

ELIGIBILITY

           The LTIP authorizes the granting of awards to our employees, officers, consultants and directors in the following forms:

         o options to purchase shares of class A common stock or, after the Transition Date, the unclassified common stock which may be incentive stock options or non-qualified stock options;

         o        stock appreciation rights;

         o        performance units;

         o        restricted stock;

         o        dividend equivalents;

         o        other stock-based awards; or

         o any other right or interest relating to class A common stock or, after the Transition Date, unclassified common stock, or cash.

         To the extent necessary, our non-employee directors or consultants will not be eligible to receive awards under the LTIP in order to preserve the employee benefits plan exemption under applicable state blue sky laws. Non-employees, directors and consultants may become eligible when the class A common stock or, after the Transition Date, unclassified common stock, is traded on a national securities exchange or on the Nasdaq National Market.

         Under Section 162(m) of the Internal Revenue Code of 1986, or Code, we may not deduct compensation in excess of $1.0 million paid to the President and our four next most highly compensated executive officers. The deduction limits of Code Section 162(m) and the regulations thereunder do not apply to us until any class of our common equity securities is registered under Section 12 of the Securities Act of 1934. Upon becoming a publicly held corporation, the deduction limits of Code Section 162(m) and the regulations thereunder will not apply to compensation payable under the LTIP until the expiration of the reliance period described in Treasury Regulation 1.162-27(f) or any successor regulation. The LTIP is designed to comply with Code Section 162(m). In compliance with Code
Section 162(m), the following are excluded from the calculation of annual compensation and will be fully deductible by us:

         o        the grant of options under the LTIP;

         o        the grant of stock appreciation rights under the LTIP; and

         o other awards (such as performance units), that are conditioned on the performance goals described in Section 13.13 of the LTIP.

         Our board of directors approved the LTIP for submission to the stockholders at the first annual meeting in order to permit the grant of awards to constitute deductible performance-based compensation for purposes of Code
Section 162(m).

ADMINISTRATION

         Committee; Authority of Committee. The LTIP is administered by our board of directors' compensation committee, or by the board of directors at their discretion. The compensation committee has the power, authority and discretion to:

         o        designate participants;

         o determine the types of awards to be granted to each participant and the number, terms and conditions thereof;

         o establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the LTIP; and

         o make all other decisions and determinations that may be required under the LTIP, or as the compensation committee deems necessary or advisable to administer.

During any time that the board is acting as administrator of the LTIP, it has all the powers of the compensation committee under the LTIP.

AWARDS

         Stock Options. The compensation committee is authorized to grant to participants, options which may be incentive stock options, or nonqualified stock options. All options are evidenced by a written award agreement between us and the participant, which will include provisions specified by the compensation committee. The terms of any incentive stock option must meet the requirements of
Section 422 of the Code, including stockholder approval requirements.

         Stock Appreciation Rights. The compensation committee may grant stock appreciation rights to participants. Upon the exercise of a stock appreciation right, the participant has the right to receive the excess of (i) the fair market value of one share of class A common stock on the date of exercise; or
(ii) after the Transition Date, the fair market value of unclassified common stock on the date of exercise. Over the grant price of the stock appreciation right as determined by the committee, which will not be less than the fair market value of one share of class A common stock on the date of grant or after the Transition Date, unclassified common stock on the date of grant. All awards of stock appreciation rights are evidenced by an award agreement, reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the stock appreciation right. These methods and terms are determined by the compensation committee at the time of grant.

         Performance Units. The committee may grant performance units to participants terms and conditions selected by the committee. The compensation committee has the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other terms or conditions to payment of the performance units. Our discretion determines the number and value of performance units that will be paid to the participant, depending on the extent to which the above is met.

         Restricted Stock Awards. The compensation committee may make awards of restricted stock to participants, which are subject to restrictions on transferability and other restrictions as the compensation committee may impose. We may impose, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, on the restricted stock.

         Dividend Equivalents. The compensation committee is authorized to grant dividend equivalents to participants subject to terms and conditions selected by the compensation committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of class A common stock or, after the Transition Date, unclassified common stock. The above-described payments received are subject to an option award or stock appreciation rights award, as determined by the compensation committee. The compensation committee may provide that dividend equivalents be paid, distributed, or reinvested when accrued or be deemed to have been reinvested in additional shares of class A common stock or after the Transition Date, be deemed to have been reinvested in additional shares of unclassified common stock.

         Other Stock-Based Awards. The compensation committee may grant to participants awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of class A common stock or, after the Transition Date, unclassified common stock. The awards may be awarded purely as a "bonus" and not subject to any restrictions or conditions, convertible or exchangeable debt securities, or other rights convertible or exchangeable into shares of class A common stock, or, after the Transition Date, unclassified common stock. The compensation committee may also grant awards valued by reference to book value of shares of class A common stock, or after the Transition Date, unclassified common stock, or the value of securities of or the performance of specified parents or subsidiaries of our company. The committee will determine the terms and conditions of any awards.

         Performance Goals. The committee may determine that any award will be determined solely on the basis of:

         o our achievement or a parent or subsidiary of a specified target return, or target growth in return, on equity or assets;

         o        our parent's or subsidiary's stock price;

         o the achievement by an individual or a business unit of our company, parent or subsidiary of a specified target, or target growth in, revenues, net income or earnings per share;

         o the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, customer satisfaction, meeting budgets and/or retention of employees; or

         o        any combination of the goals described above.

Furthermore, the compensation committee reserves the right for any reason to reduce any award, notwithstanding the achievement of a specified goal. If an award is made on this basis, the compensation committee must establish goals prior to the beginning of the period for which the performance goal relates. Any payment of an award granted with performance goals will be conditioned on the written certification of the compensation committee in each case that the performance goals and any other material conditions were satisfied.

         Limitations on Transfer; Beneficiaries. An award will not be assignable or transferable by a participant other than by will or the laws of descent and distribution. An award may be assignable or transferable in the case of an incentive stock option, under a qualified domestic relations order. The compensation committee may, however, permit other transfers where the compensation committee concludes that such transferability:

         o does not cause any option intended to be an incentive stock option to fail to be described in Code Section 422(b); and

         o is otherwise appropriate and desirable, taking into account any factors deemed relevant, which include, any state, federal tax or securities laws or regulations applicable to transferable awards.

A participant may, in the manner determined by the committee, designate a beneficiary to exercise the rights of the participant and receive any distribution with respect to any award upon the participant's death.

         Acceleration Upon Certain Events. Upon the participant's death or disability the following will happen (i) all outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised will become fully exercisable; and (ii) all restrictions on outstanding awards will lapse. Any options or stock appreciation rights will continue or lapse in accordance with the other provisions of the LTIP. In the event of a change in control of our company, all outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised will become fully vested and all restrictions on all outstanding awards will lapse. However, such acceleration will not occur if, in the opinion of our company's accountants, the acceleration would preclude the use of "pooling of interest" accounting treatment for a change in control transaction. The compensation committee may in its discretion declare all outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised to become fully vested, and/ or all restrictions on all outstanding awards to lapse. The committee may discriminate among participants or among awards in exercising its discretion.

TERMINATION AND AMENDMENT

         The board of directors or the committee may, terminate, amend or modify the LTIP without stockholder approval. The committee, however, may condition any amendment on the approval of our stockholders if such approval is necessary or deemed advisable with respect to tax and securities, other applicable laws, or other policies or regulations. Termination, amendment, or modification of the LTIP may not adversely affect any award previously granted under the LTIP, without the written consent of the participant.

CERTAIN FEDERAL INCOME TAX EFFECTS

         Non-qualified Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either us or the participant upon the grant of a non-discounted non-qualified stock option. However, the participant will realize ordinary income on the exercise of the non-qualified stock option in an amount equal to the excess of the fair market value of the class A common stock, or, after the Transition Date, unclassified common stock, acquired upon the exercise of the option; over the exercise price, and we will receive a corresponding deduction. Depending on the participant's holding period, the gain realized upon the subsequent disposition by the participant of the class A common stock or, after the Transition Date, unclassified common stock will constitute short-term or long-term capital gain.

         Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either us or the participant upon the grant of an incentive stock option or the exercise thereof by the participant. If the participant holds the shares of class A common stock or, after the Transition Date, unclassified common stock for the greater of two years after the date the option was granted or one year after the acquisition of such shares of class A common stock or, after the Transition Date, unclassified common stock, the difference between the aggregate option price and the amount realized upon disposition of the shares of class A common stock or, after the Transition Date, unclassified common stock, will constitute mid or long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the shares of class A common stock or, after the Transition Date, unclassified common stock, are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the participant will realize taxable ordinary income in an amount equal to the excess of the fair market value of the class A common stock or, after the Transition Date, unclassified common stock, purchased at the time of exercise over the aggregate option price, and we will be entitled to a federal income tax deduction equal to such amount (subject to Code Section 162(m) limitations).

         Stock Appreciation Rights. Under present federal income tax regulations, a participant receiving a stock appreciation right will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When a participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of class A common stock or, after the Transition date, unclassified common stock, received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to us.

         Restricted Stock. A participant receiving a restricted stock award will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted under present federal income tax regulations and unless the participant makes an election to accelerate recognition of the income to the date of grant. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the class A common stock or, after the Transition Date, unclassified common stock and we will be entitled to a corresponding tax deduction at that time.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

         Any Awards under the LTIP will be made at the discretion of our compensation committee or our board of directors, as the case may be. Consequently, it is not presently possible to determine, with respect to (i) our executive officers, (ii) all current executive officers as a group, (iii) all non-executive directors, as a group, or (iv) all eligible participants, including all current officers who are not executive officers, as a group, either the benefits or amounts that will be received by such persons or groups pursuant to the LTIP or the benefits or amounts that would have been received by such persons or groups under the LTIP if it had been in effect during the last fiscal year.

         Prior to our bankruptcy filing, the compensation committee determined to award approximately $1.0 million in cash incentives, in lieu of stock, to approximately 15 of our mid level management employees. The cash incentives are payable over the next four years. The award of cash incentives in lieu of stock is authorized under the LTIP. However, our board of directors resolved to defer the decision on whether the form of the award would be in cash or stock until after the conclusion of our reorganization. These awards have no legal or economic effect as a result of our Plan of Reorganization.

         In addition, prior to the Petition Date, the compensation committee determined to award incentive compensation to our senior officers. The compensation included a cash award totaling approximately $450,000. Twenty-five percent (25%) of this amount was paid prior to the Petition Date. The balance of these awards was extinguished as a result of our reorganization.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As of March 29, 2001 HET, through HOCI, an indirect wholly-owned subsidiary of HET, owned 6,069,238 shares of Common Stock, representing a 49.00% of all of the 12,386,200 shares then issued and outstanding shares of Common Stock. See "Item 4. Security Ownership of Certain Beneficial Owners and Management." Accordingly, HET, through HOCI, is able to nominate all of the HET-Nominated Directors. See "Item 11. Description of Registrant's Securities to be Registered--Description of Capital Stock--Board of Directors."

         Currently, Group I HET-Nominated Board Member Phillip G. Satre is also the Chairman of the Board and Chief Executive Officer of HET. We anticipate that once the gaming regulatory agencies have made the necessary suitability determinations, HET will seat two other HET officers or directors as the remaining HET-Nominated Directors of the Company. As a result of HET's ownership of the competing casinos, and the fact that these HET officers and directors hold or are expected to hold such positions on our board of directors, a conflict of interest may be deemed to exist by reason of such persons' access to information and business opportunities possibly useful to any or all of HET's competing casinos. See "Risk Factors--Conflicts of Interest." Specific procedures have been devised for resolving conflicts of interest confronting, or which may confront the Company.

         As for Material Agreements, we entered into a Third Amended and Restated Management Agreement with the Manager (HNOMC), an indirect wholly-owned subsidiary of HET, for the management of the operations of the Casino. See "Material Agreements--

Management Agreement." Additionally, we entered into the Amended and Restated HET/JCC Agreement with HET and HOCI under which HET and HOCI have agreed to provide a four-year unconditional Minimum Payment Guaranty to assure payment of the minimum payments to the State required under our Casino Operating Contract. See "Material Agreements--HET/JCC Agreement." Further, HET, HOCI and the Manager (HNOMC), have agreed to loan us up to $35 million pursuant to the Revolving Credit Agreement. See "Material Agreements-- Revolving Credit Agreement."

         Finally, on the effective date of our Plan of Reorganization, we reimbursed HET and HOCI a total of $2,820,550 for pre-effective date expenses incurred by HET, the Manager and HOCI on our behalf. Such expenses included over $2 million relating to the Minimum Payment Guaranty and debtor-in-possession loan interest paid on our behalf, approximately $550,075 in legal fees and $210,000 in consulting fees incurred on our behalf.

ITEM 8. LEGAL PROCEEDINGS

         We are subject to legal proceedings and claims which arise in the normal course of business. While we cannot predict the outcome of these matters with certainty, we do not believe they will materially and adversely affect our business, financial condition or results of operations. On January 4, 2001, we filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in order to allow restructuring of our obligations to the State of Louisiana and the City of New Orleans, long-term debt, bank credit facilities, trade and other obligations. The filing was made in the U.S. Bankruptcy Court for the Eastern District of Louisiana in New Orleans. The Bankruptcy Court confirmed our plan on March 19, 2001. The Plan was consummated on March 29, 2001.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK PRICE

         The shares of Common Stock are an issue of new securities, have no established trading market and may not be widely distributed. As of the date hereof, there are approximately 17 record holders of our Common Stock. As a result of the consummation of the Plan of Reorganization, on March 30, 2001, we issued 12,386,200 shares of Common Stock.

COMMON STOCK SUBJECT TO RULE 144

         Persons who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. Persons who may be deemed our affiliates under the Securities Act of 1933, as amended, generally include individuals or entities that control, are controlled by, or are under common control with us. This may include our officers and directors, as well as our significant shareholders. On March 30, 2001, JCC Holding issued the Common Stock without registration under the Securities Act in reliance on the exemption provided for in Section 1145 of Title 11 of the Bankruptcy Code. As of May 11, 2001, there were 12,386,200 outstanding shares of Common Stock owned by approximately 17 holders of record. Affiliates of JCC Holding hold 6,069,238 shares of Common Stock. All but 6,069,238 shares of the shares held by affiliates may be sold subject to the limitations provided for in Rule 144.

COMMON STOCK SUBJECT TO REGISTRATION RIGHTS AGREEMENT

         Under the Plan of Reorganization, JCC Holding entered into the Registration Rights Agreement (Common Stock) with HET and Bankers Trust Company ("BTCo"), as described in "Item 11. Description of Registrant's Securities to be Registered--Description of Capital Stock--Agreements with Certain Stockholders." Of the 12,386,200 shares of Common Stock JCC Holding issued under the Plan, HET received 6,069,238 shares and BTCo received 1,734,068 shares. All Common Stock held by the BTCo Permitted Holders and HET Permitted

Holders is subject to the agreement. "BTCo Permitted Holders" are defined in the agreement to include BTCo, any affiliate of BTCo which at any time holds any registrable securities, and any permitted transferee of a BTCo Permitted Holders. Likewise, "HET Permitted Holders" are defined in the agreement to include HET, any affiliate of HET which at any time holds any registrable securities, and any permitted transferee of an HET Permitted Holder.

HOLDERS

         As of May 11, 2001, there were approximately 17 record holders of the Common Stock, and we estimate that there were approximately 1500 beneficial owners of the Common Stock.

DIVIDEND POLICY

         We do not intend to pay cash dividends on the Common Stock in the foreseeable future. Further, pursuant to the terms of the Indenture for our Senior Notes, Revolving Credit Agreement, and HET/JCC Agreement, we are restricted from paying dividends on the Common Stock to our shareholders, or from setting aside funds for this purpose. The payment of cash dividends, if any, will be made only from assets legally available for that purpose (i.e. net profits or capital surplus), and will depend on our financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors deemed relevant by the board of directors. See "Risk Factors--Dividend Policy."

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         Pursuant to the Harrah's Jazz Company plan of reorganization, consummated on October 30, 1998, we issued the following securities without registration under the Securities Act, or state or local law, in reliance on the exemption provided for in Section 1145 of Title 11 of the Bankruptcy Code and
Section 4(2) of the Securities Act:

         o JCC Holding issued 10,000 shares of Class A common stock and Class B common stock;

         o        JCC Holding issued HET warrant;

         o JCC Holding issued guarantees with respect to the Senior Subordinated Notes with Contingent Payments due 2009 of Jazz Casino, Senior Subordinated Contingent Notes due 2009 of Jazz Casino, and Convertible Junior Subordinated Debentures;

         o JCC Holding issued guarantees of JCC Development's, Canal Development's and Fulton Development's guarantees with respect to the above listed notes;

         o Jazz Casino issued the Senior Subordinated Notes with Contingent Payments due 2009, Senior Subordinated Contingent Notes due 2009, and Convertible Junior Subordinated Debentures; and

         o each of JCC Development, Canal Development and Fulton Development issued guarantees with respect to the Senior Subordinated Notes with Contingent Payments due 2009, and Senior Subordinated Contingent Notes due 2009.

         The consummation of our Plan of Reorganization resulted in, among other things, the elimination of all of the above listed common stock and debt securities.

         Pursuant to our Plan of Reorganization, on March 30, 2001, we issued the following new equity and debt securities to certain creditors:

         o JCC Holding issued an aggregate of 12,386,200 shares of Common Stock, guarantees with respect to the Senior Notes, and guarantees of JCC Development's, Canal Development's and Fulton Development's guarantees with respect to the Senior Notes;

         o        Jazz Casino issued the Senior Notes; and

         o each of JCC Development, Canal Development and Fulton Development issued guarantees with respect to the Senior Notes.

The securities and guarantees listed above were issued to the persons, in each case, in the amounts and on the terms summarized under "Item 11. Description of Registrant's Securities to be Registered," and "Material Agreements--Indenture" and "The Company--JCC Holding Company Bankruptcy Proceedings," without registration under the Securities Act, or state or local law, in reliance on the exemptions provided for in Section 1145 of Title 11 of the Bankruptcy Code and
Section 4(2) of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                          DESCRIPTION OF CAPITAL STOCK

         The following brief description of JCC Holding's capital stock and related corporate governance matters does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of JCC Holding's Second Amended and Restated Certificate of Incorporation ("Certificate"), Third Amended and Restated Bylaws ("Bylaws"), and agreements with certain stockholders referred to below, copies of which have been filed as exhibits to this Registration Statement.

         On and after the effective date of the Plan of Reorganization, the authorized capital stock of JCC Holding consisted of 40,000,000 shares of Common Stock, par value $0.01 per share.

COMMON STOCK

         JCC Holding issued 12,386,200 shares of Common Stock on the effective date of the Plan of Reorganization. The holder of shares of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. With certain exceptions, including the election of directors, each share of Common Stock has identical rights and privileges, and ranks equally, shares ratably and is identical in every respect and as to all matters, including rights in liquidation.

REDEMPTION PROVISIONS

         JCC Holding may always redeem outstanding shares of Common Stock if in the judgment of the board of directors:

         o the holder of the Common Stock is determined by any gaming regulatory agency to be unsuitable;

         o the holder of the Common Stock has an application for a license or permit rejected, or has a previously issued license or permit suspended or revoked;

         o        the holder's possession of the Common Stock would result in:

                           o        any regulatory sanction against us, or

                           o the loss of any license held by us or our affiliates which is conditioned upon the holders of our Common Stock possessing prescribed qualifications, or which is necessary to conduct any portion of our business;

         o under the Management Agreement, the holder of Common Stock is determined by the Manager or any licensing authority to cause us or the Manager to lose any gaming licenses, permits, or alcoholic beverage registration.

         The terms and conditions of the redemption, with specified exceptions, shall be as follows:

         (i) the redemption price will be the fair market value of the shares, excluding any dividends on those shares not entitled to be received or such other price as required by law;

         (ii) the redemption price of the shares may be paid in cash, any debt or equity securities or any combination of the two;

         (iii) the board of directors will determine the manner of the selection of shares to be redeemed if less than all the shares are to be redeemed;

         (iv) at least 20 days' written notice of the redemption date must be given to the record holders of the shares selected to be redeemed;

         (v) following the redemption date, all rights of the owners of shares selected for redemption will cease and terminate; and

         (vi) any additional terms and conditions as the board of directors may determine.

BOARD OF DIRECTORS

         After the Effective Date. After the effective date of the Plan of Reorganization the board of directors consisted of seven directors. The board of directors is divided into three groups, designated Group I, Group II, and Group
III. Group I and Group II consist of two directors each, and Group III consists of three directors. Upon the filing of the Certificate with the Secretary of State of Delaware on March 29, 2001, there were two nominated directors who collectively comprised Group I. Group I consists of one director nominated by HET and one director nominated by the Creditors' Committee. The total number of authorized nominated directors will increase by two directors comprising Group II when a second HET nominated director has been appointed, a second non-HET nominated director has been appointed, and the requisite gaming regulatory agencies have made the determination necessary to allow both of the directors to serve on the board of directors. The total number of authorized nominated directors will again increase by three directors comprising Group III when a third HET nominated director has been appointed, and the requisite gaming regulatory agencies have made determinations necessary to allow all three directors to serve on the board.

         The nominated directors in Group I will serve until the annual meeting of stockholders occurring not earlier than the first anniversary of the effective date of the Plan of Reorganization. At the meeting, HET and a majority of the non-HET nominated directors will each have the right to nominate one director to serve two-year terms. The nominated directors in Group II will serve until the annual meeting of stockholders occurring not earlier than the second anniversary of the effective date of the Plan of Reorganization. At this meeting, HET and a majority of the non-HET nominated directors will each have the right to nominate one director to serve one-year terms. The nominated directors in Group III will serve until the annual meeting of stockholders occurring not earlier than the third anniversary of the effective date of the Plan of Reorganization.

         The provisions of our Certificate relating to the nominated directors may only be altered, or repealed by an affirmative vote of at least ninety (90%) of the shares of the Common Stock.

         Successor directors elected at the annual meetings occurring on and after the third anniversary of the effective date of the Plan of Reorganization will be elected for a one-year term. Directors will be elected by the affirmative vote of a plurality of the issued and outstanding shares of the Common Stock present in person or represented by proxy at the stockholders meeting and entitled to vote on the election of directors. Unless otherwise specified in the Bylaws, elections of directors need not be by written ballot. Unless a director dies, resigns, retires, is disqualified or removed from office, each director will hold office until his or her term expires or until his or her successor is elected or appointed and qualified.

         A majority of the entire board of directors is required to constitute a quorum for the transaction of business at all meetings of the board of directors. The vote of the majority of the directors present at a meeting at which a quorum is present will be the act of the board of directors on behalf of JCC Holding. Despite the previous sentence, if the board of directors includes any non-HET nominated director or non-HET affiliated director, the HET nominated directors or HET affiliated directors will not be entitled to vote on any "Affiliated Party Transaction." An "Affiliated Party Transaction" includes:

         o any transaction occurring after the effective date of the Plan of Reorganization and not provided for in the Plan of Reorganization or the agreements and transactions contemplated thereby between HET and its affiliates (other than us), on the one hand, and us, on the other hand, where the value of the consideration exceeds a threshold to be established by the non-HET nominated and non-HET affiliated directors;

         o any amendment after the effective date of the Plan of Reorganization of:

                  o        the Management Agreement,

                  o        the Revolving Credit Agreement,

                  o the new HET/JCC Agreement relating to the Minimum Payment Guaranty, or

                  o any other agreement entered into after the effective date of the Plan of Reorganization between HET and its affiliates (other than us), on the one hand, and us, on the other hand, where the anticipated value of the transactions contemplated thereby exceed a threshold to be established by the non-HET nominated and non-HET Affiliated directors;

         o approval of the annual plan submitted pursuant to the provisions of the Management Agreement; and

         o any decision to terminate the Manager according to the terms and provisions of the Management Agreement.

All Affiliated Party Transactions require a majority approval of the directors who are non-HET nominated or non-HET affiliated. Until the third anniversary of the effective date of the Plan of Reorganization, the sections of the Certificate relating to Affiliated Party Transactions may only be altered, amended, changed or appealed by an affirmative vote of not less than ninety-percent (90%) of the issued and outstanding shares of the Common Stock.

         Any vacancy occurring in the board of directors will only be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors will only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall have the same remaining term as that of his predecessor.

         Directors may be removed from the board of directors, with or without cause, at any regular meeting or at any special meeting of stockholders by the affirmative vote of holders of a majority of the shares of Common Stock entitled to vote at an election of directors. To be eligible to serve on the board of directors, every director must be a qualified person. If any director of JCC Holding is found unsuitable by the LGCB or any other gaming regulatory agency with proper jurisdiction over that director, that director will no longer be eligible to serve on the board of directors, the term of that director will automatically terminate and no further remuneration of any kind will be paid to such director.

         Nomination of Directors. The board of directors may nominate persons for election to the board of directors of JCC Holding in the notice for the annual meeting. The board of directors, or any committee or persons appointed by the board of directors, may also nominate persons for election to the board of directors of JCC Holding at the annual meeting. Nominations of persons for election to the board of directors of JCC Holding may be made by any stockholder of JCC Holding entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth below. Nominations by any stockholder must be made under timely notice in writing to the Secretary of JCC Holding. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of JCC Holding not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting. However, if less than seventy days notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be received no later than the close of business on the tenth day after notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs. The stockholder's notice to the Secretary must set forth the following information:

         o as to each person whom the stockholder proposes to nominate for election or reelection as a director,

                  o the name, age, business address and residence address of the person,

                  o        the principal occupation or employment of the person,

                  o the class and number of shares of capital stock of JCC Holding which are beneficially owned by the person, and

                  o any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended; and

         o        as to the stockholder giving the notice,

                  o        the name and record address of the stockholder,

                  o the class and number of shares of capital stock of JCC Holding which are beneficially owned by the stockholder, and

                  o whether the stockholder intends or is part of a group which intends to solicit proxies from other stockholders in support of any person whom the stockholder proposes to nominate for election or reelection as a director.

JCC Holding may require any proposed nominee to furnish other information it may reasonably need to determine the eligibility of the proposed nominee to serve as a director of JCC Holding. No person will be eligible for election as a director of JCC Holding unless nominated in accordance with the procedures set forth above.

COMMITTEES OF THE BOARD

         The Certificate provides that the board of directors has the power to form or maintain committees of the board of directors, including without limitation, the audit committee and the compensation committee. The audit committee consists of three directors and is empowered to undertake and complete an audit or investigation, at any time, into our business affairs. The audit committee is also empowered to retain independent auditors to perform an audit or investigation. The compensation committee consists of three directors and is empowered to act on behalf of JCC Holding with respect to all matters regarding the compensation of our officers and directors.

DIVIDENDS

         Upon and after the effective date of the Plan of Reorganization, subject to any other provisions of Certificate, holders of Common Stock are entitled to receive the dividends and other distributions in cash, property or shares of capital stock of JCC Holding as may be declared by the board of directors. Our material agreements, including the Indenture for our Senior Notes, the Revolving Credit Agreement, and the HET/JCC Agreement forbid the payment of dividends on the Common Stock in the foreseeable future. The payment of cash dividends, if any, will be made only from assets legally available for that purpose (i.e., any net profits or capital surplus), and will depend on our financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and material agreements, and other factors deemed relevant by our board of directors.

AMENDMENTS TO CERTIFICATE AND BYLAWS

         The board of directors may make, adopt, alter, amend, change or repeal the Bylaws by the affirmative vote of a majority of the board of directors then in office. This majority approval provision does not apply to the ninety percent (90%) votes of the stockholders specifically required until the expiration of the third anniversary of the effective date of the Plan of Reorganization to amend the provisions relating to special meeting of stockholders, prohibition of a consent of stockholders in lieu of a meeting of the stockholders, affiliated party transactions, and the nominated directors.

         Holders of a majority of the outstanding shares of Common Stock must approve any alterations, amendments, changes, or repeal of the Certificate, including the addition of a provision imposing cumulative voting in the election of directors. This majority approval provision does not apply to the ninety percent (90%) votes of the stockholders specifically required until the expiration of the third anniversary of the effective date of the Plan of Reorganization to amend the provisions relating to special meeting of stockholders, prohibition of a consent of stockholders in lieu of a meeting of the stockholders, affiliated party transactions and the nominated directors.

STOCKHOLDER MEETINGS

         The annual meeting of stockholders will be held each year, on the date and at the time as may be fixed by the board of directors and stated in the notice of the meeting. The annual meeting will be held for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with the Bylaws. An annual meeting of stockholders may only be held after the effective date of the Plan of Reorganization, which date was March 29, 2001, and may not be held earlier than the first anniversary of the effective date. Special meetings of stockholders, for any purpose, may be called by either the Chair or the President of JCC Holding, or by a majority vote of the entire board of directors. All actions of the stockholders shall be taken at a meeting of the stockholders, and the stockholders do not have the right to take action by written consent. No action may be taken at any meeting of the stockholders at which the holders of Common Stock are entitled to vote unless a quorum of the holders of a majority of shares of Common Stock is present, except a vote to adjourn the meeting. Except as provided by law, the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum of the holders of shares of Common Stock. Unless otherwise required by law and except as otherwise set forth in the Certificate, in all matter other than the election of directors, any question brought before any meeting of stockholders will be decided by the vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the meeting. The board of directors will determine the order of business brought before the annual meeting.

AGREEMENTS WITH CERTAIN STOCKHOLDERS

         Registration and Listing of Common Stock. Pursuant to the Plan of Reorganization, We must use our best efforts to cause the Common Stock to be listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotations System upon the effective date of the Plan of Reorganization, we must also use our best efforts to be, on or prior to the effective date, a Reporting Company under the Securities Exchange Act of 1934, with respect to the Common Stock.

         In addition, we entered into the Registration Rights Agreement (Common Stock) on March 30, 2001, with BTCo and HET. Upon the request of BTCo or HET and their affiliates or permitted transferees, we will register their registrable securities under the Securities Act. We will also provide notice of the request for registration to the registration rights holders at least 30 days prior to the anticipated filing date of the registration statement. We will use our best efforts to effect, as soon as reasonably practicable, but in no event later than 180 days of its receipt of the notice of demand registration, the registration under the Securities Act of 1933 of (1) the registrable securities held by the initiating holder under this agreement and (2) all registrable securities requested to be included in such registration by the other registration rights holders. However, we are not obligated to effect more than two such demand registrations for each of BTCo and HET and their affiliates, or permitted transferees.

         Under the Registration Rights Agreement (Common Stock), if we propose to file a registration statement under the Securities Act with respect to any underwritten offering by us for our own account or for the account of the other holders of Common Stock, we will provide notice at least 20 days before the anticipated filing date. In the notice, we will offer the other holders of Common Stock the opportunity, upon 10 days written notice to us after receipt of the original notice, to include all the registrable securities held by them in the registration statement. We will use our best efforts to cause all of the registrable securities to be registered under the Securities Act to the extent requisite to permit the disposition in the underwritten offering. However, we, after notice from the managing underwriter, will be obligated to include in the offering only those amounts of registrable securities and securities of other persons or entities that the managing underwriter determines, in its sole discretion, can be sold without an adverse effect on the price, timing or distribution of the securities offered. In this event, in cases initially involving the registration for sale of securities for our own account, securities shall be registered in the offering in the following order of priority:

         o        first, the securities which we propose to register;

         o second, the securities which may have been requested to be included in such registration under the Registration Rights Agreement (Common Stock) (pro rata based on the amount of securities sought to be registered by such persons); and

         o third, the securities of other persons or entitled to exercise "piggyback" registration rights pursuant to our contractual commitments (pro rata based on the amount of securities sought to be registered by such persons).

RESTRICTIONS ON ALIENABILITY OF EQUITY TRANSFERS

         The Ground Lease prohibits certain types of transfers of our equity interests without the prior written consent of the RDC. However, the RDC is limited to seeking an injunction against the transferees' participation in management. An entity that makes certain transfers of membership interests in us must pay the RDC 2.5% of the profit realized by the entity from that transfer. However, no transfer payment will be due in the case of any transfer of our Common Stock or other publicly traded common stock issued under our Plan of Reorganization.

         Under the Registration Rights Agreement (Common Stock), we agree not to effect any public or private sale or distribution of our equity securities, during the 14-day period prior to, and during the 90-day period beginning on either:

     o the effective date of a Registration Statement filed under a shelf registration or piggyback registration; or

     o   upon public distribution of securities during the holdback period.

We will cause each holder of privately placed equity securities issued by us to agree not to effect any public sale or distribution of the securities during the holdback period, which includes a sale under Rule 144 under the Securities Act. Further, certain holders of registrable securities which are covered by a shelf registration or piggyback registration are prohibited from effecting a public sale or distribution of our securities of the same class as the securities included in the registration statement.

         Under the Casino Operating Contract, holders of 5% or more of our equity must remain "suitable" pursuant to the standards set forth by the LGCB. If any such holder of an equity interest in us is found not suitable, then certain safe harbor requirements obligate us to take immediate good faith action to cause the unsuitable person to dispose of the person's interest. Pending the disposition, we must ensure that the unsuitable person does not exercise any right conferred by our securities.

         Under the Gaming Act and rules and regulations promulgated thereunder, any person holding or controlling a direct or beneficial 5% or more equity interest in us or the Casino's manager, is presumed to have the ability to control Jazz Casino or the Casino's manager. Such holders are required to be suitable by the LGCB and, unless certain requirements are met, the holder may be required to obtain certain qualifications or approvals (including a finding of suitability) from the LGCB to hold such securities. See "Regulation--Louisiana Gaming Act--Suitability." Any failure to obtain these qualifications or approvals may, by virtue of the requirements imposed on us, subject these security holders to certain requirements, limitations or prohibitions, including a requirement that the security holders liquidate their securities at a time or at a cost that is otherwise unfavorable to the security holders.

POTENTIAL EFFECT OF CERTAIN PROVISIONS UPON AN ATTEMPT TO ACQUIRE CONTROL OF JCC HOLDING

         Certain of the previous provisions of the Certificate and Bylaws may discourage or make more difficult the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise, including certain types of coercive takeover practices and inadequate takeover bids. These provisions are intended to encourage persons seeking to acquire control of us to first negotiate with us. We believe the foregoing measures provide benefits by enhancing our potential ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure us and outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

TRANSFER AGENT

         The transfer agent for the Common Stock is Wells Fargo Bank Minnesota, National Association.

                         DESCRIPTION OF DEBT SECURITIES

         The following brief description of our debt securities does not purport to be complete and is subject in all respects to applicable agreements referred to below, copies of which have been filed as exhibits to this Registration Statement.

SENIOR NOTES

         In connection with the Plan of Reorganization, Jazz Casino issued term notes in the aggregate principal (face) amount of $124,519,758. The Senior Notes were issued under an Indenture, dated March 30, 2001 by and among: (1) Jazz Casino, as Issuer of the notes; (2) our Company, Canal

Development, Fulton Development, and JCC Development, as guarantors of the notes; and (3) Wells Fargo Bank Minnesota, National Association, as Trustee.

         The Senior Notes will mature on March 31, 2008 and will bear fixed per annum interest at the LIBOR plus 275 base points payable quarterly on each March 30, June 30, September 30 and December 30, beginning on June 30, 2001. Interest on the Senior Notes accrues from the date of issuance. Also, to the extent lawful Jazz Casino will pay interest on any interest payment due but unpaid at a rate per annum equal to the higher of:

         o 1% in excess of the adjusted certificate deposit rate as then in effect; or

         o 1/2 of 1% in excess of the prime lending rate as then in effect plus 375 base points compounded quarterly.

         During the first year after issue date, Jazz Casino has the option to pay up to 50% of interest due and payable in additional securities. Prior to the first anniversary of the issue date, a holder of Senior Notes may require that its securities be exchanged for an equivalent aggregate amount of Series A and Series B Notes (50% of such exchange amount being in Series A Notes and 50% in Series B Notes). During the first year after the issuance date:

         o interest due and payable on Series A Notes will be paid exclusively in cash; and

         o interest due and payable on Series B Notes may be paid in cash or, at the option of Jazz Casino, may be paid in additional securities.

Our Revolving Credit Agreement requires us to make interest payments on the Senior Notes by issuing additional notes, rather than making the payments to the extent allowable under the Indenture.

         The amount of fixed interest payable through the issuance of additional securities may be determined or limited by the extent of Jazz Casino's election of its option and/or demand for exchanges by holders of Senior Notes as set forth in the Indenture.

         In addition to interest payments, principal will be repaid as follows:

         Scheduled Repayment Date            Amount
         ------------------------            ------
         June 30, 2005                       $1,500,000
         September 30, 2005                  $1,500,000
         December 30, 2005                   $1,500,000
         March 30, 2006                      $1,500,000
         June 30, 2006                       $1,500,000
         September 30, 2006                  $1,500,000
         December 30, 2006                   $1,500,000
         March 30, 2007                      $1,500,000
         June 30, 2007                       $1,500,000
         September 30, 2007                  $1,500,000
         December 30, 2007                   $1,500,000
         Stated Maturity                     THE THEN OUTSTANDING AGGREGATE
                                             PRINCIPAL AMOUNT OF THE SECURITIES
                                             (TOGETHER WITH ALL ACCRUED AND
                                             UNPAID INTEREST THEREON).

         The Senior Notes are secured on an equal and ratable basis by liens on substantially of the assets of Jazz Casino. The liens securing the Senior Notes are junior to lien priorities created in favor of:

         o certain obligations owing to the Bank of New York (the Collateral Agent for the secured creditors pursuant to the security documents; and

         o all reimbursement obligations pursuant to the Minimum Payment Guarantees and any interest thereon.

         In the event of: (1) a change of control (i.e., HET ceases to be manager of the Casino; JCC Holding ceases to own 100% of Jazz Casino; our board of directors cease to have a majority of directors it had on the issue date; any person or group acquires a 50% or more interest in us); or (2) Jazz Casino is required to redeem a holder of Senior Notes' securities pursuant to order of a governmental authority relating to a gaming license or if in the good faith judgment our board of directors such redemption is necessary to prevent the loss of or to secure reinstatement of a gaming license and such redemptions amount to $20,000,000 or more of the securities, then Jazz Casino is required to offer to purchase and each holder of Senior Notes has the right to require Jazz Casino to purchase all or part (in integral multiples of $1.00) at a cash price equal to 100% of the principal amount thereof, plus an accrued and unpaid interest to the date of repurchase pursuant to the terms and conditions set forth in the Indenture.

         The Senior Notes are redeemable at the election of Jazz Casino (except as set forth in the Indenture) and must be redeemed if ordered by a governmental authority or if necessary, in the reasonable good faith judgment of Jazz Casino, to obtain or preserve a gaming or similar license.

         JCC Holding, Canal Development, Fulton Development, and JCC Development ("Guarantors"), irrevocably and unconditionally guarantee the payment of principal and interest on the Senior Notes. The Guarantors may be released from their respective guarantees in accordance with the terms of the Indenture (for example a subsidiary). A subsidiary Guarantor may be released if we sell such subsidiary.

         The Senior Notes are redeemable at the election of Jazz Casino and must be redeemed if ordered by a governmental authority or if necessary, in the reasonable good faith judgment of Jazz Casino, to obtain or preserve a gaming or similar license. The terms and conditions of such redemption will be, as follows:

         o the redemption price of the Senior Notes to be redeemed will be equal to the principal amount of the notes, plus accrued and unpaid interest to the redemption date;

         o Jazz Casino will send a written notice to the Trustee if Jazz Casino is redeeming the securities because it is ordered by a governmental authority to make a redemption or the redemption is necessary, in the reasonable good faith judgment of Jazz Casino, to obtain or preserve a gaming or similar license;

         o Jazz Casino will mail a notice of redemption with specified information at least 20 but not more than 60 days before the redemption date to each holder whose Senior Notes are to be redeemed;

         o once the notice of redemption is mailed, Senior Notes called for redemption become due and payable on the redemption date at the redemption price;

         o Senior Notes called for redemption will be paid the redemption price upon surrender to the Trustee or paying agent;

         o Jazz Casino will deposit with the paying agent on or before the redemption date U.S. legal tender sufficient to pay the redemption price of all Senior Notes to be redeemed on the redemption date;

         o interest will cease to accrue on the Senior Notes to be redeemed on the redemption date, except that it will cease to accrue on the date the on which the Trustee receive notice if the redemption is ordered by a governmental authority or the redemption is necessary, in the reasonable good faith judgment of Jazz Casino, to obtain or preserve a gaming or similar license; and

         o the redemption will be pro rata if less than all outstanding Senior Notes are to be redeemed, unless the redemption is ordered by a governmental authority or the redemption is necessary, in the reasonable good faith judgment of Jazz Casino, to obtain or preserve a gaming or similar license.

RESTRICTIONS ON PAYMENT OF DIVIDENDS

         The Indenture forbids the payment of dividends on the Common Stock. See "Risk Factors--Dividend Policy."

EVENTS OF DEFAULT

         The Indenture requires periodic reports and information to be furnished to the Trustee to show compliance with the terms of the indenture and the absence of any events of default. Events of default under the Indenture, which are also subject to a number of important qualifications and exceptions, include the following:

         o failure to pay any installment of interest when due, and the continuance of such failure for 10 days;

         o any warranty or representation was untrue in any material respect or the date as of which made;

         o failure to pay all or part of the principal or premium on the Senior Notes, if any, when due;

         o failure to comply with limitations on transactions with affiliates and the continuation of the failure for 30 days;

         o failure to comply with any provision limiting the incurrence of additional indebtedness representing reimbursement obligations under the Minimum Payment Guaranty documents or the limitation on the sum of certain outstanding obligations to exceed $20,000,000, and the failure continues for five days;

         o        failure to comply with the restrictions on distributions;

         o        failure to comply with limitations on:

                      o    incurrence of additional indebtedness;

                      o    mergers, consolidation or transfer of assets;

                      o    payments of certain indebtedness;

                      o modification of organizational documents and other specified agreements;

                      o    capital expenditures;

                      o    advances, investment and loans;

                      o    minimum consolidated EBITDA;

                      o    issuance of additional equity interests;

                      o    identity of the manager of the Casino;

         o failure to comply with the other covenants specified in the indenture and the continuance of the failure for 30 days after receiving notice;

         o specified events of bankruptcy, insolvency or reorganization of us or any significant subsidiary;

         o specified events of default under other indebtedness of us or any subsidiary;

         o the failure to pay within 60 days specified judgments or orders not covered by insurance, rendered at any one time, against us or any subsidiary exceeding in the aggregate $15,000,000;

         o the loss for 90 days of the legal right to operate slot machines at the casino for gaming activities;

         o failure to comply for 30 days after receiving notice with provisions of the security documents;

         o specified events where any of the security documents ceases to be in full force and effect, or ceases to create a valid and perfected lien;

         o specified events under any of the leases with RDC and the City, or the Casino Operating Contract;

         o        specified events of change of control;

         o failure of us or any of our affiliates or Harrah's Management Company to be found suitable by any gaming authority, or a required suitability finding is revoked;

         o specified events with respect to the Minimum Payment Guaranty, including:

                      o the Minimum Payment Guaranty shall expire, without a successor guarantor assuming the obligations of the Minimum Payment Guarantor as required under the Casino Operating Contract;

                      o any event shall occur with respect to the Minimum Payment Guaranty; or

                      o any person other than HET or HOCI becomes a substitute or successor guarantor providing a Minimum Payment Guaranty, unless the successor meets certain requirements;

         o the invalidity of any guaranty under the Indenture, or any guarantor under the Indenture shall default under the terms of its guaranty;

         o the invalidity of the Manager Subordinated Agreement or any of its provisions; and

         o the invalidity of the Management Agreement or any of its material provisions, or the occurrence of an event of default under the Management Agreement.

RIGHTS OF NOTEHOLDERS

         The Indenture contains various rights of the holders of Senior Notes. The holders of Senior Notes have the absolute and unconditional right to receive payment of the principal of, and interest on, the Senior Notes on the maturity dates. In addition, the Indenture may not be changed without the written consent of not less than 50% in aggregate principal amount of then outstanding Senior Notes. After an acceleration has been declared, but before the Trustee has obtained a judgment or decree for payment, the holders of not less than 50% in aggregate principal amount of the then outstanding notes may rescind the declarations of acceleration and waive an event of default, provided Jazz Casino has caused the default and paid any overdue payments. However, where the only event of default is the failure to maintain the required minimum consolidated EBITDA, the holders of not less than 66-2/3% in aggregate principal amount of the outstanding Senior Notes must agree to rescind the accelerator. The holder of each outstanding Senior Note must consent to any modification that:

         o        changes the stated maturity;

         o        reduces the principal amount;

         o        reduces the rate or extends the time for payment of interest;

         o changes the manner of payment of the principal of, or interest on, any Senior Note;

         o changes the unconditional right of holders to receive principal and interest under the Indenture;

         o changes consent requirements of holders to modifications to the Indenture;

         o reduces any purchase price for a repurchase price of securities at the option of the holder on the occurrence of specified events;

         o changes the provisions concerning waivers of defaults or events of default by holders of Senior Notes, or changes the percentage that must consent specified changes to the Indenture;

         o changes the provisions concerning rights of holders of Senior Notes to recover principal, interest, or redemption payments; or

         o makes the Senior Notes subordinated in right of payment to any other indebtedness.

         However, we may make changes to the Indenture without the consent of any holder of Senior Notes when authorized by board resolutions and the Trustee, to:

         o        cure ambiguities or defects in the Indenture;

         o make changes, such as add to the covenants of Jazz Casino or surrender rights or powers conferred on Jazz Casino, that do not adversely affect the rights of any holder of Senior Notes if we deliver an opinion of counsel to the Trustee;

         o        provide additional collateral or additional guarantors;

         o provide for uncertificated securities in addition to or in place of certificated Senior Notes;

         o        show the successor to the obligations of us or the Senior
                  Notes; and

         o        comply with the requirements of the Trust Indenture Act.

         In addition, the holders of not less than 50% in aggregate principal amount of the outstanding Senior Notes may waive any past defaults under the indenture by written notice to the Trustee prior to the declaration of acceleration of the maturity of the Senior Notes, with certain exceptions. If there is an event of default, except for the events of default where the acceleration of maturity is automatic, the holders of not less than 50% in the aggregate principal amount of the outstanding notes may declare all of the principal of the notes, together with accrued interest, to be due and payable immediately by written notice to Jazz Casino and the Trustee. Despite this provision, the holders of 66-2/3% of outstanding Senior Notes must consent to modify or waive the provisions of the Indenture regarding the minimum consolidated EBITDA. In addition, the holders of 75% of outstanding Senior Notes must consent to modify or waive the provision of the Indenture regarding the redemption requirements.

TRUSTEE

         The Trustee for the Senior Notes is Wells Fargo Bank Minnesota, National Association. The holders of a majority in aggregate principal amount of the then outstanding Senior Notes will have the right to direct the time, place, and method of any power given to the Trustee. The Trustee is not obligated to exercise any of its rights or powers under the indenture unless the holders of Senior Notes have offered reasonable security or indemnity against expenses and liabilities incurred.

AGREEMENTS WITH CERTAIN HOLDERS OF SENIOR NOTES

         Registration and Listing of Senior Notes. In addition, on March 29, 2001, we entered into a Registration Rights Agreement (Senior Notes) with BTCo and HET. Upon the request of BTCo or HET and their affiliates or permitted transferees, Jazz Casino will register their registrable securities under the Securities Act. Jazz Casino will also provide notice of the request for registration to other registration rights holders at least 30 days prior to the anticipated filing date of the registration statement. Jazz Casino will use its best efforts to effect, as soon as reasonably practicable, but in no event later than 180 days of the receipt of the notice of demand registration, the registration under The Securities Act of 1933 of (1) the registrable securities held by the initiating holder under this agreement and (2) all registrable securities requested to be included in such registration by the other registration rights holders. However, Jazz Casino is not obligated to effect more than two such demand registrations for each of BTCo and HET and their affiliates on permitted transferees.

         Under the Registration Rights Agreement (Senior Notes), if Jazz Casino proposes to file a registration statement under the Securities Act with respect to any underwritten offering by Jazz Casino for its own account or for the account of the other holders of Senior Notes, Jazz Casino will provide notice at least 20 days before the anticipated filing date. In the notice, Jazz Casino will offer the other holders the opportunity, upon 10 days written notice to Jazz Casino after receipt of the original notice, to include all the registrable securities held by them in the registration statement. Jazz Casino will use its best efforts to cause all of the registrable securities to be registered under the Securities Act to the extent requisite to permit the disposition in the underwritten offering. However, Jazz Casino, after notice from the managing underwriter, will be obligated to include in the offering only those amounts of registrable securities and securities of other persons or entities that the managing underwriter determines, in its sole discretion, can be sold without an adverse effect on the price, timing or distribution of the securities offered. In this event, in cases initially involving the registration for sale of securities for Jazz Casino's own account, securities shall be registered in the offering in the following order of priority:

         o        first, the securities which Jazz Casino proposes to register;

         o second, the securities which may have been requested to be included in such registration under the Registration Rights Agreement (Senior Notes) (pro rata based on the amount of securities sought to be registered by such persons); and

         o third, the securities of other persons or entitled to exercise "piggyback" registration rights pursuant to contractual commitments of Jazz Casino (pro rata based on the amount of securities sought to be registered by such persons).

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. Section 145 of the General Corporation Law of Delaware also provides that we may purchase insurance on behalf of any such director, officer, employee or agent.

         Article VI of our Second Amended and Restated Certificate of Incorporation provides for indemnification of our directors, officers, employees or agents to the full extent permitted by the Delaware General Corporation Law,
Article VI also provides for the purchase of insurance on behalf of our directors, officers, employees or agents to the full extent permitted by the Delaware General Corporation Law.

         Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit. Article VI of our Second Amended and Restated Certificate of Incorporation eliminates the liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The information required by this Item is contained in Item 8 of JCC Holding Company's annual report on Form 10-K for the year ended December 31, 2000, and Item 1 of JCC Holding Company's quarterly report on Form 10-Q for the quarterly period ended March 31, 2001, and such items are incorporated herein by reference.

         In addition, set forth below is JCC Holding Company and Subsidiaries Unaudited Pro Forma Condensed Consolidated Financial Information and accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

JCC HOLDING COMPANY AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         On January 4, 2001, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in order to allow restructuring of our obligations to the State of Louisiana and the City of New Orleans, long-term debt, bank credit facilities, and trade and other obligations. The filing was made in the U.S. Bankruptcy Court for the Eastern District of Louisiana in New Orleans (the "Bankruptcy Court"). After the Petition Date, we continued to operate as debtors-in-possession subject to the Bankruptcy Court's supervision and orders.

         The consummation of a plan of reorganization was our primary objective. The plan, which was approved by the bankruptcy court on March 19, 2001 and was consummated on March 29, 2001 (the "Effective Date"), resulted in, among other things, elimination of existing common stock and debt securities and the issuance of new common stock and debt securities to certain creditors. The consequences of this bankruptcy proceeding was reflected in the financial statements as of the Effective Date. The cancellation of non-affiliate debt and related accrued interest resulted in an extraordinary gain as of the effective date. In addition, the cancellation of affiliate debt and other obligations resulted in an increase to additional paid in capital as of the Effective Date.

         We did not meet the requirements to utilize fresh start reporting. Therefore, in accordance with Statement of Position 90-7: "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," our liabilities comprised by the confirmed Plan of Reorganization have been stated at the present value of the amounts to be paid, reorganization expenses have been separately disclosed on the face of the unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2001.

         The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2000 and for the three months ended March 31, 2001 give effect to the transactions contemplated by the Plan as if the Plan Effective Date had occurred, and such transactions had been consummated at the beginning of the periods presented. The unaudited Pro Forma Consolidated Financial Information is based on the assumptions described in the notes thereto. The unaudited Pro Forma Consolidated Financial Information is based upon the historical consolidated financial statements of the Company prior to the bankruptcy and should be read in conjunction with such historical consolidated financial statements, the related notes and the other information contained in this Registration Statement.

         The following Pro Forma Consolidated Financial Information does not purport to represent what the Company's actual consolidated results of operations would have been had the Plan Effective Date in fact occurred, or had such transactions in fact been consummated, on the assumed date, nor does it give effect to any transactions other than those contemplated by the Plan and those discussed in the accompanying Notes to unaudited Pro Forma Consolidated Financial Information. The actual consolidated financial information of the Company as of and for the periods subsequent to the Plan Effective Date could be materially different from the unaudited Pro Forma Consolidated Financial Information.

                      JCC HOLDING COMPANY AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS
                                                      HISTORICAL       (NOTE 2)           PRO FORMA
                                                     ------------    ------------       ------------
REVENUES:
     Casino                                          $    245,473    $         --       $    245,473
     Food and beverage                                     20,356              --             20,356
     Retail, parking and other                              9,821              --              9,821
     Less - casino promotional allowances                 (14,545)             --            (14,545)
                                                     ------------    ------------       ------------
          Total net revenues                              261,105              --            261,105
                                                     ------------    ------------       ------------

OPERATING EXPENSES:
     Direct:
          Casino                                          215,176         (47,497)(a)        167,679
          Food and beverage                                16,131              --             16,131
          Retail, parking and other                         4,133              --              4,133
     General and administrative                            86,387         (22,316)(b)         64,071
     Depreciation and amortization                         26,339         (13,374)(c)         12,965
     Provision for asset impairment                       258,812        (258,812)(d)             --
                                                     ------------    ------------       ------------
          Total operating expenses                        606,978        (341,999)           264,979
                                                     ------------    ------------       ------------

OPERATING LOSS                                           (345,873)        341,999             (3,874)
                                                     ------------    ------------       ------------

OTHER INCOME (EXPENSE):
     Interest expense, net of capitalized interest        (46,668)         34,751(e)         (11,917)
     Interest and other income                                413              --                413
                                                     ------------    ------------       ------------
          Total other income (expense)                    (46,255)         34,751            (11,504)
                                                     ------------    ------------       ------------

LOSS BEFORE TAXES                                        (392,128)        376,750            (15,378)

INCOME TAX BENEFIT                                         37,900         (37,900)(d)             --
                                                     ------------    ------------       ------------

NET LOSS                                             $   (354,228)   $    338,850       $    (15,378)
                                                     ============    ============       ============

BASIC NET LOSS PER SHARE                             $     (34.79)                      $      (1.24)
                                                     ============                       ============

WEIGHTED AVERAGE SHARES OUTSTANDING                    10,180,505                         12,386,200
                                                     ============                       ============

See Notes to Pro Forma Condensed Consolidated Financial Statements.

                      JCC HOLDING COMPANY AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS
                                                      HISTORICAL       (NOTE 3)           PRO FORMA
                                                     ------------    ------------       ------------
REVENUES:
     Casino                                          $     61,360              --       $     61,360
     Food and beverage                                      5,263              --              5,263
     Retail, parking and other                              2,753              --              2,753
     Less - casino promotional allowances                  (5,485)             --             (5,485)
                                                     ------------    ------------       ------------
          Total net revenues                               63,891              --             63,891
                                                     ------------    ------------       ------------

OPERATING EXPENSES:
     Direct:
          Casino                                           52,960         (12,329)(a)         40,631
          Food and beverage                                 3,849              --              3,849
          Retail, parking and other                         1,257              --              1,257
     General and administrative                            20,890          (5,110)(b)         15,780
     Depreciation and amortization                          2,531             302(c)           2,833
                                                     ------------    ------------       ------------
          Total operating expenses                         81,487         (17,137)            64,350
                                                     ------------    ------------       ------------

OPERATING LOSS                                            (17,596)         17,137               (459)
                                                     ------------    ------------       ------------

REORGANIZATION EXPENSES                                  (100,429)        100,429(d)              --

OTHER INCOME (EXPENSE):
     Interest expense, net of capitalized interest           (621)         (2,465)(e)         (3,086)
     Interest and other income                                191              --                191
                                                     ------------    ------------       ------------
          Total other income (expense)                       (430)         (2,465)            (2,895)
                                                     ------------    ------------       ------------

LOSS BEFORE EXTRAORDINARY ITEM                       $   (118,455)   $    115,101       $     (3,354)
                                                     ============    ============       ============

PER SHARE DATA:
     Loss before extraordinary items                 $      (9.56)                      $      (0.27)
                                                     ============                       ============

WEIGHTED AVERAGE SHARES OUTSTANDING                    12,386,200                         12,386,200
                                                     ============                       ============

See Notes to Pro Forma Condensed Consolidated Financial Statements.

                      JCC HOLDING COMPANY AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  PRESENTATION

         The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Condensed Consolidated Financial Statements. Loss per common share has been calculated using 12,386,200 shares of Common Stock, which is the number of shares issued in connection with the consummation of the Plan of Reorganization.

NOTE 2.  PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

             (a) Under Jazz Casino's original amended casino operating contract, during each fiscal year of the Casino's operation, Jazz Casino was required to pay to the State of Louisiana, by and through the Louisiana Gaming Control Board, an amount equal to the greater of (i) $100 million or (ii) the sum of the following percentages of gross gaming revenue from the Casino in a fiscal year (the "Gross Gaming Revenue Share Payments"):

                      o    18.5% of gross gaming revenue up to $600 million

                      o 20.0% of gross gaming revenue in excess of $600 million up to $700 million

                      o 22.0% of gross gaming revenue in excess of $700 million up to $800 million

                      o 24.0% of gross gaming revenue in excess of $800 million up to $900 million

                      o 25.0% of gross gaming revenue in excess of $900 million.

                  As of the Effective Date, Jazz Casino operates under a Third Amendment to the Amended and Renegotiated Casino Operating Contract establishing the payments to the Louisiana Gaming Control Board at the greater of (i) 21.5% of gross gaming revenues from the Casino in the applicable casino operating contract fiscal year or (ii) $50 million for the period from April 1, 2001 to March 31, 2002, and $60 million for each annual period thereafter. In addition, Jazz Casino will pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues in excess of $500 million, up to $700 million,
                  (ii) 3.5% for gross gaming revenues in excess of $700 million, up to $800 million, (iii) 5.5% for gross gaming revenues in excess of $800 million, up to $900 million, and (iv) 7.5% for gross gaming revenues in excess of $900 million.

                  The $47.5 million pro forma adjustment reverses $100.3 million of gross gaming revenue share payments made under the original contract and records $52.8 million of gross gaming revenue share payments that would have been made under the provisions of the Third Amendment based on the historic gaming revenues in 2000.

             (b) As a result of the consummation of the Plan of Reorganization, the master lease agreement and the Administrative Services agreement entered into by Jazz Casino, Harrah's Entertainment, Inc., and Harrah's Operating Company were cancelled, while the HET/JCC Agreement and the Management Agreement among the same parties were amended. Based on these cancellations and amendments, the Company reversed fees accrued under the cancelled and unamended agreements and recorded the management fees and the minimum payment guarantee fees required by the new amended agreements, which became effective with the consummation of the Plan of Reorganization. These pro forma adjustments resulted in the reversal of administrative service fees of $7.4 million, slot machine rent expense of $2.4 million, management fees of $8.3 million, ground lease expense of $5 million, $1.4 million in reorganization items, and minimum payment guaranty fees of $6 million. The Company recorded management fees of $4.1 million and minimum payment guaranty fees of $4.1 million in accordance with the Third Amendment to the Amended and Renegotiated Management agreement and the HET/JCC Agreement.

             (c) During the fourth quarter of 2000, the Company recorded an impairment charge and wrote down approximately $255.9 million of impaired long-lived assets. The write down included $177.4 million of buildings on leased land, $19.2 million of furniture, fixtures and equipment, $293,000 of leasehold improvements, $138,000 of construction in progress, $39.9 million of deferred operating contract costs, $9.9 million of lease prepayments and $9.1 million of deferred charges and other long lived assets. In addition, for the year ending December 31, 2000, we recorded asset impairment adjustments of $2.9 million to write down furniture, fixtures, and equipment to be disposed of to their net realizable value. The pro forma adjustments assume that we would have recorded this impairment adjustment as of January 1, 2000 and depreciation and amortization expense has been decreased accordingly by $14.6 million.

                      In October 1999, Jazz Casino entered into a master lease
                  agreement with Harrah's Operating Company, Inc., pursuant to which Jazz Casino leases approximately 1,900 slot machines. Effective with the consummation of the Plan of Reorganization, this master lease agreement was cancelled and ownership interest in the slot machines was transferred to Jazz Casino. The pro forma adjustment records $1.2 million of depreciation expense related to these slot machines.

             (d) In December 2000, the Company recorded an asset impairment charge and a related tax benefit. This adjustment reverses the impact of the provision for asset impairment and the income tax benefit.

             (e) Interest charges of $46.7 million on the cancelled debt securities have been reversed and interest charges of $11.9 million under the Senior Notes has been recorded. The Senior Notes bear interest at the applicable 3-month LIBOR plus 275 basis points. The discount on the Senior Notes is calculated using the effective interest rate method. The aggregate amount of our outstanding indebtedness of $124.5 million accrues interest at variable rates. The interest rate of our variable rate indebtedness will fluctuate with changes in the base rate and the LIBOR rate applicable under our credit agreement. A change in the LIBOR rate under our indenture agreement will affect the interest rate at which indebtedness outstanding accrues. As a result, a significant increase in the LIBOR rate could materially and adversely affect our financial position and results of operations. For example, a 12.5 basis point movement in interest rates would result in an approximate $155,600 annualized increase or decrease in interest expense based on the assumed outstanding balance of our variable rate indebtedness as of January 1, 2000.

NOTE 3.  PRO FORMA ADJUSTMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2001

             (a) The $12.3 million pro forma adjustment reverses $24.6 million of gross gaming revenue share payments made under the original contract and records $12.3 million of gross gaming revenue share payments that would have been made under the provisions of the Third Amendment. See Note 2 (a) for a discussion of the provisions of the Third Amendment.

             (b) As a result of the consummation of the Plan of Reorganization, the master lease agreement and the Administrative Services agreement entered into by Jazz Casino, Harrah's Entertainment, Inc., and Harrah's Operating Company were cancelled, while the HET/JCC Agreement and the Management Agreement among the same parties were amended. Based on these cancellations and amendments, the Company reversed fees accrued under the cancelled and unamended agreements and recorded the management fees and the minimum payment guarantee fees required by the new amended agreements, which became effective with the consummation of the Plan of Reorganization. These pro forma adjustments resulted in the reversal of administrative service fees of $1.6 million, slot machine rent expense of $686,000, management fees of $2.1 million, ground lease expense of $1.3 million, and minimum payment guaranty fees of $1.5 million. The Company recorded management fees of $1.1 million and minimum payment guaranty fees of $1.0 million in accordance with the Third Amendment to the Amended and Renegotiated Management agreement and the HET/JCC Agreement.

             (c) In October 1999, Jazz Casino entered into a master lease agreement with Harrah's Operating Company, Inc., pursuant to which Jazz Casino leases approximately 1,900 slot machines. Effective with the consummation of the Plan of Reorganization, this master lease agreement was cancelled and ownership interest in the slot machines was transferred to Jazz Casino. The pro forma adjustment records $302,000 of depreciation expense related to these slot machines.

             (d) These adjustments reverse the impacts of reorganization expenses in order to remove material non-recurring items recorded during the period from the statement of operations related to the bankruptcy.

             (e) Interest charges of $436,000 on the cancelled debt securities have been reversed and interest charges of $2.9 million under the Senior Notes has been recorded. We did not record interest charges on the cancelled debt securities during the bankruptcy proceedings in accordance with generally accepted accounting principles; accordingly, the interest charges on the cancelled debt of $436,000 pertain only to the first three days in January 2001. The Senior Notes bear interest at the applicable 3-month LIBOR plus 275 basis points. The discount on the Senior Notes is calculated using the effective interest rate method. The aggregate amount of our outstanding indebtedness of $124.5 million accrues interest at variable rates. The interest rate of our variable rate indebtedness will fluctuate with changes in the base rate and the LIBOR rate applicable under our credit agreement. A change in the LIBOR rate under our indenture agreement will affect the interest rate at which indebtedness outstanding accrues. As a result, a significant increase in the LIBOR rate could materially and adversely affect our financial position and results of operations. For example, a 12.5 basis point movement in interest rates would result in an approximate $155,600 annualized increase or decrease in interest expense based on the assumed outstanding balance of our variable rate indebtedness as of January 1, 2000.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial statements filed as a part of this Registration
                  Statement:

                  (i) The following unaudited pro forma condensed consolidated financial statements of JCC Holding Company and subsidiaries are set forth in Item 13 herewith:

                                    Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2000

                                    Pro Forma Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2001

                                    Notes to Unaudited Pro Forma Condensed
                                    Consolidated Financial Statements.

                  (ii) The following consolidated financial statements of JCC Holding Company and Subsidiaries and of Harrah's Jazz Company and Subsidiary are set forth in Item 8 of JCC Holding Company's annual report on Form 10-K for the year ended December 31, 2000, and are incorporated by reference herein:

                           Financial Statements of JCC Holding Company and Subsidiaries

                                    Report of Independent Public Accountants

                                    Consolidated Balance Sheets as of December
                                    31, 2000, and 1999

                                    Consolidated Statement of Operations for the years ended December 31, 2000 and 1999 and the Period from October 28, 1998 to December 31, 1998

                                    Consolidated Statements of Stockholders'
                                    Equity for the Years Ended December 31, 2000 and 1999 and the Period from October 30, 1998 to December 31, 1998

                                    Consolidated Statements of Cash Flows for the Years Ended December 31, 2000 and 1999 and the Period from October 30, 1998 to December 31, 1998

                                    Notes to Consolidated Financial Statements

                           Financial Statements of Harrah's Jazz Company and Subsidiary

                                    Report of Independent Public Accountants

                                    Consolidated Statements of Operations for the Ten Month Period Ended October 30, 1998

                                    Consolidated Statement of Partners Capital
                                    (Deficit) for the Ten Month Period Ended
                                    October 30, 1998

                                    Consolidated Statements of Cash Flows for the Ten Month Period Ended October 30, 1998

                                    Notes to Consolidated Financial Statements.

                  (iii) The following unaudited condensed consolidated financial statements of JCC Holding Company and subsidiaries are set forth in Item 1 of JCC Holding Company's quarterly report on Form 10-Q for the quarterly period ended March 31, 2001; and are incorporated by reference herein:

                                    Condensed Consolidated Balance Sheets as of
                                    March 31, 2001 and December 31, 2000

                                    Condensed Consolidated Statements of
                                    Operations for the Three Months Ended March
                                    31, 2001 and 2000

                                    Condensed Consolidated Statements of Cash
                                    Flows for the Three Months Ended March 31,
                                    2001 and 2000

                                    Notes to Condensed Consolidated Financial
                                    Statements.

            (b)        Exhibits

            The following exhibits either (i) are filed herewith or (ii) have previously been filed with the Securities and Exchange Commission and are incorporated herein by reference to such prior filings. Previously filed registration statements and reports which are incorporated herein by reference are identified in the column captioned "SEC Document Reference." The Company will furnish any exhibit upon request to L. Camille Fowler, Vice President -- Finance, Treasurer and Secretary of the Company, One Canal Place, 365 Canal Street, Suite 900, New Orleans, Louisiana 70130. There is a charge of $.50 per page to cover expenses of copying and mailing.

     EXHIBIT
       NO.                            DESCRIPTION                                 SEC DOCUMENT REFERENCE
     -------                          -----------                                 ----------------------
       2.01         Joint Plan of Reorganization under Chapter 11    Exhibit 2.2 to JCC Holding Company's Current
                    of the Bankruptcy Code as of February 8, 2001    Report on Form 8-K dated March 29, 2001

       3.01         Second Amended and Restated Certificate of       Exhibit 3.01 to JCC Holding Company's Amendment
                    Incorporation of JCC Holding Company             No. 1 to Annual Report on Form 10-K/A for the
                                                                     Year Ended December 31, 2000

       3.02         Third Amended and Restated Bylaws of JCC         Exhibit 3.02 to JCC Holding Company's Amendment
                    Holding Company                                  No. 1 to Annual Report on Form 10-K/A for the
                                                                     Year Ended December 31, 2000

       4.01         Indenture by and between Jazz Casino Company,    Exhibit 4.01 to JCC Holding Company's Amendment
                    L.L.C., as Issuer, JCC Holding Company, JCC      No. 1 to Annual Report on Form 10-K/A for the
                    Canal Development, L.L.C., JCC Fulton            Year Ended December 31, 2000
                    Development, L.L.C., and JCC Development
                    Company, L.L.C., as Guarantors, and Wells
                    Fargo Bank Minnesota, National Association, as
                    Trustee dated as of March 30, 2001, relating
                    to aggregate principal amount of $124,520,000
                    Senior Notes due 2008

       4.02         Registration Rights Agreement (Senior Notes),    Exhibit 4.02 to JCC Holding Company's Amendment
                    dated as of March 30, 2001, among Jazz Casino    No. 1 to Annual Report on Form 10-K/A for the
                    Company, L.L.C., JCC Holding Company, JCC        Year Ended December 31, 2000
                    Canal Development, L.L.C., JCC Fulton
                    Development, L.L.C., JCC Development Company,
                    L.L.C., and Bankers Trust Company and Harrah's
                    Entertainment, Inc.

       4.03         Registration Rights Agreement (Common Stock),    Exhibit 4.03 to JCC Holding Company's
                    dated as of March 30, 2001, among JCC Holding    Amendment No. 1 to Annual Report on Form
                    Company, Bankers Trust Company and Harrah's      10-K/A for the Year Ended December 31, 2000
                    Entertainment, Inc.

       4.04         Manager Subordination Agreement (Noteholders)    Exhibit 4.04 to JCC Holding Company's Amendment
                                                                     No. 1 to Annual Report on Form 10-K/A for the
                                                                     Year Ended December 31, 2000

       4.05         Intercreditor Agreement, dated as of March 30,   Exhibit 4.05 to JCC Holding Company's Amendment
                    2001, among Harrah's Entertainment, Inc., and    No. 1 to Annual Report on Form 10-K/A for the
                    Harrah's Operating Company, Inc., as the         Year Ended December 31, 2000
                    minimum payment guarantors, and, together with
                    Harrah's New Orleans Management Company, Inc.
                    as the revolving lenders, Wells Fargo Bank
                    Minnesota, National Association, as trustee,
                    for the holders from time to time of the
                    Senior Notes, and the Bank of New York, as
                    Collateral Agent

       4.06         Revolving Credit Agreement among Jazz Casino     Exhibit 4.06 to JCC Holding Company's Amendment
                    Company, L.L.C., as borrower; JCC Holding        No. 1 to Annual Report on Form 10-K/A for the
                    Company, JCC Canal Development L.L.C., JCC       Year Ended December 31, 2000
                    Fulton Development, L.L.C. and JCC Development
                    Company, L.L.C., as

                    guarantors; and Harrah's Entertainment, Inc.,
                    Harrah's Operating Company, Inc., and
                    Harrah's New Orleans Management Company, as lenders

       4.07         Pledge Agreement, dated as of March 30, 2001,    Exhibit 4.07 to JCC Holding Company's Amendment
                    among Harrah's Entertainment, Inc., and          No. 1 to Annual Report on Form 10-K/A for the
                    Harrah's Operating Company, Inc., as the         Year Ended December 31, 2000
                    minimum payment guarantors, and, together with
                    Harrah's New Orleans Management Company, Inc.
                    as the revolving lenders, Wells Fargo Bank
                    Minnesota, National Association, as trustee,
                    for the holders from time to time of the Senior
                    Notes, and the Bank of New York, as Collateral
                    Agent

       4.08         Security Agreement, dated as of March 30,        Exhibit 4.08 to JCC Holding Company's Amendment
                    2001, among JCC Holding Company, Jazz Casino     No. 1 to Annual Report on Form 10-K/A for the
                    Company, L.L.C., and certain of their            Year Ended December 31, 2000
                    subsidiaries, as assignors, Harrah's
                    Entertainment, Inc. and Harrah's Operating
                    Company, Inc., as the minimum payment
                    guarantors, and, together with Harrah's New
                    Orleans Management Company, Inc. as the
                    revolving lenders, Wells Fargo, as Trustee,
                    for the holders from time to time of the
                    Senior Notes, and the Bank of New York, as
                    Collateral Agent

      10.01         First Amendment to Amended and Restated Lease    Exhibit 10.01 to JCC Holding Company's
                    Agreement by and between Rivergate Development   Amendment No. 1 to Annual Report on Form
                    corporation and Jazz Casino regarding Canal      10-K/A for the Year Ended December 31, 2000
                    Street Casino Property dated as of March 29,
                    2001

      10.02         Second Amendment to Amended and Renegotiated     Exhibit 10.02 to JCC Holding Company's
                    Casino Operating Contract between Jazz Casino    Amendment No. 1 to Annual Report on Form 10-K/A
                    Company, L.L.C. and the State of Louisiana       for the Year Ended December 31, 2000

      10.03         Third Amendment to Amended and Renegotiated      Exhibit 10.03 to JCC Holding Company's
                    Casino Operating Contract between Jazz Casino    Amendment No. 1 to Annual Report on Form 10-K/A
                    Company, L.L.C. and the State of Louisiana       for the Year Ended December 31, 2000
                    dated as of March 29, 2001

      10.04         Third Amended and Restated Management            Exhibit 10.04 to JCC Holding Company's
                    Agreement between Jazz Casino Company, L.L.C.    Amendment No. 1 to Annual Report on Form 10-K/A
                    and Harrah's New Orleans Management Company      for the Year Ended December 31, 2000
                    dated as of March 30, 2001

      10.05         Amended and Restated HET/JCC Agreement among     Exhibit 10.05 to JCC Holding Company's
                    Jazz Casino Company, L.L.C., Harrah's            Amendment No. 1 to Annual Report on Form 10-K/A
                    Entertainment, Inc., Harrah's Operating          for the Year Ended December 31, 2000
                    Company, Inc., and JCC Holding Company
                    regarding Minimum Payment Guaranty, dated as
                    of March 30, 2001

      10.06         Second Floor Non-Gaming Sublease Between Jazz    1-12095
                    Casino Company, L.L.C., as Sublessor, and JCC    Exhibit 10.07 to Pre-Effective Amendment No. 2
                    Development Company, L.L.C., as Sublessee,       to JCC Holding Company's Registration Statement
                    dated October 29, 1998                           on Form 10

      10.07         Amended and Restated Open Access Plans of Jazz   1-12095
                    Casino Company, L.L.C., submitted to the         Exhibit 10.37 to Pre-Effective Amendment No. 2
                    council of the City of New Orleans on October    to JCC Holding Company's Registration Statement
                    29, 1998                                         on Form 10

      10.08         Open Access Program                              1-12095
                                                                     Exhibit 10.38 to JCC Holding Company's Annual
                                                                     Report on Form 10-K for the Year Ended December
                                                                     31, 1998

      10.09         Employment Agreement, dated as of May 6, 1999,   Exhibit 10.40 to JCC Holding Company's
                    by and between JCC Holding Company and           Quarterly Report on Form 10-Q for the Quarter
                    Frederick W. Burford                             Ended June 30, 1999

      10.10         Agreement effective as of January 1, 1999 by     Exhibit 10.12 to JCC Holding Company's Annual
                    and between Jazz Casino Company, L.L.C. and      Report on Form 10-K for the Year Ended December
                    Thomas M. Morgan                                 31, 1999

      10.11         Sublease Agreement by and between Jazz Casino    Exhibit 10.13 to JCC Holding Company's Annual
                    Company, L.L.C. and Sullivan Transfer Co.        Report on Form 10-K for the Year Ended December
                                                                     31, 2000

      10.12         Act of Mortgage and Collateral Assignment by     Exhibit 10.12 to JCC Holding Company's
                    Jazz Casino Company, L.L.C.                      Amendment No. 1 to Annual Report on Form 10-K/A
                                                                     for the Year Ended December 31, 2000

      10.13         Act of Mortgage and Collateral Assignment by     Exhibit 10.13 to JCC Holding Company's
                    JCC Canal Development, L.L.C. in favor of The    Amendment No. 1 to Annual Report on Form 10-K/A
                    Bank of New York as Collateral Agent for the     for the Year Ended December 31, 2000
                    present and future holders of the secured
                    obligations

      10.14         Act of Mortgage and Collateral Assignment by     Exhibit 10.14 to JCC Holding Company's
                    JCC Fulton Development, L.L.C. in favor of The   Amendment No. 1 to Annual Report on Form 10-K/A
                    Bank of New York as Collateral Agent for the     for the Year Ended December 31, 2000
                    present and future holders of the secured
                    obligations

      10.15         Act of Mortgage and Collateral Assignment by     Exhibit 10.15 to JCC Holding Company's
                    JCC Development Company in favor of The Bank     Amendment No. 1 to Annual Report on Form 10-K/A
                    of New York as Collateral Agent for the          for the Year Ended December 31, 2000
                    present and future holders of the secured
                    obligations

      10.16         Four Year Unconditional Minimum Payment          Exhibit 10.16 to JCC Holding Company's
                    Guaranty Agreement from Harrah' Entertainment,   Amendment No. 1 to Annual Report on Form 10-K/A
                    Inc. and Harrah's Operating Company, Inc., in    for the Year Ended December 31, 2000
                    favor of the State of Louisiana, dated as of
                    March 29, 2001

      10.17         JCC Holding Company 1998 Long-Term Incentive     Exhibit 10.2 to JCC Holding Company's Annual
                    Plan                                             Report on Form 10-K405 for the Year Ended
                                                                     December 31, 1998

      21.01         List of subsidiaries of JCC Holding Company      Exhibit 21.01 to JCC Holding Company's Annual
                                                                     Report on Form 10-K for the Year Ended December
                                                                     31, 2000

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      JCC HOLDING COMPANY


                                      By:   /s/ L. Camille Fowler
                                            -----------------------------------
                                            L. Camille Fowler
                                            Vice President - Finance, Secretary
                                              and Treasurer


Date:    May 25, 2001

                             EXHIBIT INDEX

     EXHIBIT
       NO.                            DESCRIPTION                                               SEC DOCUMENT REFERENCE
   -----------                        -----------                                               ----------------------
       2.01         Joint Plan of Reorganization under Chapter 11 of            Exhibit 2.2 to JCC Holding Company's Current
                    the Bankruptcy Code as of February 8, 2001                  Report on Form 8-K dated March 29, 2001

       3.01         Second Amended and Restated Certificate of                  Exhibit 3.01 to JCC Holding Company's Amendment
                    Incorporation of JCC Holding Company                        No. 1 to Annual Report on Form 10-K/A for the Year
                                                                                Ended December 31, 2000
       3.02         Third Amended and Restated Bylaws of JCC Holding            Exhibit 3.02 to JCC Holding Company's Amendment
                    Company                                                     No. 1 to Annual Report on Form 10-K/A for the Year
                                                                                Ended December 31, 2000
       4.01         Indenture by and between Jazz Casino Company,               Exhibit 4.01 to JCC Holding Company's Amendment
                    L.L.C., as Issuer, JCC Holding Company, JCC Canal           No. 1 to Annual Report on Form 10-K/A for the Year
                    Development, L.L.C., JCC Fulton Development,                Ended December 31, 2000
                    L.L.C., and JCC Development Company, L.L.C., as
                    Guarantors, and Wells Fargo Bank Minnesota,
                    National Association, as Trustee dated as of March
                    30, 2001, relating to aggregate principal amount
                    of $124,520,000 Senior Notes due 2008

       4.02         Registration Rights Agreement (Senior Notes),               Exhibit 4.02 to JCC Holding Company's Amendment
                    dated as of March 30, 2001, among Jazz Casino               No. 1 to Annual Report on Form 10-K/A for the Year
                    Company, L.L.C., JCC Holding Company, JCC Canal             Ended December 31, 2000
                    Development, L.L.C., JCC Fulton Development,
                    L.L.C., JCC Development Company, L.L.C., and
                    Bankers Trust Company and Harrah's Entertainment,
                    Inc.

       4.03         Registration Rights Agreement (Common Stock),               Exhibit 4.03 to JCC Holding Company's Amendment
                    dated as of March 30, 2001, among JCC Holding               No. 1 to Annual Report on Form 10-K/A for the Year
                    Company, Bankers Trust Company and Harrah's                 Ended December 31, 2000
                    Entertainment, Inc.

       4.04         Manager Subordination Agreement (Noteholders)               Exhibit 4.04 to JCC Holding Company's Amendment
                                                                                No. 1 to Annual Report on Form 10-K/A for the Year
                                                                                Ended December 31, 2000

       4.05         Intercreditor Agreement, dated as of March 30,              Exhibit 4.05 to JCC Holding Company's Amendment
                    2001, among Harrah's Entertainment, Inc., and               No. 1 to Annual Report on Form 10-K/A for the Year
                    Harrah's Operating Company, Inc., as the minimum            Ended December 31, 2000
                    payment guarantors, and, together with Harrah's
                    New Orleans Management Company, Inc. as the
                    revolving lenders, Wells Fargo Bank Minnesota,
                    National Association, as trustee, for the holders
                    from time to time of the Senior Notes, and the
                    Bank of New York, as Collateral Agent

       4.06         Revolving Credit Agreement among Jazz Casino                Exhibit 4.06 to JCC Holding Company's Amendment
                    Company, L.L.C., as borrower; JCC Holding Company,          No. 1 to Annual Report on Form 10-K/A for the Year
                    JCC Canal Development L.L.C., JCC Fulton                    Ended December 31, 2000
                    Development, L.L.C. and JCC Development Company,
                    L.L.C., as

                    guarantors; and Harrah's Entertainment, Inc.,
                    Harrah's Operating Company, Inc., and Harrah's New
                    Orleans Management Company, as lenders

       4.07         Pledge Agreement, dated as of March 30, 2001,               Exhibit 4.07 to JCC Holding Company's Amendment
                    among Harrah's Entertainment, Inc., and Harrah's            No. 1 to Annual Report on Form 10-K/A for the Year
                    Operating Company, Inc., as the minimum payment             Ended December 31, 2000
                    guarantors, and, together with Harrah's New
                    Orleans Management Company, Inc. as the revolving
                    lenders, Wells Fargo Bank Minnesota, National
                    Association, as trustee, for the holders from time
                    to time of the Senior Notes, and the Bank of New
                    York, as Collateral Agent

       4.08         Security Agreement, dated as of March 30, 2001,             Exhibit 4.08 to JCC Holding Company's Amendment
                    among JCC Holding Company, Jazz Casino Company,             No. 1 to Annual Report on Form 10-K/A for the Year
                    L.L.C., and certain of their subsidiaries, as               Ended December 31, 2000
                    assignors, Harrah's Entertainment, Inc. and
                    Harrah's Operating Company, Inc., as the minimum
                    payment guarantors, and, together with Harrah's
                    New Orleans Management Company, Inc. as the
                    revolving lenders, Wells Fargo, as Trustee, for
                    the holders from time to time of the Senior Notes,
                    and the Bank of New York, as Collateral Agent

      10.01         First Amendment to Amended and Restated Lease               Exhibit 10.01 to JCC Holding Company's Amendment
                    Agreement by and between Rivergate Development              No. 1 to Annual Report on Form 10-K/A for the Year
                    corporation and Jazz Casino regarding Canal Street          Ended December 31, 2000
                    Casino Property dated as of March 29, 2001

      10.02         Second Amendment to Amended and Renegotiated                Exhibit 10.02 to JCC Holding Company's Amendment
                    Casino Operating Contract between Jazz Casino               No. 1 to Annual Report on Form 10-K/A for the Year
                    Company, L.L.C. and the State of Louisiana                  Ended December 31, 2000

      10.03         Third Amendment to Amended and Renegotiated Casino          Exhibit 10.03 to JCC Holding Company's Amendment
                    Operating Contract between Jazz Casino Company,             No. 1 to Annual Report on Form 10-K/A for the Year
                    L.L.C. and the State of Louisiana dated as of               Ended December 31, 2000
                    March 29, 2001

      10.04         Third Amended and Restated Management Agreement             Exhibit 10.04 to JCC Holding Company's Amendment
                    between Jazz Casino Company, L.L.C. and Harrah's            No. 1 to Annual Report on Form 10-K/A for the Year
                    New Orleans Management Company dated as of March            Ended December 31, 2000
                    30, 2001

      10.05         Amended and Restated HET/JCC Agreement among Jazz           Exhibit 10.05 to JCC Holding Company's Amendment
                    Casino Company, L.L.C., Harrah's Entertainment,             No. 1 to Annual Report on Form 10-K/A for the Year
                    Inc., Harrah's Operating Company, Inc., and JCC             Ended December 31, 2000
                    Holding Company regarding Minimum Payment
                    Guaranty, dated as of March 30, 2001

      10.06         Second Floor Non-Gaming Sublease Between Jazz               1-12095
                    Casino Company, L.L.C., as Sublessor, and JCC               Exhibit 10.07 to Pre-Effective Amendment No. 2 to
                    Development Company, L.L.C., as Sublessee, dated            JCC Holding Company's Registration Statement on
                    October 29, 1998                                            Form 10

      10.07         Amended and Restated Open Access Plans of Jazz              1-12095
                    Casino Company, L.L.C., submitted to the council            Exhibit 10.37 to Pre-Effective Amendment No. 2 to
                    of the City of New Orleans on October 29, 1998              JCC Holding Company's Registration Statement on
                                                                                Form 10

      10.08         Open Access Program                                         1-12095
                                                                                Exhibit 10.38 to JCC Holding Company's Annual
                                                                                Report on Form 10-K for the Year Ended December
                                                                                31, 1998

      10.09         Employment Agreement, dated as of May 6, 1999, by           Exhibit 10.40 to JCC Holding Company's Quarterly
                    and between JCC Holding Company and Frederick W.            Report on Form 10-Q for the Quarter Ended June 30,
                    Burford                                                     1999

      10.10         Agreement effective as of January 1, 1999 by and            Exhibit 10.12 to JCC Holding Company's Annual
                    between Jazz Casino Company, L.L.C. and Thomas M.           Report on Form 10-K for the Year Ended December
                    Morgan                                                      31, 1999

      10.11         Sublease Agreement by and between Jazz Casino               Exhibit 10.13 to JCC Holding Company's Annual
                    Company, L.L.C. and Sullivan Transfer Co.                   Report on Form 10-K for the Year Ended December
                                                                                31, 2000

      10.12         Act of Mortgage and Collateral Assignment by Jazz           Exhibit 10.12 to JCC Holding Company's Amendment
                    Casino Company, L.L.C.                                      No. 1 to Annual Report on Form 10-K/A for the Year
                                                                                Ended December 31, 2000

      10.13         Act of Mortgage and Collateral Assignment by JCC            Exhibit 10.13 to JCC Holding Company's Amendment
                    Canal Development, L.L.C. in favor of The Bank of           No. 1 to Annual Report on Form 10-K/A for the Year
                    New York as Collateral Agent for the present and            Ended December 31, 2000
                    future holders of the secured obligations

      10.14         Act of Mortgage and Collateral Assignment by JCC            Exhibit 10.14 to JCC Holding Company's Amendment
                    Fulton Development, L.L.C. in favor of The Bank of          No. 1 to Annual Report on Form 10-K/A for the Year
                    New York as Collateral Agent for the present and            Ended December 31, 2000
                    future holders of the secured obligations

      10.15         Act of Mortgage and Collateral Assignment by JCC            Exhibit 10.15 to JCC Holding Company's Amendment
                    Development Company in favor of The Bank of New             No. 1 to Annual Report on Form 10-K/A for the Year
                    York as Collateral Agent for the present and                Ended December 31, 2000
                    future holders of the secured obligations

      10.16         Four Year Unconditional Minimum Payment Guaranty            Exhibit 10.16 to JCC Holding Company's Amendment
                    Agreement from Harrah' Entertainment, Inc. and              No. 1 to Annual Report on Form 10-K/A for the Year
                    Harrah's Operating Company, Inc., in favor of the           Ended December 31, 2000
                    State of Louisiana, dated as of March 29, 2001

      10.17         JCC Holding Company 1998 Long-Term Incentive Plan           Exhibit 10.2 to JCC Holding Company's Annual
                                                                                Report on Form 10-K405 for the Year Ended December
                                                                                31, 1998

      21.01         List of subsidiaries of JCC Holding Company                 Exhibit 21.01 to JCC Holding Company's Annual
                                                                                Report on Form 10-K for the Year Ended December
                                                                                31, 2000